EXHIBIT 10.9
*     Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.
EXECUTION COPY

$100,000,000
LOAN AND SECURITY AGREEMENT
Dated as of June 28, 2010
By and Among
CAPELLA HEALTHCARE, INC.,
and
CERTAIN BORROWING SUBSIDIARIES,
as Borrowers,
CERTAIN GUARANTYING SUBSIDIARIES,
as Guarantors,
CERTAIN FINANCIAL INSTITUTIONS,
as Lenders,
BANK OF AMERICA, N.A.,
as Agent and Collateral Agent,
CITIBANK, N.A.,
as Syndication Agent
and
BARCLAYS BANK PLC
and
GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Documentation Agents
BANC OF AMERICA SECURITIES LLC
and
CITIGROUP GLOBAL MARKETS INC.
as Co-Lead Arrangers and Co-Book Managers

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Notice of Borrowing
Exhibit C	Assignment and Acceptance
Exhibit D	Assignment Notice
Exhibit E	Business Associate Addendum
Exhibit F	Borrowing Base Certificate
Exhibit G	Compliance Certificate

Schedule 1.1	Commitments of Lenders
Schedule 1.2	Immaterial Subsidiaries
Schedule 8.5.1	Deposit Accounts
Schedule 8.5.2	Cash Management System
Schedule 8.5.5	Credit Card Arrangements
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

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LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT is dated as of June 28, 2010, among CAPELLA HEALTHCARE, INC., a Delaware corporation (the “Company” and a “Borrower”), CERTAIN BORROWING SUBSIDIARIES SIGNATORY HERETO (each a “Borrower” and together with the Company, collectively, “Borrowers”), CERTAIN GUARANTYING SUBSIDIARIES SIGNATORY HERETO (each a “Subsidiary Guarantor” and collectively, “Subsidiary Guarantors”), THE FINANCIAL INSTITUTIONS PARTY TO THIS AGREEMENT FROM TIME TO TIME as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).
R E C I T A L S:
     Borrowers and Guarantors have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION
     1.1. Definitions. As used herein, the following terms have the meanings set forth below:
     Account: collectively (a) any right to payment of a monetary obligation arising from the provision of merchandise, goods or services and (b) without duplication, any “account” (as that term is defined in the UCC now or hereafter in effect), any accounts receivable, any “heath-care-insurance receivables” (as that term is defined in the UCC now or hereafter in effect), any “payment intangibles” (as that term is defined in the UCC now or hereafter in effect) and all other rights to payment and/or reimbursement of every kind and description, including under governmental entitlement programs or amounts due from any Credit Party to another Credit Party, whether or not earned by performance.
     Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.
     Acquisition: any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the Property or business of any Person, or of any business unit, line of business or division of any Person or Property constituting a business unit, line of business or division of any other Person, (b) acquisition of in excess of 50% of the Equity Interests of any Person or otherwise causing a person to become a subsidiary of the acquiring Person, or (c) merger, consolidation or amalgamation, whereby a Person becomes a subsidiary of the acquiring Person, or any other consolidation with any Person, whereby a Person becomes a subsidiary of the acquiring Person.
     Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
     Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.
     Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

     Allocable Amount: as defined in Section 5.11.3.
     Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.
     Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
     Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the Measurement Period ending as of the most recent Fiscal Quarter end:

		LIBOR Revolver
		Loans and Letter of	Base Rate Revolver
Level	Fixed Charge Coverage Ratio	Credit Fees	Loans
I	> 1.75 to 1:00	3.00%	2.00%
II	> 1.25 to 1:00 but < 1.75 to 1.00	3.25%	2.25%
III	< 1.25 to 1:00	3.50%	2.50%
Until December 31, 2010, margins shall be determined as if Level II were applicable. Thereafter, the margins shall be subject to increase or decrease every three months after receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the most recently ended Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.
     Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
     Approved Private Label Credit Card Program: a private label credit card program that is in form and substance (and for amounts) reasonably satisfactory to Agent.
     Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of a Credit Party or its Subsidiaries, including (a) any issuance of Equity Interests of a Credit Party or its Subsidiaries (other than to a Borrower, Guarantor or the Parent) or (b) a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.
     Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit C.
     Auto-Extension Letter of Credit: as defined in Section 2.3.1(c).
     Availability: the Borrowing Base minus the principal balance of all Revolver Loans.

     Availability Reserve: the sum (without duplication of any other Reserve or items that are otherwise addressed or excluded through eligibility criteria) of (a) the Rent and Charges Reserve; (b) the LC Reserve; (c) the Bank Product Reserve; (d) the aggregate amount of liabilities at any time secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (e) amounts which Agent and Lenders may be required to pay in connection with this Agreement or for which claims may be reasonably expected to be asserted against the Collateral, Agent or Lenders (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (f) the Joint Venture Distribution Reserve.
     Average Facility Usage: as defined in Section 3.2.1.
     Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.
     Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.
     Bank Product: any of the following products, services or facilities extended to any Credit Party or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Credit Party or Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.6.1, the Borrower Agent and applicable Secured Party (other than Agent or an Affiliate of Agent) must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time based upon written notice to Agent by the Secured Party. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause the aggregate Revolver Loans to exceed the Borrowing Base.
     Bank Product Amount: as defined in the definition of Bank Product.
     Bank Product Debt: Debt and other obligations of a Credit Party relating to Bank Products.
     Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its commercially reasonable discretion in respect of Bank Product Debt. The amount of any Bank Product Reserve established by Agent (x) shall have a reasonable relationship to the Bank Product Debt which is the basis for such Reserve as determined by Agent in good faith and (y) shall not be duplicative of other Reserves then in effect. The imposition of any new Bank Product Reserves or change in a Bank Product Reserve after the Closing Date shall not be effective until three (3) Business Days after notice thereof (which may be oral notice, promptly confirmed in writing) to the Borrower Agent (unless a Default or Event of Default has occurred and is continuing, in which case such reserve or change in reserve shall be effective immediately); provided further that during the period from such notice until such new or changed Bank Product Reserve is effective, the aggregate amount of all outstanding Loans and LC Obligations as of the date of the receipt of notice may not be increased to the extent such increase would not be permitted by virtue of the Borrowing Base as adjusted after giving effect to such modification. Upon delivery of a notice described above, the Credit Parties may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such Bank Product Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Agent.
     Bankruptcy Code: Title 11 of the United States Code.

     Base Rate: for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) LIBOR for a one month interest period as determined on such day, plus 1.00%.
     Base Rate Loan: any Loan that bears interest based on the Base Rate.
     Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.
     Blocked Account: any Deposit Account subject to a Blocked Account Agreement.
     Blocked Account Agreement: as defined in Section 8.5.2.
     Board of Governors: the Board of Governors of the Federal Reserve System.
     Borrowed Money: with respect to any Credit Party, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Credit Party, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.
     Borrower Agent: as defined in Section 4.4.
     Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
     Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Commitments, minus the Availability Reserve; or (b) the sum of the sum of (i) 85% of the Value of Eligible Current Accounts and Eligible Credit Card Accounts plus (ii) 50% of the Value of Eligible Older Accounts, minus the Borrowing Base Reserve; provided, however, that the portion of the Borrowing Base attributable to Self-Pay Accounts shall not exceed the least of (i) $15.0 million, (ii) 20% of the Borrowing Base, (iii) the aggregate amount of payments (net of collection fees and expenses) received by Credit Parties with respect to Self-Pay Accounts during the three (3) month period then mostly recently ended or (iv) 85% of Net Self-Pay Accounts. Notwithstanding the exclusion under the proviso in the definition of “Eligible Accounts”, (A) 50% of the Value of Accounts purchased or otherwise acquired by a Credit Party in a Permitted Acquisition (as such Value is reflected on the financial statements of the target of such Permitted Acquisition (or if such statements are not available or not applicable, as reasonably estimated by the Borrower Agent and approved by the Agent)) shall be included on and from the date of the consummation of the Permitted Acquisition in the calculation of the Borrowing Base (including for the purpose of determining Availability for Loans being made hereunder on the date of the consummation of the Permitted Acquisition to pay consideration owed in respect thereof) until the earlier of (1) 90 days following the consummation of the Permitted Acquisition pursuant to which such Accounts were acquired or (2) such time as the Agent has completed a customary due diligence investigation as to such Accounts and such target (which investigation may, at the sole discretion of the Agent, include a Field Exam) with results satisfactory to the Agent, at which time the actual Value and eligibility of such Accounts under the Borrowing Base shall be calculated and implemented accordingly, and (B) 50% of the Value of Accounts to be purchased or otherwise acquired by a Credit Party in a Permitted Acquisition shall be included for the purpose of determining Availability in the calculation of Pro Forma Availability in connection with such Permitted Acquisition; provided, however, that in each case, Accounts that would be excluded from the Borrowing Base on the basis of clauses (a), (f) or (l) of the definition of Eligible Current Accounts (or clause (c) of the definition of

Eligible Credit Card Account) may be excluded from the determination of the Value of such acquired Accounts by Agent and Agent may establish Reserves in its Credit Judgment.
     Borrowing Base Certificate: a certificate, substantially in the form of Exhibit F or otherwise in form and substance satisfactory to Agent, by which Borrower Agent certifies calculation of the Borrowing Base.
     Borrowing Base Reserve: the sum (without duplication of any other Reserve or items that are otherwise addressed or excluded through eligibility criteria, and without duplication of any of the factors taken into account in determining “Value”) of (a) the Rent and Charges Reserve; (b) the LC Reserve; (c) the Bank Product Reserve; (d) the Joint Venture Distribution Reserve; (e) Unapplied Cash Reserve, (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior in priority to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (g) such additional reserves, in such amounts and with respect to such matters, as Agent in its reasonable Credit Judgment may elect to impose from time to time.
     Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.
     Capella Surety: a captive, wholly owned Subsidiary of the Parent established for the purpose of insuring the businesses or facilities owned or operated by the Company or any of its Subsidiaries, including but not limited to health care facilities, any joint venture of the Company or any of its Subsidiaries or any physician or other personnel employed by or on the medical staff of any such business or facility.
     Capital Expenditures: all liabilities incurred, expenditures made or payments due (whether or not made) by a Credit Party or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto that would be classified as capital expenditures in accordance with GAAP, including the principal portion of Capital Leases.
     Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
     Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.
     Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.
     Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products but excluding other contingent indemnification Obligations for which no claim has been asserted), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.
     Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
     Cash Management Services: any services provided from time to time by Bank of America or any of its Affiliates to any Credit Party or Subsidiary in connection with the Cash Management System, operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
     Cash Management System: as defined in Section 8.5.2.
     CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
     CHAMPVA: collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including, without limitation (a) all federal statutes (whether set forth in 38 U.S.C. §1713 or elsewhere) affecting such program to the extent applicable to CHAMPVA and (b) all rules, regulations (including 38 C.F.R. §17.54), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
     CHAMPVA Account: shall mean an Account payable pursuant to CHAMPVA.
     Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     Change of Control: an event or series of events as a result of which:
     (a) Parent ceases to own and control, beneficially and of record, directly or indirectly, (i) all Equity Interests of the Company, (ii) all Equity Interests of the Borrowers other than the Company and (iii) a majority of the Equity Interests of each Permitted Joint Venture Subsidiary, in each case under clauses (ii) and (iii) other than in connection with a Permitted Disposition;
     (b) the Permitted Holders (i) ceases to have voting control of the Parent or (ii) prior to the consummation of an IPO, ceases to own and control, beneficially and of record, directly or indirectly, at least a majority of the Equity Interests of Parent; or
     (c) after the consummation of an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Permitted Holders, shall own or control , directly or indirectly, more than the 40%, on a fully diluted basis, of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent;
     (d) a change occurs in the majority of directors of Parent, unless approved by the then majority of directors;
     (e) all or substantially all of any Borrower’s (other than the Company’s) assets are sold or transferred other than a sale or transfer to another Borrower or in a Permitted Asset Disposition; or
     (f) a change of control occurs under the Senior Notes Indenture.
     Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable and documented attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Credit Party to perform or observe any terms of any Loan Document, in each case including all reasonable and documented out-of-pocket costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto; provided, that (i) prior to any Event of Default, Borrowers’ obligations to reimburse Indemnitees for the fees and expenses of counsel shall be limited to one counsel selected by Agent and to the extent necessary, one special or local counsel in each appropriate jurisdiction unless, in the reasonable opinion of Agent, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest and (ii) during any Event of Default, Borrowers’ obligations to reimburse Indemnitees for the fees and expenses of counsel shall be limited to one counsel for Agent and one counsel for Lenders and to the extent necessary, one special or local counsel in each appropriate jurisdiction unless, in the reasonable opinion of any Lender, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest.
     Closing Date: as defined in Section 6.1.
     Closing Date Debt Repayment: the repayment of the Debt incurred and outstanding pursuant to the Existing First Lien Debt Documents and the Existing Second Lien Debt Documents.
     CMS: the Centers for Medicare & Medicaid Services of the HHS, and any successor thereto.
     Code: the Internal Revenue Code of 1986.
     Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
     Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments.
     Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.
     Company: as defined in the first paragraph of this Agreement.

     Company Subordination Agreement: the Subordination and Intercreditor Agreement dated as of the date hereof executed and delivered by the Company (and acknowledged by the Existing Permitted Joint Ventures) in favor of the Agent and the Secured Parties with respect to the Company Subordinated Debt and Liens securing such Debt.
     Company Subordinated Debt: Debt owing from (i) the Existing Joint Venture Subsidiaries to the Company evidenced by the Joint Venture Notes and (ii) any Permitted Joint Venture Subsidiaries formed or acquired after the Closing Date, which Debt is evidenced by notes in favor of the Company.
     Compliance Certificate: a certificate, substantially in the form of Exhibit G or otherwise in form and substance satisfactory to Agent, by which Borrower Agent certifies compliance with Section 10.3, list all outstanding Bank Products and calculate the applicable Level for the Applicable Margin.
     Concentration Account: as defined in Section 8.5.2.
     Concentration Account Agreement: as defined in Section 8.5.2.
     Confidential Healthcare Information: as defined in Section 10.1.1.
     Consolidated Interest Charges: means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with Borrowed Money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, but excluding any non-cash or deferred interest financing costs), net of any interest income for such period, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP, in each case of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP.
     Consolidated Net Income: for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries excluding (a) extraordinary gains and extraordinary losses for such period and (b) the income of any Person the ability of which to make Distributions is restricted by any Restrictive Agreement, except to the extent of the amount of dividends or other distributions actually paid in cash to a Credit Party by such Person during such period. For purposes of calculating Consolidated Net Income, the cumulative non-cash effect of changes in GAAP shall be excluded.
     Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

     Contract Provider: any Person who provides professional health care services under or pursuant to any contract with the any Credit Party or any Subsidiary.
     Credit Extension: each of (a) a borrowing of a Revolver Loan and (b) the issuance of, extension of the expiry of or increase in the amount of a Letter of Credit.
     Credit Judgment: Agent’s judgment exercised in good faith, (i) to reflect events, conditions, contingencies or risks in each case, arising or becoming known to Agent after the date hereof which, as reasonably determined by Agent in good faith, adversely affect, or could have a reasonable likelihood of adversely affecting, either (a) the Collateral, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (b) the assets or business of any Credit Party or (c) the security interests and liens and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof), (ii) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Credit Party to Agent is or may have been incomplete, inaccurate, misleading or not in accordance with the terms hereof, to the extent thereof, or (iii) in respect of any Default or an Event of Default. The amount of any Reserve established by Agent (x) shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith and (y) shall not be duplicative of other Reserves then in effect. The imposition of any new reserves or change in a reserve after the Closing Date shall not be effective until three (3) Business Days after notice thereof (which may be oral notice, promptly confirmed in writing) to the Borrower Agent (unless a Default or Event of Default has occurred and is continuing or the reserve or change in reserve is the result of a Lien that is senior in priority to Agent’s Lien that has attached to Collateral included in the Borrowing Base, in which case such reserve or change in reserve shall be effective immediately); provided further that during the period from such notice until such new or changed reserve is effective, the aggregate amount of all outstanding Loans and LC Obligations as of the date of the receipt of notice may not be increased to the extent such increase would not be permitted by virtue of the Borrowing Base as adjusted after giving effect to such modification. Upon delivery of a notice described above, the Credit Parties may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Agent.
     Credit Party: each Borrower, each Guarantor and each Credit Support Party.
     Credit Support Party: means each Person that is not a Borrower or Guarantor, but which has granted a lien on its assets to secure the Obligations hereunder, including for the avoidance of doubt, each Permitted Joint Venture Subsidiary.
     CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
     Debt: as applied to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed (provided that in the event such debt is limited in recourse solely to the property subject to such Lien, for purposes of this Agreement the amount of such debt shall not exceed the book value of the property subject to such Lien), (f) all Contingent Obligations of such Person of Debt of others, (g) all obligations under any Capital Leases of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party or guarantor in respect of letters of credit or in respect of letters of guaranty issued by a bank or any other financial institution, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances or any Hedging Agreement, and (j) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interest; provided that, notwithstanding any clause of this definition above, “Debt” shall not include (i) trade payables and expenses owing in the Ordinary Course of Business, and (ii) agreements providing for indemnification, purchase price adjustments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or capital stock. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.
     Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
     Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.
     Defaulting Lender: subject to Section 4.2.3, any Lender that, as reasonably determined by Agent, (a) fails to make any payment or provide funds to Agent or any Borrower as required hereunder, and such failure is not cured within two Business Days, (b) has notified a Borrower, Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by Agent, to confirm in a manner satisfactory to Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
     Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account, other than Excluded Deposit Accounts, for a Credit Party, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations, including the Blocked Account Agreements.
     Disqualified Equity Interest: Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 180 days after the Commitment Termination Date, (b) is convertible into or exchangeable for debt securities, (c) contains any repurchase obligation that may come into effect prior to the Full Payment of the Obligations, (d) requires cash dividend payments (other than taxes) prior to the date that is 180 days after the Commitment Termination Date, (e) provides the holders of such Equity Interest thereof with any rights to receive any cash upon the occurrence of a change of control or sale of assets prior to the date that is 180 days after the date of Fully Payment of the Obligations; provided, however, that (i) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and (ii) any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not a Disqualified Equity Interest, such Equity Interests shall not be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock
     Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution or advance to a holder of Equity Interests in respect of such Equity Interest; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
     Dollars: lawful money of the United States.
     Domestic Subsidiary: any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
     Dominion Trigger Period: the period (a) commencing on the day that (i) an Event of Default occurs and is continuing or (ii) Availability is less than the Dominion Trigger Threshold and (b) continuing until the date that during the previous 45 consecutive days, (i) no Event of Default has existed and (ii) Availability has been greater than the Dominion Trigger Threshold at all times during such period.
     Dominion Trigger Threshold: the greater of (a) 20% of the aggregate Commitments at such time and (b) $15,000,000.
     EBITDA: for any Measurement Period, for the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP, an amount equal to:
     (a) Consolidated Net Income for such period plus
     (b) the following (without duplication) to the extent deducted in calculating such Consolidated Net Income for such period:
     (i) Consolidated Interest Charges;
     (ii) provision for Federal, state, local and foreign income taxes paid or payable by the Company and its Subsidiaries;
     (iii) the amount of depreciation and amortization expense;
     (iv) other extraordinary, unusual or non-recurring expenses or losses of the Company and its Subsidiaries which, in each case, do not represent a cash item in such period or any future period;
     (v) one-time costs, fees, expenses, and charges incurred in connection with Permitted Acquisitions, whether or not fully consummated in an aggregate amount of up to $10,000,000 during such period;
     (vi) losses from discontinued operations to the extent such losses were deducted in computing such Consolidated Net Income in an aggregate amount of up to $5,000,000 during such period;
     (vii) non-controlling interest expense consisting of income of Subsidiaries attributable to minority Equity Interests of third parties in such Subsidiaries, net of Distributions declared or paid on Equity Interests held by third parties;

     (viii) one-time costs, fees, expenses, and charges in an aggregate amount of up to $30,000,000 incurred in connection with the financing transactions (including the issuance of the Senior Notes) contemplated in this Agreement; and
     (ix) without duplication, any non-cash items decreasing Consolidated Net Income;
          minus
     (c) the following to the extent included in calculating such Consolidated Net Income:
(i) all non-cash items increasing Consolidated Net Income for such period,
(ii) gains related to pensions and other post-employment benefits; and
(iii) Federal, state, local and foreign income tax credits for such period.
For the purposes of calculating EBITDA for any Measurement Period, if at any time during such Measurement Period (and after the Closing Date), the Company or any of its Subsidiaries shall have made a Permitted Acquisition, or asset dispositions (other than dispositions in the Ordinary Course of Business), or discontinued a line of business or operations (or the effects thereof shall have occurred or be implemented in such Measurement Period) (the foregoing shall collectively be referred to as a “Material Event”), EBITDA for such Measurement Period shall be calculated after giving pro forma effect to such Material Event and any adjustments arising out of such Material Event, as are directly attributable to such Material Event, factually supportable, based on reasonable, good faith assumptions and calculations provided to Agent and reasonably expected to have a continuing impact (x) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act of 1933 and as interpreted by the staff of the SEC and (y) acceptable to the Agent in its sole reasonable discretion, in each case, as if any such Material Event or adjustment occurred on the first day of such Measurement Period.
     Eligible Accounts: Eligible Current Accounts, Eligible Credit Card Accounts and Eligible Older Accounts, provided, however, that Accounts acquired or originated by a Person acquired in a Permitted Acquisition shall not be Eligible Accounts until such time as the Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Agent, include a Field Exam, and the Agent is reasonably satisfied with the results thereof.
     Eligible Assignee: a Person that is 1.1.2. a Lender, U.S.-based Affiliate of a Lender or Approved Fund (other than a Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender); 1.1.3. any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its Ordinary Course of Business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law (other than any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender); and 1.1.4. during any Event of Default, any Person acceptable to Agent in its discretion. None of the Borrower or any Affiliates of the Borrower or Sponsor shall be Eligible Assignees.

     Eligible Credit Card Accounts: as of any date of determination, Accounts due to a Credit Party (other than a Guarantor) from major credit card and debit card processors (including, but not limited to, VISA, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE and other recognized payment processing services reasonably acceptable to Agent) that arise in the Ordinary Course of Business and which have been earned by performance and that are not excluded as ineligible by virtue of one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Credit Card Accounts:
     (a) Accounts that have been outstanding for more than seven (7) Business Days from the date of charge, or for such longer period(s) as may be approved by the Agent in its reasonable discretion except to the extent the Required Lenders revoke or limit any such longer period;
     (b) Accounts with respect to which a Credit Party is not the owner or otherwise does not have good, valid and marketable title, free and clear of any Lien (other than Liens permitted hereunder pursuant to Sections 10.2.2(a), (c), (d), (e), (k) and (s);
     (c) Accounts as to which the Agent’s Lien attached thereon on behalf of itself and the Lenders, is not a first priority perfected Lien, other than Liens permitted hereunder pursuant to Sections 10.2.2(a) and (c);
     (d) Accounts which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback) or which are not a valid, legally enforceable obligation of the applicable processor with respect thereto;
     (e) Accounts as to which the credit card processor has the right under certain circumstances to require a Credit Party to repurchase the Accounts from such credit card or debit card processor;
     (f) Accounts arising from any private label credit card program of a Credit Party, unless acceptable to Agent in its Credit Judgment;
     (g) Accounts which are evidenced by chattel paper or an instrument of any kind; and
     (h) Accounts due from credit card and debit card processors (other than Visa, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Maestro, Cirrus, PLUS, MAC, STAR, Pulse, as of the date hereof, and other recognized payment processing services reasonably acceptable to Agent) which the Agent in its reasonable Credit Judgment determines to be unlikely to be collected.
     Eligible Current Account: an Account owing to a Credit Party (other than a Guarantor) that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its Credit Judgment, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Current Account if:
     (a) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada;
     (b) (i) such Credit Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than the preparation and delivery of a bill) or (ii) as to which such Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

     (c) any defense, counterclaim, set-off or dispute exists as to such Account (including for overpayments), but only to the extent of such defense, counterclaim, setoff or dispute;
     (d) such Account is not a true and correct statement of bona fide obligation incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor (or, in the event that the Account Debtor is a Third Party Payor, merchandise sold to or services rendered and accepted by the intended beneficiary);
     (e) a bill, reasonably acceptable to the Agent in form and substance or otherwise in the form otherwise required by any Account Debtor, has not been sent to the applicable Account Debtor in respect of such Account within 30 days (or within 60 days with respect to up to $5,000,000 of Accounts) after the earlier of (i) the date the patient as to which such Account relates has been discharged or (ii) the date as of which such Account is first included in the Borrowing Base Certificate or otherwise reported to the Agent as Collateral;
     (f) such Account (i) is not owned by such Credit Party or (ii) is subject to any Lien, other than Liens permitted hereunder pursuant to Sections 10.2.2(a), (c), (d), (e), (k) and (s);
     (g) such Account is the obligation of an Account Debtor that is a director, officer, other employee or Affiliate of any Credit Party (other than Accounts arising from the provision of medical care delivered to such Account Debtor in the Ordinary Course of Business), or to any entity (other than a Third Party Payor) that has any common officer or director with any Credit Party;
     (h) except for Government Accounts that are otherwise Eligible Accounts, such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof unless the Agent, in its sole discretion, has agreed to the contrary in writing and such Credit Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;
     (i) the Account Debtor has supplied goods sold or services to a Credit Party but only to the extent of the potential offset;
     (j) upon the occurrence of any of the following with respect to such Account:
     (1) the Account is not paid within 120 days following the original invoice date;
     (2) the Account Debtor or as applicable the Third Party Payor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;
     (3) any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;
     (k) such Account is the obligation of an Account Debtor from whom 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the criteria set forth in this definition;
     (l) such Account is one as to which the Agent’s Lien thereon, on behalf of itself and the Lenders, is not a first priority perfected Lien, other than Liens permitted hereunder pursuant to Sections 10.2.2(a) and (c);

     (m) any of the representations or warranties in the Credit Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);
     (n) such Account is evidenced by a judgment, Instrument or Chattel Paper (each such term as defined in the UCC) (other than Instruments or Chattel Paper that are held by any Credit Party or that have been delivered to the Agent);
     (o) the Account Debtor has made a partial payment (other than a co-pay); the Account represents a progress billing or retainage; or it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;
     (p) such Account is otherwise unacceptable to the Agent in its Credit Judgment;
     (q) such Account has been redated, extended, compromised, settled or otherwise modified or discounted, except discounts or modifications that are granted by a Credit Party in the Ordinary Course of Business and that are reflected in the calculation of the Borrowing Base;
     (r) such Account exceeds the amount such Credit Party is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement, contractual allowance or other adjustment or limitation to such Person’s usual charges (to the extent of such excess);
     (s) such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit a Credit Party to seek judicial enforcement in such state of payment of such Account, unless such Credit Party has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; or
In calculating delinquent portions of Accounts under clauses (k) or (l) credit balances more than 120 days old will be excluded.
     Eligible Older Account: an Account that would constitute an Eligible Current Account except that such account remains unpaid for more than 120 days after the original invoice date; provided however that no Account shall be an Eligible Older Account if it is unpaid for more than 150 days after the original invoice date.
     Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).
     Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.
     Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

     Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
     Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.
     ERISA: the Employee Retirement Income Security Act of 1974.
     ERISA Affiliate: any trade or business (whether or not incorporated) under common control with a Credit Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Credit Party or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any Credit Party or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or ERISA Affiliate.
     Event of Default: as defined in Section 11.
     Excluded Capital Expenditures: Capital Expenditures (a) financed directly with proceeds of a substantially contemporaneous issuance of Equity Interests by the Parent (other than to a Credit Party or Subsidiary), (b) financed with Borrowed Money permitted hereunder other than Revolver Loans, or (c) made with (i) Net Proceeds from any Permitted Asset Disposition described in clauses (b), (j), (k) and (s) of the definition thereof or (ii) proceeds of insurance arising from any casualty or other insured damage or from condemnation or similar awards with respect to any property or asset.
     Excluded Deposit Account: any Deposit Account (a) used exclusively for payroll, payroll taxes, employee benefits (including deferred compensation plans approved by the Board of Directors of the Parent) or similar operational disbursements, (b) maintained in the Ordinary Course of Business containing not more than $100,000 at any time (and not more than $500,000 in the aggregate at any time for all such Excluded Deposit Accounts arising under this clause (b)), (c) constituting an Excluded Facility Deposit Account or (d) containing only equity proceeds from the Sponsor solely for Capital Expenditures.
     Excluded Facility Deposit Account: the Recourse Account and each Deposit Account maintained in the Ordinary Course of Business of the Borrowers containing not more than $7,000,000 in the aggregate at any time for all such Deposit Accounts and subject to the sweep requirements of Section 8.5.2(g).
     Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Borrower is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.10; and (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required to be imposed on amounts payable to such Foreign Lender pursuant to laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), or (ii) attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 5.9.
     Existing First Lien Debt Documents: the Second Amended and Restated First Lien Credit Agreement and related loan documents dated as of February 29, 2008 by and among Capella Healthcare, Inc. as borrower, Capella Holdings, Inc., as holdings, Citicorp North America, Inc. as agent and the other lenders and issuers party thereto.
     Existing Joint Venture Subsidiaries: collectively, Columbia Capital Medical Center Limited Partnership, a Washington limited partnership, Hot Springs National Park Hospital Holdings, LLC, a Delaware limited liability company, White County Community Hospital, LLC, a Delaware limited liability company, White County Physician Services, LLC, a Tennessee limited liability company, National Park Real Property, LLC, a Delaware limited liability company and Capital Medical Center Physicians, LLC, a Delaware limited liability company.
     Existing Letters of Credit: that certain Letter of Credit issued February 29, 2007 with a face value of $725,000 (L/C Reference Number 61661166) and that certain Letter of Credit issued November 30, 2005 with a face value of $4,045,000 (L/C Reference Number 61646291), each issued by Citibank, N.A.
     Existing Second Lien Debt Documents: the Second Amended and Restated Second Lien Credit Agreement and related loan documents dated as of February 29, 2008 by and among Capella Healthcare, Inc. as borrowers, Capella Holdings, Inc., as holdings, Citicorp North America, Inc. as agent and the other lenders and issuers party thereto.
     Extraordinary Expenses: all costs, expenses or advances that Agent may incur in connection with the Loan Documents and the transactions contemplated thereby during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Credit Party, including those relating to (a) any audit, inspection, repossession, storage, appraisal, insurance, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Credit Party, any representative of creditors of a Credit Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims (excluding any Claim that is determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Agent); (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees (subject to the limitations set forth in clause (ii) of the definition of “Claims” herein), appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, wages and salaries or fees paid to independent contractors in liquidating any Collateral, and travel expenses.
     FASB ASC: the Accounting Standards Codification of the Financial Accounting Standards Board. “Federal health care offense” has the same meaning as the definition at subsection (a) of 18 U.S.C. § 24, and any statutes succeeding thereto.
     Federal health care program: as defined in subsection (f) of 42 U.S.C. § 1320a-7b, and any statutes succeeding thereto.
     Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.
     Fee Letter: the fee letter agreement between Agent and the Company.
     Field Exam: any visit and inspection of the properties, assets and records of any Credit Party during the term of this Agreement, which shall include access to such properties, assets and records sufficient to permit the Agent or its representatives to examine, audit and make extracts from any Credit Party’s books and records, make examinations and audits of any Credit Party’s other financial matters and Collateral as Agent deems appropriate in its Credit Judgment, and discussions with its officers, employees, agents and advisors regarding such Credit Party’s business, financial condition, assets, prospects and results of operations.
     Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.
     Fiscal Year: the fiscal year of Parent and Subsidiaries for accounting and tax purposes, ending on December 31st of each year.
     Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for the Company and Subsidiaries for the most recent four Fiscal Quarters, of (a) EBITDA minus Capital Expenditures (other than Excluded Capital Expenditures) and cash taxes paid, to (b) Fixed Charges.
     Fixed Charge Trigger Period: the period (a) commencing on the day that Availability is less than the Fixed Charge Trigger Threshold and (b) continuing until the date that during the previous 45 consecutive days, Availability has been greater than the Fixed Charge Trigger Threshold at all times during such period, provided that the Parent shall have the right to make a cash equity contribution to the Borrowers (the “Cure Right”) within 10 days of the first date that Availability is less than the Fixed Charge Trigger Threshold (the “Fixed Charge Trigger Date”), in an amount that would be sufficient to increase Availability to an amount greater than the Fixed Charge Trigger Threshold as of the Fixed Charge Trigger Date, and upon receipt by the Agent within such 10 day period of such cash amount (the “Cure Amount”) pursuant to the exercise by Parent of such Cure Right, such Fixed Charge Trigger Period shall be deemed not to have occurred; provided, that (i) no Credit Extensions shall have been requested by Borrower Agent during the period from the Fixed Charge Trigger Date to the date the Cure Amount is received, (ii) the Cure Right may only be exercised up to two (2) times in any Fiscal Year and (iii) to the extent that on the date the Cure Amount is received by Agent, the Availability on such date is less than the Availability on the Fixed Charge Trigger Date (as a result of deemed Borrowings, interest or other amounts becoming due, changes in the Borrowing Base, or otherwise), the Cure Amount shall be in an amount sufficient to increase Availability as of the date the Cure Amount is received by Agent to an amount greater than the Fixed Charge Trigger Threshold as of such date.
     Fixed Charge Trigger Threshold: the greater of (a) 20% of the aggregate Commitments at such time and (b) $15,000,000.
     Fixed Charges: the sum of (a) Consolidated Interest Charges paid or required to be paid in cash (other than payment-in-kind), (b) mandatory and voluntary principal payments made on Borrowed Money (other than the Closing Date Debt Repayment), and (c) all Distributions made in cash (other than cash Distributions by Subsidiaries that are not wholly-owned to holders of Equity Interests therein who are not Credit Parties).
     FLSA: the Fair Labor Standards Act of 1938.
     Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.
     Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Credit Party or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Credit Party or Subsidiary.
     Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would, in the good faith judgment of Borrower Agent, result in material tax liability to the Credit Parties.
     Fronting Exposure: at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata share of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and (b) with respect to Agent’s provision of Swingline Loans, such Defaulting Lender’s Pro Rata share of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
     Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b)or if such Obligations are Bank Product Debt, LC Obligations or any other Obligations contingent in nature (except such other contingent indemnification Obligations for which no claim has been asserted), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
     GAAP: generally accepted accounting principles in effect in the United States from time to time.
     Government Accounts: collectively, any and all Accounts which are (a) Medicare Accounts, (b) Medicaid Accounts, (c) TRICARE Accounts, (d) CHAMPVA Accounts or (e) any other Account payable by a Governmental Authority acceptable to the Agent in its Credit Judgment.
     Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
     Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.
     Government Receivables Bank: as defined in Section 8.5.2.
     Government Receivables Deposit Account: as defined in Section 8.5.2.
     Government Receivables Deposit Account Agreement: as defined in Section 8.5.2.
     Guarantor Payment: as defined in Section 5.11.3.
     Guarantors: the Subsidiary Guarantors and each other Person who guarantees payment or performance of any Obligations from time to time.
     Guaranty: each guaranty agreement, including the guaranties set forth in Section 15, executed by a Guarantor in favor of Agent.
     Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.
     HHS: the United States Department of Health and Human Services, and any successor thereto.
     Hindsight Analysis: (a) the Borrower Agent’s analysis, performed as the last day of each month for the 12 months ended the prior month end, of write-offs and collectability on Self-Pay Accounts for such period, as more detailed in the FTI Consulting, Inc. Report to the Agent dated as of March 26, 2010; or (b) after the Closing Date, any changed, modified or alternate analysis implemented or utilized by Borrower Agent to derive, on a monthly basis, the information set forth in clause (a) above, to the extent that such changed, modified or alternate method and analysis is reasonably satisfactory to the Company’s certified public accountants.
     Hindsight Collection Rate: the percent, determined as of each month end after the Closing Date for the 12 months ended the prior month end, of collections on Self-Pay Accounts during such period, net of allowances and write-offs, as determined (i) through the Hindsight Analysis corresponding to such month end, or (ii) in a manner reasonably satisfactory to the Agent.
     HIPAA: the Health Insurance Portability and Accountability Act of 1996, as amended, which includes the privacy standards adopted by HHS as they may be amended from time to time, 45 C.F.R. parts 160 and 164, subparts A and E, the security standards adopted by HHS as they may be amended from time to time, 45 C.F.R. parts 160, 162 and 164, subpart C, and the privacy provisions of the Health Information Technology for Economic and Clinical Health Act and its implementing regulations.
     Immaterial Credit Party: any Credit Party other than the Company that (a) if designated, could be included in the group of Subsidiaries designated as “Immaterial Subsidiaries” in the definition thereof, but for the fact that such Credit Party owns assets included in the Borrowing Base, (b) is immaterial to the Credit Parties taken as a whole and (c) does not own any assets with an aggregate value in excess of $3,000,000 included in the Borrowing Base.
     Immaterial Subsidiary: each Subsidiary of the Company that has been designated by the Borrower Agent in writing to the Agent as an “Designated Immaterial Subsidiary” for purposes of this Agreement and the other Loan Documents, provided that at no time shall (a) the total assets of all Immaterial Subsidiaries as of the end of the most recent Fiscal Quarter for which Financial Statements have been delivered hereunder, equal or exceed three percent (3.0%) of the consolidated total assets of the Company and its Subsidiaries, or (b) any Immaterial Subsidiary own any assets included in the Borrowing Base, or (c) the gross revenues of all Immaterial Subsidiaries (including any Immaterial Subsidiaries dissolved, liquidated or otherwise disposed of during any Measurement Period) for any Measurement Period equal or exceed three percent (3.0%) of the consolidated gross revenues of the Company and its Subsidiaries for such Measurement Period, in each case as determined in accordance with GAAP. As of the Closing Date, the Subsidiaries specified on Schedule 1.2 hereto are the only Subsidiaries designated by the Borrower Agent as Immaterial Subsidiaries for purposes of this Agreement and the other Loan Documents.
     Indemnified Taxes: Taxes other than Excluded Taxes.
     Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
     Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
     Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
     Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Credit Party’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
     Interest Period: as defined in Section 3.1.3.
     Interest Rate Contract: any interest rate swap, collar or cap agreement, or other agreement or arrangement by any Credit Party or Subsidiary with a Lender that is designed to protect against fluctuations in interest rates.
     Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Credit Party’s business (but excluding Equipment).
     Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any loan, advance or capital contribution to or other investment in a Person. Notwithstanding anything to the contrary herein, prepaid expenses, extension of trade credit recorded as accounts receivable and other similar items created, in each case, in the Ordinary Course of Business are not Investments.
     IPO: the issuance by Parent of its common stock in an underwritten primary public offering pursuant to an effective registration statement (other Form S-8) filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1933.
     IRS: the United States Internal Revenue Service.

     Issuing Bank: (i) Bank of America or an Affiliate of Bank of America and (ii) with respect to the Existing Letters of Credit, Citibank, N.A.
     Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.
     Joint Venture Distribution Reserve: on any date of determination, the cumulative aggregate amounts reported monthly by Borrower Agent as the amount of Distributions to be made (but not yet made) to non-Credit Party holders of Equity Interests in Joint Venture Subsidiaries, as of such date.
     Joint Venture Notes: (i) that certain Amended and Restated Demand Promissory Note dated October 1, 2008 from Columbia Capital Medical Center Limited Partnership in favor of the Company in the stated principal amount of $10,000,000, (ii) that certain Amended and Restated Promissory Note dated October 1, 2008 from Columbia Capital Medical Center Limited Partnership in favor of the Company in the stated principal amount of $42,131,605, (iii) that certain Demand Promissory Note dated August 31, 2009 from White County Community Hospital, LLC in favor of the Company in the stated principal amount of $10,000,000, and (iv) that certain Promissory Note dated August 31, 2008 from White County Community Hospital, LLC in favor of the Company in the stated principal amount of $4,480,000.
     Joint Venture Subsidiary Security Documents: (i) the security agreement dated as of the date hereof, executed and delivered by the Permitted Joint Venture Subsidiaries in favor of the Agent for the benefit of the Secured Parties (whether executed by the Existing Joint Venture Subsidiaries on the date hereof or by joinder agreements with respect to Permitted Joint Venture Subsidiaries formed or acquired after the date hereof) and all other documents, instruments and agreements now or hereafter executed or delivered in connection therewith or with any such joinder agreement and (ii) any security agreement executed by Joint Venture Subsidiaries formed or acquired after the date hereof in favor of the Agent for the benefit of the Secured Parties and all other documents, instruments and agreements now or hereafter executed or delivered in connection therewith.
     LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.
     LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, the aggregate Revolver Loans do not exceed the Borrowing Base and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance (or automatic renewal, in the case of an Auto-Extension Letter of Credit), in the case of standby Letters of Credit, (ii) no more than 180 days from issuance, in the case of documentary Letters of Credit, and (iii) except as agreed by Agent and the Issuing Bank, at least 10 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Issuing Bank in its reasonable discretion.
     LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrower Agent or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.
     LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

     LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.
     LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Default or Event of Default exists, those constituting fees relating to Letters of Credit and charges owing to the Issuing Bank.
     Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.
     Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.
     Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.
     Letter of Credit: (i) any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower or (ii) any Existing Letter of Credit.
     Letter of Credit Subline: $80,000,000.
     LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be (i) the foregoing rate divided by (ii) 1 minus the Reserve Percentage.
     LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.
     LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.
     License: any license or agreement under which a Credit Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
     Licensor: any Person from whom a Credit Party obtains the right to use any Intellectual Property.
     Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of- way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.
     Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which, for any material Collateral located on premises not owned by a Credit Party, the lessor, mortgagee or owner (as applicable) waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to collect on the Collateral.
     Loan: a Revolver Loan.
     Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.
     Loan Documents: this Agreement, Other Agreements and Security Documents.
     Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.
     Management Agreement: the Professional Services Agreement, dated as of May 4, 2005, between GTCR Golder Rauner II, L.L.C. and the Company, as amended and in effect on the date hereof.
     Management Fees: the following fees and expenses payable by the Company to GTCR Golder Rauner II, L.L.C. pursuant to, and subject to the terms and conditions of, the Management Agreement: (a) a management fee in an amount not to exceed $500,000 in each Fiscal Year, (b) one-time fees, each payable on the date of the consummation of certain equity and debt financings described in the Management Agreement in an amount not to exceed 1% of the gross amount (or, in the case of revolving facilities, the maximum committed amount) of such equity and debt financings received by (or made available to) the Credit Parties and (c) indemnities and reimbursement of reasonable out-of-pocket fees and expenses, in each case pursuant to and in accordance with the terms and conditions of the Management Agreement.
     Margin Stock: as defined in Regulation U of the Board of Governors.
     Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, assets, liabilities (actual or contingent) Properties, or financial condition of the Credit Parties taken as a whole, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) materially impairs the ability of the Company, or the Credit Parties taken as a whole, to perform any obligations under this Agreement, the Security Documents, the Notes, the Fee Letter, the Subordination Agreements or any other material Loan Document, including repayment of any Obligations; or (c) a material impairment of the rights and remedies of Agent or any Lender under this Agreement, the Security Documents, the Notes, the Fee Letter, the Subordination Agreements or any other material Loan Document.
     Material Contract: any agreement or arrangement to which a Credit Party or Subsidiary is party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (b) that relates to Company Subordinated Debt or other Debt in an aggregate amount of $7,500,000 or more.
     Material Event: has the meaning given to such term in the definition of “EBITDA”.
     Measurement Period: at any date of determination, the most recently completed four (4) consecutive Fiscal Quarters of the Company and its Subsidiaries.
     Medicaid: collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

     Medicaid Account: an Account payable pursuant to an agreement entered into between a state agency or other entity administering Medicaid in such state and a healthcare facility or physician under which the healthcare facility or physician agrees to provide services or supplies for Medicaid patients.
     Medicaid Certification: certification by CMS or a state agency or entity under contract with CMS that health care operations are in compliance with all the conditions of participation set forth in the Medicaid Regulations.
     Medicaid Provider Agreement: an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care operation under which the health care operation agrees to provide services for Medicaid beneficiaries in accordance with the terms of the agreement and Medicaid Regulations.
     Medicaid Regulations: collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (ii) above, in each case as may be amended, supplemented or otherwise modified from time to time.
     Medicare: collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
     Medicare Account: an Account payable pursuant to an agreement entered into between a state agency or other entity administering Medicare in such state and a healthcare facility or physician under which the healthcare facility or physician agrees to provide services or supplies for Medicare patients.
     Medicare Certification: certification by CMS or a state agency or entity under contract with CMS that the health care operation is in compliance with all the conditions of participation set forth in the Medicare Regulations.
     Medicare Provider Agreement: an agreement entered into between a state agency or other such entity administering the Medicare program and a health care operation under which the health care operation agrees to provide services for Medicare beneficiaries in accordance with the terms of the agreement and Medicare Regulations.
     Medicare Regulations: collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including without limitation, HHS, CMS, the Office of the Inspector General for HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

     Moody’s: Moody’s Investors Service, Inc., and its successors.
     Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     Multiple Employer Plan: a Plan which has two or more contributing sponsors (including a Credit Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
     Net Self-Pay Accounts: at any date of determination, the lesser of (i) the then outstanding aggregate amount of Self-Pay Accounts that are Eligible Accounts (other than Eligible Credit Card Accounts), multiplied by the Hindsight Collection Rate as of the most recent month end for which a Hindsight Analysis has been delivered to Agent, or (ii) the then outstanding aggregate amount of Self-Pay Accounts that are Eligible Accounts (other than Eligible Credit Card Accounts) less the amounts of allowances or reserves established or maintained by the Borrowers and Joint Venture Subsidiaries (in connection with a Hindsight Analysis or otherwise) with respect to such outstanding Self-Pay Accounts.
     Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Credit Party or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien (senior to Agent’s Liens, in the case of Collateral sold); (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
     Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.
     Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, substantially in the form of Exhibit B or otherwise in form satisfactory to Agent.
     Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.
     Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Borrowers with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Credit Parties under Loan Documents, (d) obligations of Credit Parties under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Credit Parties pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
     Operating Agreement: (a) Amended and Restated Operating Agreement of White County Community Hospital, LLC dated as of August 31, 2009, among Sparta Hospital Corporation and the other members party thereto from time to time; as in effect on the date hereof, (b) Fourth Amended and Restated Agreement of Limited Partnership of Columbia Capital Medical Center Limited Partnership dated as of January 12, 2007, among Columbia Olympia Management, Inc., Capital Medical Center Partner, LLC, WPC Holdco, LLC, Capital Medical Center Holdings, LLC and the other limited partners party thereto from time to time, as in effect on the date hereof; and (c) Amended and Restated Limited Liability Company Agreement of Hot Springs National Park Hospital Holdings, LLC dated as of May 1, 2006, among NPMC Holdings, LLC (f/k/a Tennyson Holdings, Inc.) and the other members party thereto from time to time, as in effect on the date hereof; and (d) each operating agreement, limited liability agreement, partnership agreement or bylaws of any Permitted Joint Venture Subsidiary, as in effect on the effective date thereof or otherwise amended, restated, supplemented or modified as permitted by the terms hereof.
     Ordinary Course of Business: the ordinary course of business of Parent, any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.
     Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
     OSHA: the Occupational Safety and Hazard Act of 1970.
     Other Agreement: each Note; LC Document; Fee Letter; Lien Waiver; Subordination Agreements; Borrowing Base Certificate, Compliance Certificate, or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by a Credit Party or other Person to Agent or a Lender in connection with any transactions relating hereto.
     Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     Parent: Capella Holdings, Inc., a Delaware corporation.
     Participant: as defined in Section 13.2.
     Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
     Payment Item: each check, draft or other item of payment payable to a Credit Party, including those constituting proceeds of any Collateral.
     PBGC: the Pension Benefit Guaranty Corporation.
     Pension Act: the Pension Protection Act of 2006.
     Pension Funding Rules: the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
     Pension Plan: any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Credit Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

     Permitted Acquisitions: each Acquisition with respect to which:
          (a) the Credit Parties and their Subsidiaries and any such newly created or acquired Subsidiary shall comply with the requirements of Section 7.3.3;
          (b) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be a Permitted Business;
          (c) such Acquisition shall be approved by the board of directors of the Person (or (i) if such Person is not a corporation, a similar or appropriate governing body or Person or (ii) with respect to a Person which is an agency or instrumentality of a Governmental Authority, the Board of Directors, governing body or representative of such Governmental Authority) which is the subject of such Acquisition and such Person does not otherwise oppose such Acquisition;
          (d) (i) giving effect to any such Acquisition and payment of all consideration in connection therewith (including a reasonable estimation of any purchase price adjustment, earn-out provision, payments in respect of non-competition or consulting agreements or deferred compensation agreements), the Pro Forma Fixed Charge Coverage Ratio shall be at least 1.10 to 1.00 as of the most recently ended Measurement Period for which the Financial Statements and Compliance Certificate required by Section 10.1.2(b) and (c) shall have been delivered (or were required to have been delivered) to Agent, (ii) Pro Forma Availability shall be at least the greater of (A) 25% of the aggregate Commitments and (B) $20,000,000 for each day during the 30 day period prior to such Acquisition, and (iii) Availability shall be at least the greater of (A) 25% of the aggregate Commitments and (B) $20,000,000 immediately after giving effect to such Acquisition;
          (e) immediately before and immediately after giving effect to any such Acquisition, no Default or Event of Default shall have occurred and be continuing; and
          (f) the Company shall have delivered to the Agent at least five (5) Business Days prior to the date on which any such Acquisition is to be consummated or such shorter time as Agent may allow, a certificate of a Senior Officer of the Borrower Agent, in form and substance reasonably satisfactory to the Agent, (i) certifying that all of the requirements set forth above will be satisfied on or prior to the consummation of such purchase or other acquisition and (ii) a reasonably detailed calculation of item (d) above (and such certificate shall be updated as necessary to make it accurate as of the date the purchase or other acquisition is consummated).
     Permitted Asset Disposition: an Asset Disposition that is
          (g) a sale or lease of Inventory in the Ordinary Course of Business;
          (h) a disposition of Inventory or Equipment that is obsolete, worn out, replaced, is no longer used or useful, unmerchantable, or unsaleable, in each case, in the Ordinary Course of Business;
          (i) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business and could not reasonably be expected to have a Material Adverse Effect;
          (j) (i) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business that do not materially interfere with the business of the Credit Parties or any rights of Agent hereunder or (ii) assignments, transfers, or exclusive licenses of Intellectual Property between or among any Credit Parties;

          (k) leases, subleases, licenses of or other similar agreements with respect to Real Estate and assignments, licenses and sublicenses of Intellectual Property, each in the Ordinary Course of Business which do not materially interfere with the business of the Credit Parties;
          (l) Cash and Cash Equivalents paid by a Credit Party or any Subsidiary as consideration for an Investment that is a Permitted Investment or otherwise liquidated, sold or disposed of in the Ordinary Course of Business;
          (m) an Upstream Payment;
          (n) Asset Dispositions (other than Accounts) (i) among the Credit Parties, (ii) among Credit Support Parties, (iii) among Subsidiaries that are not Credit Parties, (iii) by a Subsidiary that is not a Credit Party to a Credit Party and (iv) Asset Dispositions that constitute Permitted Non-Credit Party Transactions so long as no Default or Event of Default exists or would arise therefrom;
          (o) dispositions of Accounts (i) among Borrowers, (ii) among Credit Support Parties and (iii) by a Subsidiary that is not a Credit Party to a Credit Party;
          (p) dispositions of Real Estate of any Credit Party or any Subsidiary, including sale-leaseback transactions involving any Real Estate, on market terms in arm’s-length transactions, for fair value;
          (q) (i) the sale or issuance of any Equity Interests of the Parent (other than Disqualified Stock) and (ii) as long as no Event of Default exists or would arise therefrom, the sale or issuance of any Equity Interest in a Borrower, Guarantor or Subsidiary (x) to convert such Borrower, Guarantor, or Subsidiary to a Permitted Joint Venture Subsidiary or (y) to increase the number or percentage of Equity Interests held by, or to bring in a new, Qualified Investor with respect to a Permitted Subsidiary Joint Venture, in each case, to the extent permitted hereunder;
          (r) dispositions or abandonment of Intellectual Property that is no longer material and useful to the business of the Loan Parties;
          (s) transactions permitted under Section 10.2 to the extent constituting an Asset Disposition;
          (t) the sale for cash in the Ordinary Course of Business to any collection agency of Accounts that have not been paid for more than 180 days after the billing date (or are otherwise not Eligible Accounts) and which Accounts are not included as Eligible Accounts in the most recent Borrowing Base Certificate delivered to Agent;
          (u) the cancellation of Debt owing from any Credit Party or Subsidiary, other than a Permitted Joint Venture Subsidiary, in the Ordinary Course of Business;
          (v) a disposition by merger or dissolution in compliance with Section 10.2.9 hereof;
          (w) a disposition, liquidation or dissolution of any Immaterial Credit Party or Subsidiary that is not a Credit Party if (i) in the Company’s reasonable judgment, such disposition, liquidation or dissolution will not have a materially adverse impact on the financial condition or operations of the Credit Parties taken as a whole, (ii) such disposition, liquidation or dissolution will not cause the aggregate Revolver Loans to exceed the Borrowing Base, (iii) no Default or Event of Default exists or would result therefrom, (iv) prior written notice is given by Borrower Agent to Agent and (v) the aggregate of Borrowing Base assets owned by Immaterial Credit Parties disposed of in any Fiscal Year under this clause (q) does not exceed 5% of the Commitments unless otherwise approved by the Agent;

          (x) a disposition constituting a Permitted Asset Swap; and
          (y) as long as no Default or Event of Default exists or would arise therefrom, other dispositions of assets (other than Accounts and Inventory) by the Credit Parties for not less than the fair market value thereof; provided that the aggregate consideration for all assets disposed of in reliance upon this clause (s) shall not exceed $20,000,000 in any Fiscal Year and at least 50% of such aggregate consideration shall be payable in cash); provided, that no such disposition shall be made to a Subsidiary that is not a Credit Party or to a Permitted Minority Joint Venture unless such disposition shall constitute a Permitted Non-Credit Party Transaction.
     Permitted Asset Swap. means sales, transfers or other dispositions of assets, including all of the outstanding Equity Interests of a Credit Party, for consideration at least equal to the fair market value of the assets sold or disposed of, but only if (a) consummated in connection with a Permitted Acquisition and (b) the consideration received consists of Equity Interests of a Person that becomes a Credit Party engaged in the Permitted Business, or property or assets received by a Credit Party (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in the Permitted Business existing on the date of such sale or other disposition.
     Permitted Business: means the lines of business conducted by the Credit Parties and their Subsidiaries on the date hereof and the business reasonably related, incidental, similar or ancillary thereto, or a reasonable extension, development or expansion thereof, including the ownership, operation and/or management of a hospital or other facility or business related to the health care industry or the provision of health care services in connection with the ownership, operation and/or management of a hospital or ancillary to the provision of health care services or information for the investment in or management, lease or operation of a hospital or outpatient clinic and any captive insurance company.
     Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) other Contingent Obligations in an aggregate amount of $20,000,000 or less at any time.
     Permitted Distributions: Distributions consisting of the following:
          (z) Upstream Payments;
          (aa) Distributions by any Subsidiary of a Credit Party to any Credit Party and Distributions by any Subsidiary of any Permitted Joint Venture Subsidiary to any Credit Party;
          (bb) Distribution by a Permitted Joint Venture Subsidiary to the third party holders of the Equity Interests thereof on a pro rata basis in the Ordinary Course of Business in amounts and on terms and frequency to the extent required or, provided no Default or Event of Default exists at the time of such Distribution or would be caused thereby, permitted under the Organic Documents or Operating Agreements relating thereto.
          (cc) dividend payments or other Distributions payable solely in the common stock or other comparable voting Equity Interest of the Parent;

          (dd) purchases, redemptions or other acquisition or retirement for value of Equity Interest of the Parent or any of its Subsidiaries held by any current or former director, officer, employee, consultant or advisor of the Parent or any Subsidiary, or their estates, spouses, former spouses, or the beneficiaries of such estates, in an amount not to exceed $10,000,000 in any Fiscal Year and in an aggregate amount not to exceed $30,000,000 for all such Distributions during the term of this Agreement;
          (ee) Distributions in an aggregate amount of up to $5,000,000 for any purpose; provided no Default or Event of Default exists at the time of any such Distribution or would be caused thereby;
          (ff) other Distributions if, at least ten (10) Business Days prior to such Distribution, the Borrower Agent has delivered a certificate to Agent demonstrating that (i) after giving effect thereto the Pro Forma Fixed Charge Coverage Ratio as of the most recently ended Measurement Period for which the Financial Statements and Compliance Certificate required by Section 10.1.2(b) and (c) shall have been delivered to Agent (or required to have been delivered) shall be at least 1.10 to 1.00, (ii) Pro Forma Availability shall exceed the greater of (A) $25,000,000 and (B) 30% of the aggregate Commitments for each day during the 30 day period prior to such Distribution, (iii) Availability immediately after making such Distribution shall exceed the greater of (A) $25,000,000 and (b) 30% of the aggregate Commitments and (iv) no Default or Event of Default exists before or immediately after giving effect to such Distributions; and
          (gg) Distributions to the Parent consisting of amounts necessary to permit the Parent to (i) pay its proportionate share of reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the Ordinary Course of Business and to board of director observers), and franchise fees or similar taxes and fees required to maintain its corporate existence; (ii) pay Federal, state and local income taxes (other than tax obligations of Foreign Subsidiaries) attributable to the Credit Parties; (iii) pay working capital adjustments due in connection with any Permitted Acquisition; (iv) pay director fees and expenses, administrative expenses, premiums of director and officer insurance; (v) pay other ordinary operating expenses of Parent in an amount not to exceed $500,000 in a fiscal year; (vi) distributions to Sponsor consisting of the return of equity proceeds provided by the Sponsor for Capital Expenditures but not used within 30 days of receipt, provided such equity proceeds were at all times maintained in an Excluded Deposit Account and not used to repay any Obligations or any other purpose; and (vii) make the Permitted Distributions described in clauses (e), (f) or (g) above.
     Permitted Holders: at any time, each of (i) the Sponsor (not including, however, any portfolio companies of the Sponsor) and (ii) the directors, executive officers and other management personnel of the Parent and the Company, as the case may be, on the date hereof.
     Permitted Investment: an Investment consisting of any the following:
          (hh) Investments to the extent existing on the Closing Date and set forth on Schedule 10.2.5 and any modification, renewal or extension thereof (but not any increase in the principal amount thereof);
          (ii) Cash and Cash Equivalents that are subject to Agent’s Lien and control pursuant to documentation in form and substance satisfactory to Agent (other than Cash and Cash Equivalents in the Excluded Deposit Accounts that are not required to be subject to Agent’s control);
          (jj) so long as no Event of Default exists or would arise therefrom and to the extent constituting Permitted Non-Credit Party Transactions, (i) Investments in Permitted Minority Joint Ventures and (ii) Investments by any Credit Party in Subsidiaries that are not Credit Parties;

          (kk) Investments (i) of any Credit Party in any other Credit Party (provided that if such Investment is made by a Borrower or Guarantor in any Permitted Joint Venture Subsidiary to repurchase Equity Interests from a Qualified Investor, such Investment is subject to clause (q) or (r) below and, if made in the form of a secured loan, such Investment shall be or become subject to the Company Subordination Agreement or other subordination and intercreditor agreement substantially similar thereto and reasonably acceptable to the Agent ), (ii) among Subsidiaries that are not Credit Parties and (iii) of any Subsidiary that is not a Credit Party in any Credit Party;
          (ll) Permitted Acquisitions (and earnest money deposits made in connection with any letter of intent or purchase agreement entered into in connection with any Permitted Acquisition), Capital Expenditures and Permitted Contingent Obligations;
          (mm) Investments consisting of securities received in connection with the satisfaction or enforcement of debt or claims due and owing to a Credit Party or a Subsidiary or as security for such debt or claim or received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the Ordinary Course of Business;
          (nn) Investments in the form of Hedging Agreements permitted by Section 10.2.15;
          (oo) guaranties constituting Permitted Debt;
          (pp) to the extent constituting Investments, the transactions permitted under Section 10.2.1, 10.2.2, 10.2.4, 10.2.5, 10.2.6, 10.2.7, 10.2.8, 10.2.9, 10.2.10 and 10.2.17;
          (qq) deposits with financial institutions permitted hereunder;
          (rr) Investments by any Credit Party or Subsidiary in payment intangibles, chattel paper (each defined in the UCC) and Accounts, notes receivable, prepaid accounts and similar items arising or acquired in the Ordinary Course of Business;
          (ss) Investments received in settlement of amounts due (other than with respect to Eligible Accounts) to Parent or any Credit Party effected in the Ordinary Course of Business;
          (tt) Investments in promissory notes received from the purchaser in a Permitted Asset Disposition described in clause (s) of the definition thereof;
          (uu) loans or advances to employees of any Credit Party or Subsidiary in the ordinary course of business as presently conducted other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the aggregate principal amount of all loans and advances permitted pursuant to this clause (o) shall not exceed $3,000,000 at any time;
          (vv) loans and advances to any existing director, officer or employee of any Credit Party or Subsidiary (other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act) the proceeds of which shall be used for the sole purpose of acquisition by such director, officer or employee of any of the Equity Interests or equivalents of Parent; provided, however, that the aggregate principal amount of all loans and advances permitted pursuant to this clause (o) shall not exceed $7,500,000 at any time;
          (ww) Investments, loans and advances by any Credit Party or Subsidiary to Capella Surety, when no Default or Event of Default exists or would result thereby, in an aggregate principal amount of up to $10,000,000 in any Fiscal Year to fund (i) the capital required under the applicable laws or regulations of the jurisdiction in which Capella Surety is formed or determined by independent actuaries as prudent and necessary capital to operate Capella Surety and (ii) reasonable and customary corporate overhead expenses of Capella Surety;
          (xx) Investments by any Credit Party who is a partner in or a member of a Permitted Joint Venture Subsidiary consisting of the acquisition of a Qualified Investor’s interest in such Permitted Joint Venture Subsidiary required pursuant to the terms and conditions of the Organic Documents of such Permitted Joint Venture Subsidiary; provided, that the consideration for such Investment shall be in the form of either cash or an unsecured note; and
          (yy) any other Investment if, at least five (5) Business Days prior to (or such shorter period as Agent may in its reasonable discretion allow) such Investment, the Borrower Agent has delivered a certificate to Agent demonstrating that (i) after giving effect thereto the Pro Forma Fixed Charge Coverage Ratio as of the most recently ended Measurement Period for which the Financial Statements and Compliance Certificate required by Section 10.1.2(b) and (c) shall have been delivered to Agent (or required to have been delivered) shall be at least 1.10 to 1.00, (ii) Pro Forma Availability shall exceed the greater of (A) $25,000,000 and (B) 30% of the aggregate Commitments for each day during the 30 day period prior to such Investment, (iii) Availability immediately after making such Investment shall exceed the greater of (A) $25,000,000 and (B) 30% of the aggregate Commitments and (iv) no Default or Event of Default exists before or immediately after giving effect to such Investments.
     Permitted Joint Venture Subsidiary: (a) an Existing Joint Venture Subsidiary, (b) a Subsidiary that is a Borrower or Guarantor that sells, transfers or issues, in the aggregate, a portion of its Equity Interests to Qualifying Investors in connection with the conduct of the Permitted Business (and not merely to raise capital), (c) a newly formed Subsidiary organized in connection with the conduct of the Permitted Business of the Credit Parties, a portion of the Equity Interests of which is (or, once capitalization is complete, will be) owned by Qualifying Investors, (d) a Person owned by Qualifying Investors in which a Credit Party acquires Equity Interests or (e) a Subsidiary of any Person described in the foregoing clauses (a) — (d); provided, that, in each case, the business is of a type that is in compliance with Section 10.2.16, and complies with 42 U.S.C. §1395nn, as amended (if applicable), and other Applicable Laws relating to physician referrals; provided, further that, in each case, other than with respect to any Existing Joint Venture Subsidiary:
          (i) Credit Parties hold at least a majority of the Equity Interest of such Permitted Joint Venture Subsidiary and none of such Equity Interests owned by a Credit Party are subject to any lien, pledge or encumbrance (except in favor of Agent);
          (ii) the investors, participants and each other holder of Equity Interests therein (other than the Credit Parties) participate on terms materially no more favorable than the terms applicable to the Credit Parties (other than solely due to the percentage of Equity Interests owned in such joint venture by each such Person and rights customarily incidental thereto),
          (iii) no Credit Party shall be under any obligation to make Investments in such joint venture, transfer or sell assets to such joint venture or incur any Contingent Obligation in respect of such joint venture, except for customary capital calls and put and call rights typically found in joint venture agreements in the healthcare industry and consistent with past practices of the Parent and its Subsidiaries
          (iv) the organizational and capital structure and operating agreements relating to such Permitted Joint Venture Subsidiary shall be reasonably acceptable to Agent and shall authorize and permit the continued existence and/or grants of the liens and security interests with respect to the Collateral in favor of the Agent, and such Permitted Joint Venture Subsidiary shall be permitted to enter into the cash management arrangements and other agreements and arrangements required hereunder;

          (v) the first priority liens and security interests of the Agent shall continue in the Collateral owned by a Credit Party becoming a Permitted Joint Venture Subsidiary and Agent shall be granted first priority liens and security interests in the Collateral owned by any Permitted Joint Venture Subsidiary and such Permitted Joint Venture Subsidiary shall maintain or enter into the Cash Management System and shall execute and deliver such agreements, opinions and such other documents as reasonably required by Agent, in a manner and in substantially similar form and substance as with respect to the Existing Joint Venture Subsidiaries;
          (vi) any indebtedness owing, and liens or security interests granted, to other Credit Parties by such Permitted Joint Venture Subsidiary shall become and be subject to the terms of the Company Subordination Agreement;
          (vii) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens;
          (viii) the conditions set forth in Section 6.1(c), (e), (f), (g), (h) and (i) shall have been satisfied with respect to a Permitted Joint Venture Subsidiary that is a newly formed Subsidiary and with respect to a Permitted Joint Venture Subsidiary that is an existing Subsidiary, to the extent of any changes in Organic Documents of such existing Subsidiary;
          (ix) any Permitted Joint Venture Subsidiary that results from an Acquisition shall be also subject to all of the requirements set forth in the definition of Permitted Acquisition; and
          (x) such Permitted Joint Venture Subsidiary shall duly execute and deliver to Agent such security agreements joinder agreements, amendments or supplements to the Loan Documents as are reasonably requested by the Agent, Deposit Account Control Agreements as described in Section 8.5, to cause or authorize the filing of appropriate UCC financing statements, and take any other action as may be necessary to vest in Agent valid and subsisting Liens on the properties purported to be subject thereto and deliver a legal opinion with respect thereto in form and substance reasonably satisfactory to Agent. Upon the satisfaction of the conditions contained in this definition, a Borrower or Guarantor that thereupon becomes a Permitted Joint Venture Subsidiary shall no longer be a Borrower or Guarantor under this Agreement.
     Permitted Lien: as defined in Section 10.2.2.
     Permitted Minority Joint Venture: any joint venture of the Company and/or one or more of its Subsidiaries on the one hand and one or more third party investors on the other and (a) which is not a Permitted Joint Venture Subsidiary, (b) in which the investors, participants and each other holder of Equity Interests therein (other than the Credit Parties) participate on terms materially no more favorable than the terms applicable to the Credit Parties (other than solely due to the percentage of Equity Interests owned in such Joint Venture by each such Person and rights customarily incidental thereto), (c) that is not a Credit Party and no direct or indirect Subsidiary of which is a Credit Party, (d) with respect to which no Credit Party shall be under any obligation to make Investments in such Joint Venture, transfer or sell assets to such Joint Venture or incur any Contingent Obligation in respect of such Joint Venture, except for customary capital calls and put and call rights typically found in joint venture agreements in the healthcare industry and consistent with past practices of the Parent and its Subsidiaries, (e) the business of which is of a type that is in compliance with Section 10.2.16, and (f) which complies with 42 U.S.C. §1395nn, as amended (if applicable), and other Applicable Laws relating to physician referrals.
     Permitted Non-Credit Party Transactions: (a) Asset Dispositions from a Credit Party to a Subsidiary that is not a Credit Party or to a Permitted Minority Joint Venture, (b) any guaranties, payments or prepayments of Debt permitted under Sections 10.2.1(r)(ii) and 10.2.8(d) and (c) any

Permitted Investment under clause (c) of the definition thereof, all in an aggregate amount for all such dispositions, payments and investments of up to $7,500,000 in any Fiscal Year.
     Permitted Purchase Money Debt: Purchase Money Debt of Credit Parties and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $15,000,000.00 at any time.
     Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
     Plan: any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) maintained for employees of a Credit Party or any ERISA Affiliate or any such Plan to which a Credit Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.
     Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     Private Account: each Account of any Credit Party other than a Government Account.
     Private Deposit Account: each Deposit Account of any Credit Party other than a Government Receivables Deposit Account.
     Pro Forma Availability: for any date of calculation, the pro forma Availability on such date determined as if the applicable transaction or payment had been consummated on such date, and, for the avoidance of doubt, (a) including 50% of the Value of Accounts to be purchased or otherwise acquired in a Permitted Acquisitions to the extent permitted under the definition of Borrowing Base and (b) excluding, if applicable, the Accounts disposed of in any Permitted Asset Swap consummated in connection with a Permitted Acquisition.
     Pro Forma Fixed Charge Coverage Ratio: for any date of calculation, the Fixed Charge Coverage Ratio for the Measurement Period most recently ended prior to such date for which the Financial Statements and Compliance Certificate required by Section 10.1.2(b) and (c) have been delivered (or were required to be delivered) determined as if the applicable transaction or payment had been consummated as of the beginning of such Measurement Period.
     Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations, in each case, subject to adjustment as provided in Section 4.2.2.
     Properly Contested: with respect to any obligation of a Credit Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Credit Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings, diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect; (e) no Lien is imposed on assets of the Credit Party, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

     Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     Protective Advances: as defined in Section 2.1.6.
     Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
     Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.
     Qualifying Investor: means (i) physicians, hospitals, health systems, or other healthcare providers, other healthcare companies and other strategic joint venture partners, (ii) such other individual investors whose aggregate beneficial ownership in such Subsidiary does not exceed 5%, (iii) any individual physician who intends to purchase Equity Interests of any Permitted Joint Venture Subsidiary, (iv) any Person owned, controlled, managed or operated by individual physician(s), (v) any trust of which an individual physician is a grantor, trustee or a beneficiary, (vi) any retirement plan owned or controlled by, or for the benefit of, an individual physician or (vii) a Person in the business of operating or managing a business or facility which Credit Parties are permitted to operate hereunder; provided, that in each case, the Person is of a type that complies with 42 U.S.C. § 1395nn, as amended (if applicable).
     RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
     Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
     Recourse Account — a Deposit Account maintained solely in connection with, and if required under, an Approved Private Label Credit Card Program, against which the card issuer may initiate draws or debits for chargebacks and indemnification obligations thereunder and which does not contain a balance of funds in excess of amounts which the card issuer has notified the Company will be drawn from or debited to such Deposit Account.
     Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced plus accrued interest and reasonable fees and expenses incurred in connection with such refinancing, refunding, renewal or extension; (b) the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the greater of the (i) interest rate for the Debt being refinanced, refunded, renewed, or extended and (ii) the otherwise market rate of interest for such Debt, (c) it has a final maturity no sooner than and a weighted average life no less than, the Debt being extended, renewed or refinanced; (d) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (e) the representations, covenants and defaults applicable to it are not materially less favorable to Credit Parties than those applicable to the Debt being extended, renewed or refinanced; (f) no additional Lien is granted to secure it; (g) no additional Person is obligated on such Debt; and (h) upon giving effect to it, no Default or Event of Default exists.
     Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f) as to which the Refinancing Conditions are satisfied.
     Reimbursement Date: as defined in Section 2.3.2.

     Rent and Charges Reserve: a reserve, in Agent’s discretion, (a) for any business office location where books and records relating to Accounts Collateral are located, in an amount up to three (3) months rent to any landlord, mortgagee or other Person who possesses any Accounts Collateral or could assert a Lien thereon and (b) for any location, in an amount up to the aggregate of all past due rent and other amounts owing by a Credit Party to any landlord, mortgagee or other Person who possesses any Collateral or could assert a Lien thereon, unless, in each case under clauses (a) and (b) above, a Lien Waiver has been obtained from such landlord, mortgagee or other person.
     Report: as defined in Section 12.2.3.
     Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     Reporting Trigger Period: the period (a) commencing on the day that (i) an Event of Default occurs and is continuing or (ii) Availability is less than the Reporting Trigger Threshold and (b) continuing until the date that during the previous 45 consecutive days, (i) no Event of Default has existed and (ii) Availability has been greater than the Reporting Trigger Threshold at all times during such period.
     Reporting Trigger Threshold: 20% of the aggregate Commitments at such time.
     Required Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans in excess of 50% of all outstanding Loans.
     Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
     Reserves: the Availability Reserves and Borrowing Base Reserves.
     Restricted Collateral: all assets of the Credit Parties that would otherwise be included as Collateral but for the express terms of (a) any permit, lease, license, contract or other agreement or instrument constituting or applicable to such asset or (b) Applicable Law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity) that, in each case, prohibits the grant to any Credit Party of a security interest in and to such asset; provided, however, that such assets shall constitute “Restricted Collateral” only to the extent and for so long as such permit, lease, license, contract or other agreement or Applicable Law validly prohibits the creation of a Lien on such property in favor of the Credit Parties and, upon the termination of such prohibition (by written consent or in any other manner), such property shall cease to constitute “Restricted Collateral”.
     Restricted Investment: any Investment by a Credit Party or Subsidiary, other than (a) Permitted Investments; and (b) loans and advances permitted under Section 10.2.7.
     Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Credit Party or other Subsidiary to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

     Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.
     Revolver Commitments Increase Effective Date: as defined in Section 2.1.7(d).
     Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan or Protective Advance.
     Revolver Note: a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.
     Revolver Termination Date: December 29, 2014.
     Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Credit Party under a License.
     S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     Secured Parties: Agent, Issuing Bank, Lenders and providers of Bank Products.
     Security Documents: the Joint Venture Subsidiary Security Documents, the Guaranties, Deposit Account Control Agreements, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.3.3 of this Agreement and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
     Self-Pay Account: any Account for which a Third Party Payor is not the Account Debtor other than Accounts for which the Account Debtor is a credit card or debit card company or processor.
     Senior Notes: the unsecured 9.25% senior notes due 2017 issued pursuant to the Senior Notes Indenture on terms reasonably satisfactory to Agent, including a principal maturity date no earlier than 6 months after the Commitment Termination Date.
     Senior Notes Indenture: the Indenture dated June 28, 2010 by and among the Company, the Guarantors party thereto and U.S. Bank, National Association, as trustee.
     Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of, any Credit Party or Borrower Agent, as applicable.
     Settlement Report: a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis.
     Social Security Act: Social Security Act of 1935 (42 U.S.C. §§1395 et seq.).
     Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
     Sponsor: GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P. and GTCR Co-Invest II, L.P., each a Delaware limited partnership together with each of their Affiliates and any other entity brought in as a sponsor or co-sponsor in the ordinary course.
     Subsidiary: any entity more than 50% of whose voting securities or Equity Interests is owned by Parent, a Borrower or any combination of Parent and Borrowers (including indirect ownership by a Parent or a Borrower through other entities in which Parent or Borrowers directly or indirectly owns more than 50% of the voting securities or Equity Interests), including for the avoidance of doubt, each Permitted Joint Venture Subsidiary.
     Subsidiary Guarantor: as defined in the first paragraph of this Agreement together with each Domestic Subsidiary of the Company or any other Borrower (other than Permitted Joint Venture Subsidiaries) that executes a joinder agreement and becomes a party to this Agreement or otherwise enters into a Guaranty of the Obligations.
     Subordination Agreements: the Company Subordination Agreement and any other subordination agreement executed by a Person in favor of the Agent for the benefit of the Secured Parties, as may be contemplated or required hereunder.
     Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.
     Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     Third Party Payor: any governmental entity, insurance company, health maintenance organization, professional provider organization or similar entity that is obligated to make payment on any Account.
     Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
     TRICARE: collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
     TRICARE Account: means an Account payable pursuant to TRICARE.

     Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.
     UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
     Unapplied Cash Reserve: at any date of determination, the amount of payments received by the Credit Parties with respect to Accounts which as of such date, have not been credited or applied to a specific Account.
     Upstream Payment: a Distribution by a Subsidiary of a Borrower or Subsidiary Guarantor to such Borrower or Subsidiary Guarantor.
     Value: the face amount of an Account, net of any returns, rebates, discounts (calculated on the shortest terms), credits, contractual allowances or other allowances, capitation or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
     1.2. Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Parent delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Parent’s certified public accountants concur with such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
     1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Securities Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”
     1.4. Certain Matters of Construction. The terms “hereto,” “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person (unless otherwise qualified). All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent in its Credit Judgment (and not necessarily calculated in accordance with GAAP). No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the Credit Parties’ knowledge”, “to the Borrowers’ knowledge”, to the Credit Parties’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties.
SECTION 2. CREDIT FACILITIES
     2.1. Revolver Commitment.
          2.1.1. Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.
          2.1.2. Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.
          2.1.3. Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility and the Senior Notes; (c) to pay Obligations in accordance with this Agreement; (d) to make Acquisitions, Distributions and other payments, in each case, to the extent permitted hereunder; and (e) for working capital and other lawful corporate purposes of Borrowers.
          2.1.4. Voluntary Reduction or Termination of Revolver Commitments.
          (a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 30 days prior written notice to Agent, or such shorter period as Agent may reasonably allow, at any time after the first Loan Year, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.
          (b) Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, upon at least 30 days prior written notice to Agent, or such shorter period as Agent may reasonably allow, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.
          2.1.5. [Reserved].
          2.1.6. Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of $10,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; or (b) to pay any other amounts chargeable to Credit Parties under any Loan Documents, including costs, fees and expenses. In no event shall Protective Advances be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.
          2.1.7. Increase in Revolver Commitments.
          (a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to Agent (which shall promptly notify the Lenders), Borrower Agent may from time to time, request an increase in the Revolver Commitments by an amount (for all such requests) not exceeding $25,000,000 on the terms and conditions set forth herein; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Borrower may make a maximum of three such requests. At the time of sending such notice, Borrower Agent (in consultation with Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
          (b) Lender Elections to Increase. Each Lender shall notify Agent within such time period whether or not it agrees to increase its Revolver Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolver Commitment.
          (c) Notification by Agent; Additional Lenders. Agent shall notify Borrower Agent and each Lender of the Lenders’ responses to each request made hereunder. To the extent the full amount of a requested increase is not agreed to by the Lenders, Agent will use commercially reasonable efforts to obtain one or more Eligible Assignees that are not then Lenders and who are reasonably acceptable to the Borrower Agent, or the Borrowers may obtain one or more Eligible Assignees that are not Lenders and who are reasonably acceptable to the Agent and Issuing Bank (which approvals shall not be unreasonably withheld) to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Agent and its counsel.
          (d) Effective Date and Allocations. If the Revolver Commitments are increased in accordance with this Section, Agent and Borrower Agent shall determine the effective date (the “Revolver Commitments Increase Effective Date”) and the final allocation of such increase. Agent shall promptly notify Borrower Agent and the Lenders of the final allocation of such increase and the Revolver Commitments Increase Effective Date. For the avoidance of doubt, any increase in the Revolver Commitments shall be on the same terms and conditions contained herein, as such terms and conditions exist as of the Revolver Commitments Increase Effective Date.
          (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, Borrower Agent shall deliver to Agent a certificate dated as of the Revolver Commitments Increase Effective Date signed by a Senior Officer of the Borrower Agent (i) certifying and attaching the resolutions (or, if applicable, consent or ratification) adopted by each Credit Party approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article IX and the other Loan Documents are true and correct on and as of the Revolver Commitments Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.1.7, the representations and warranties contained in Section 9.1.7 shall be deemed to refer to the most recent statements furnished pursuant to Section 10.1.2, and (B) no Default or Event of Default exists. Borrowers shall prepay any

Revolver Loans outstanding on the Revolver Commitments Increase Effective Date (and pay any additional amounts required pursuant to Section 3.9) to the extent necessary to keep the outstanding Revolver Loans ratable with any revised Pro Rata shares arising from any nonratable increase in the Revolver Commitments under this Section.
          (f) Conflicting Provisions. This Section shall supersede any provisions in Section 12.5 or 14.1 to the contrary.
     2.2. [Reserved].
     2.3. Letter of Credit Facility.
          2.3.1. Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier) or such shorter period as Issuing Bank may allow, on the terms set forth herein, including the following:
          (a) Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least two Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements, including the delivery of Cash Collateral, satisfactory to Agent and Issuing Bank (in their sole discretion) to eliminate Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 4.2.2 with respect to any Defaulting Lender) arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Obligations as to which Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion. If Issuing Bank receives written notice from the Agent or a Lender at least three Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by the Agent or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions. As of the Closing Date, (i) all Existing Letters of Credit shall be automatically and without further action by the parties thereto converted to Letters of Credit and shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof, and for this purpose the fees specified in Section 3.2.2 shall be payable as if the Existing Letters of Credit had been issued on the Closing Date, (ii) Citibank, N.A. shall be deemed to be an “Issuing Bank” hereunder solely for the purpose of maintaining the Existing Letters of Credit, (iii) the face amount of the Existing Letters of Credit shall be included in the calculation of LC Obligations and (iv) all liabilities of the Borrowers with respect to the Existing Letters of Credit shall constitute Obligations; provided, however, that Citibank, N.A. shall have no obligation to issue any replacement Letters of Credit upon the expiration of the Existing Letters of Credit pursuant to the terms thereof.
          (b) Letters of Credit may be requested by Borrower Agent only (i) to support obligations of a Credit Party or Subsidiary (to the extent permitted hereunder) incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing. Except as provided in Section 2.3.1(c), the renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

          (c) If the Borrower Agent so requests in any applicable LC Application, Issuing Bank may, in its discretion (not to be unreasonably withheld), agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Borrower Agent shall not be required to make a specific request to Issuing Bank for any such extension but, if requested by Issuing Bank prior to any renewal date, Borrower Agent shall confirm in writing whether it requests that such Letter of Credit be allowed to automatically renew. Once an Auto-Extension Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) Issuing Bank to permit the extension of such Letter of Credit; provided, however, that Issuing Bank shall not permit any such extension if (A) Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue a Letter of Credit (as extended) under the terms hereof (by reason of the provisions of clauses (i), (ii) or (iii) of Section 2.3.1(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from Agent that the Required Lenders have elected not to permit such extension or (2) from Agent, any Lender or Borrower Agent that one or more of the applicable LC Conditions is not then satisfied, and in each such case directing Issuing Bank not to permit such extension.
          (d) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.
          (e) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
          2.3.2. Reimbursement; Participations.
          (a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, (i) on the same day (“Reimbursement Date”), if Issuing Bank has given Borrower Agent not less than one (1) Business Day’s prior notice of such payment under a Letter of Credit, otherwise (ii) one (1) Business Day after Issuing Bank gives notice to Borrower Agent of the amount paid by Issuing Bank under such Letter of Credit; together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Unless the Borrower Agent shall have notified the Agent and Issuing Bank prior to 2:00 p.m. (New York City time) on the Reimbursement Date that Borrower Agent intends to reimburse the Issuing Bank with funds other than the proceeds of Loans, then whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any date that payment is due from the Credit Parties (as set forth in the first sentence of this clause (a)) and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, the aggregate Revolver Loans exceed the Borrowing Base before or after such Borrowing, or the conditions in Section 6 are satisfied.
          (b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent (and Agent may apply Cash Collateral provided for this purpose), for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.
          (c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Credit Party may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Credit Party. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Credit Party.
          (d) No Issuing Bank Indemnitee shall be liable to any Credit Party, any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.
          2.3.3. Cash Collateral. (a) If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (i) that an Event of Default exists, (ii) that

Availability is less than zero, (iii) after the Commitment Termination Date, or (iv) within 20 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s, Agent’s or Required Lenders’ request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations..
          (b) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. Borrowers hereby grant to (and subject to the control of) Agent, for the benefit of Agent, Issuing Bank and Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.3.3(c). If at any time Agent determines that Cash Collateral is subject to any right or claim of any Person other than Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrowers or the relevant Defaulting Lender will, promptly upon demand by Agent, pay or provide to Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
          (c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.3.3 or Sections 4.1.3, 4.2 or 11.2 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific LC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
          (d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.3.2)) or (ii) Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.3.3 may be otherwise applied in accordance with Section 5.6), and (B) the Person providing Cash Collateral and Issuing Bank or Agent, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
SECTION 3. INTEREST, FEES AND CHARGES
     3.1. Interest.
          3.1.1. Rates and Payment of Interest.
          (a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Loan is repaid on the same day made, one day’s interest shall accrue.
          (b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

          (c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
          3.1.2. Application of LIBOR to Outstanding Loans.
          (a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.
          (b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.
          3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, or three months; provided, however, that:
          (a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
          (b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
          (c) no Interest Period shall extend beyond the Revolver Termination Date.
          3.1.4. Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.
     3.2. Fees.
          3.2.1. Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders (other than a Defaulting Lender for any period during which it is a Defaulting Lender), a fee calculated as follows (the “Unused Fee”): (a) if Average Facility Usage (defined below) for the most recently ended calendar month is greater than or equal to 50% of the aggregate Commitments for such calendar month, the Unused Fee shall be 0.50% per annum times the amount by which (i) the Commitments during such month exceed (ii) the Average Facility Usage for such month and (b) if Average Facility Usage for the most recently ended calendar month is less than 50% of the aggregate Commitments for such calendar month, the Unused Fee shall be 0.75% per annum times the amount by which (i) the Commitments during such month exceed (ii) the Average Facility Usage for such month. Such fee shall be payable quarterly in arrears, on the first day of each fiscal quarter and on the Revolver Termination Date. “Average Facility Usage” means the average daily balance of Revolver Loans (other than Swingline Loans or Protective Advances) and undrawn amount of Letters of Credit during any calendar month.
          3.2.2. LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender shall be payable, to the maximum extent permitted by Applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata shares allocable to such Letter of Credit pursuant to Section 4.2.2, with the balance of such fee, if any, payable to Issuing Bank for its own account; (b) to Issuing Bank, for its own account, a fronting fee equal to. 125% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary and documented charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.
          3.2.3. Agent Fees. In consideration of Agent’s syndication of the Commitments and service as Agent hereunder, Borrowers shall pay to Agent, for its own account, the fees described in the Fee Letter.
     3.3. Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender (with a copy to the Agent), as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.
     3.4. Reimbursement Obligations. Borrowers shall reimburse Agent for all Extraordinary Expenses. Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses reasonably incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Credit Party or Collateral, whether prepared by Agent’s personnel or a third party; provided, however, that (i) prior to any Event of Default, Borrowers’ obligations to reimburse Agent for the fees and expenses of counsel shall be limited to one counsel selected by Agent and to the extent necessary, one special or local counsel in each appropriate jurisdiction unless, in the reasonable opinion of Agent, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest and (ii) during any Event of Default, Borrowers’ obligations to reimburse Agent for the fees and expenses of counsel shall be limited to one counsel for Agent and one counsel for Lenders and to the extent necessary, one special or local counsel in each appropriate jurisdiction unless, in the reasonable opinion of any Lender, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.
     3.5. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, (a) any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to the LIBOR component of Base Rate, in each case until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice (with a copy to the Borrower Agent), (x) Borrowers shall, at Borrower’s election, prepay or convert all LIBOR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Agent without reference to the LIBOR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon LIBOR, Agent shall, during the period of such suspension, compute the Base Rate applicable to such Lender without reference to the LIBOR component thereof until Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon LIBOR. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     3.6. Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender. Thereafter, (x) the obligation of Lenders to make or maintain LIBOR Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR component of the Base Rate, the utilization of the LIBOR component in determining the Base Rate shall be suspended, in each case until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

     3.7. Increased Costs; Capital Adequacy.
          3.7.1. Change in Law. If any Change in Law shall:
          (a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;
          (b) subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or
          (c) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;
and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.
          3.7.2. Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered. Each Lender or Issuing Bank, upon determining in good faith any additional amount payable pursuant to this Section 3.7.2 will give prompt written notice thereof to Borrower Agent setting forth in reasonable detail the basis of the calculation of such additional amounts.
          3.7.3. Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 3.7 shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.8. Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under

Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     3.9. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.
     3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 4. LOAN ADMINISTRATION
     4.1. Manner of Borrowing and Funding Revolver Loans.
          4.1.1. Notice of Borrowing.
          (a) Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 12:00 noon (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 12:00 noon shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).
          (b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation.

          (c) If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Revolver Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.
          4.1.2. Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Agent shall be entitled to recover such corresponding amount and interest thereon at the applicable rate from such Lender. If such Lender does not pay such corresponding amount upon demand from Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.
          4.1.3. Swingline Loans; Settlement.
          (a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount equal to 10% of the aggregate Commitments, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account, and shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.
          (b) To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, the aggregate Revolver Loans exceed the Borrowing Base or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds (and Agent may apply Cash Collateral available with respect to the applicable Swingline Loan), within one Business Day after Agent’s request therefor.

          4.1.4. Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.
     4.2. Defaulting Lender.
          4.2.1. Reallocation of Payments. Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by Agent that are to be provided to a Defaulting Lender hereunder, and may hold any such amounts (without interest accruing thereon) as collateral for such Lender’s obligations hereunder and apply such funds to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan, to make any payment in respect of LC Obligations or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a Defaulting Lender’s right to (a) vote on matters relating to the Loan Documents (other than a modification that would (i) increase or extend the Commitment of such Defaulting Lender or (ii) reduce or waive payment of principal, interest or fees that by its terms affects such Defaulting Lender more adversely than other affected Lenders) and (b) to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.
          4.2.2. Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.3.2 and 4.1.3, the Pro Rata share of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (a) the Commitment of that non-Defaulting Lender minus (b) the aggregate outstanding amount of the Revolver Loans of such non-Defaulting Lender.
          4.2.3. Defaulting Lender Cure. If Borrowers, Agent and Issuing Bank agree in writing in their sole discretion that a Defaulting Lender’s defaulted obligations have been cured, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Revolver Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a Pro Rata basis by the Lenders in accordance with their Pro Rata interests (without giving effect to Section 4.2.2), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed to by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

     4.3. Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $5,000,000, plus any increment of $1,000,000 in excess thereof. No more than four Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.
     4.4. Borrower Agent. Each Credit Party hereby designates Capella Healthcare, Inc. (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Credit Party. Agent and Lenders may give any notice or communication with a Credit Party hereunder to Borrower Agent on behalf of such Credit Party. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Credit Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.
     4.5. One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
     4.6. Effect of Termination. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2 and this Section, and the obligation of each Credit Party and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.
SECTION 5. PAYMENTS
     5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time may be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans, unless otherwise requested by Borrower Agent or, if an Event of Default is continuing, as the Agent may determine. Notwithstanding the foregoing, if the amount of any prepayment of Revolving Loans shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), so long as no Default or Event of Default shall have occurred and be continuing, only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and the balance shall be held as Cash Collateral or, at the election of the Borrower Agent, the Excess Amount shall be made available to the Borrowers to the extent it would not cause the aggregate Revolver Loans to exceed the Borrowing Base.
     5.2. Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. If any Asset Disposition includes the disposition of Accounts or Inventory (except as otherwise permitted under this Agreement between Credit Parties or so long as no Dominion Trigger Period exists or occurs as a result thereof), then Net Proceeds thereof shall be applied to the Revolver Loans. Notwithstanding anything herein to the contrary, if the aggregate Revolver Loans exceed the Borrowing Base, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Senior Officer of the Borrower Agent has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.
     5.3. [Reserved].
     5.4. Payment of Other Obligations. Obligations including Loans, LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.
     5.5. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Credit Party or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
     5.6. Post-Default Allocation of Payments.
          5.6.1. Allocation. Notwithstanding anything herein to the contrary, during the continuation of an Event of Default, monies to be applied to the Obligations, whether arising from payments by Credit Parties, realization on Collateral, setoff or otherwise, shall, subject to the provisions of Sections 2.3.3 and 4.2, be allocated as follows:
          (a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;
          (b) second, to all amounts owing to Agent on Swingline Loans and Obligations arising from Cash Management Services;
          (c) third, to all amounts owing to Issuing Bank on LC Obligations;
          (d) fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);
          (e) fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);
          (f) sixth, to provide Cash Collateral for outstanding Letters of Credit to the extent not otherwise Cash Collateralized by Borrowers pursuant to Section 2.3.3;

          (g) seventh, to all other Obligations, other than Bank Product Debt; and
          (h) last, to Bank Product Debt.
Subject to Section 2.3.3, amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to Agent or the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Credit Party. This Section is not for the benefit of or enforceable by any Credit Party.
          5.6.2. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person (other than the Credit Parties) to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).
     5.7. Application of Payments. During any Dominion Trigger Period, (a) if the Concentration Account is maintained at Bank of America, the ledger balance in the Concentration Account as of the end of a Business Day shall be transferred to Agent’s account and applied to the Obligations at the beginning of the next Business Day and (b) if the Concentration Account is not maintained at Bank of America, payments shall be applied to the Obligations on the Business Day of receipt of good funds by Agent in the account designated by Agent for such purposes; provided that if any such payment is received after 2:00 p.m., it may be deemed received on the next Business Day. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists. During an Event of Default, each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.
     5.8. Loan Account; Account Stated.
          5.8.1. Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.
          5.8.2. Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

     5.9. Taxes.
          5.9.1. Payments Free of Taxes. All payments by Credit Parties of Obligations shall, to the extent permitted by Applicable Law, be free and clear of and without reduction for any Taxes. If Applicable Law requires any Credit Party or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall, if applicable, be based on information provided pursuant to Section 5.10 and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased as necessary so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with Applicable Law.
          5.9.2. Payment. Borrowers shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Credit Party or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender or Issuing Bank fails to pay indefeasibly to Agent under Section 5.10. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent.
          5.9.3. Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of any Lender or Issuing Bank, or have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or Issuing Bank, as the case may be. If Agent, any Lender or Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to Section 5.9, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.9 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by such Agent, Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon request of the Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Lender or Issuing Bank in the event such Agent, Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
     5.10. Lender Tax Information.
          5.10.1. Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
          5.10.2. Documentation. If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower Agent, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Credit Party within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made.
          5.10.3. Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.
     5.11. Nature and Extent of Each Borrower’s Liability.
          5.11.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Credit Party is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Credit Party; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Credit Party for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.
          5.11.2. Waivers.
          (a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Credit Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
          (b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
          5.11.3. Extent of Liability; Contribution.
          (a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.
          (b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
          (c) Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s or its Subsidiaries’ business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.
          5.11.4. Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.
          5.11.5. Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Credit Party, howsoever arising, to the Full Payment of all Obligations.
SECTION 6. CONDITIONS PRECEDENT
     6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, there shall be no obligation or requirement to fund the initial request for a Loan, initial issuance of any Letter of Credit, or otherwise extend initial credit to any Credit Party hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:
          (a) Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Credit Party shall be in compliance with all terms thereof.
          (b) Agent shall have received, in proper form for filing or recording, all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.
          (c) Agent shall have received duly executed agreements establishing each Government Receivables Deposit Account, Private Deposit Account, Concentration Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Agent.
          (d) Agent shall have received a certificate, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent certifying that, after giving effect to the initial Loans and transactions hereunder, (i) the Credit Parties, taken as a whole, are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) each Credit Party has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

          (e) Agent shall have received a certificate of a duly authorized officer of each Credit Party, certifying (i) that attached copies of such Credit Party’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified, revoked or contradicted by any other resolution; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Credit Party in writing.
          (f) Agent shall have received a written opinion of Waller Lansden Dortch & Davis, PLLC, as counsel to the Credit Parties, in form and substance reasonably satisfactory to Agent.
          (g) Agent shall have received copies of the charter documents of each Credit Party, certified by the Secretary of State or other appropriate official of such Credit Party’s jurisdiction of organization. Agent shall have received good standing certificates for each Credit Party, issued by the Secretary of State or other appropriate official of such Credit Party’s jurisdiction of organization and each jurisdiction where such Credit Party’s conduct of business or ownership of Property necessitates qualification.
          (h) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Credit Parties, all in compliance with the Loan Documents.
          (i) Agent shall have completed its business, financial and legal due diligence of Credit Parties, including a roll-forward of its previous field examination, with results satisfactory to Agent. No event or condition shall have occurred since December 31, 2009 that has had or could reasonably be expected to have a Material Adverse Effect.
          (j) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.
          (k) Agent shall have received a Borrowing Base Certificate prepared as of May 31, 2010. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $50,000,000.
          (l) Agent shall have received evidence that the Borrowers have received the net cash proceeds of the Senior Notes issued in an original principal amount not less than $500,000,000.
          (m) Agent shall have received evidence that the Debt incurred and outstanding pursuant to the Existing First Lien Debt Documents and the Existing Second Lien Debt Documents has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing First Lien Debt Documents and the Existing Second Lien Debt Documents have been or concurrently with the Closing Date are being released.
     6.2. Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Credit Parties (other than Protective Advances in accordance with Section 2.1.6), unless the following conditions are satisfied:
          (a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

          (b) The representations and warranties of each Credit Party in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);
          (c) All conditions precedent in any other Loan Document shall be satisfied;
          (d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect;
          (e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied; and
          (f) After giving effect to any requested Credit Extension, (i) the aggregate outstanding amount of all Revolver Loans plus all unreimbursed drawings under Letters of Credit plus the undrawn amount of all outstanding Letters of Credit does not exceed (ii) the Borrowing Base (excluding any applicable LC Reserve).
Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it reasonably deems appropriate in connection therewith.
SECTION 7. COLLATERAL
     7.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the Obligations, each Credit Party hereby (a) grants to the Agent for its benefit and for the benefit of the Secured Parties a lien on and security interest in and to, and (b) pledges, mortgages and hypothecates to the Agent for its benefit and the benefit of the Secured Parties, in each case, all of the right, title and interest of such Credit Party in, to and under all of the following personal property and interests in property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):
(i)	all Accounts;
(ii)	all Inventory;
(iii)	all Deposit Accounts, all Securities Accounts, all cash and Cash Equivalents and all Investment Property (other than Equity Interests in a Credit Party, Subsidiary or Permitted Minority Joint Venture);
(iv)	all Chattel Paper, Instruments and Letter-of-Credit Rights arising from the sale of or providing of Inventory or services;
(v)	all General Intangibles, Documents and Supporting Obligations evidencing, governing, securing, arising from or related to any of the assets described in clauses (i)-(iv);
(vi)	all books and records relating to any of the foregoing clauses (i) through (v);
(vii)	all Commercial Tort Claims arising from or with respect to any of the assets described in clause (i) — (vi); and

(viii)	to the extent not covered by clauses (i) through (vii) of this sentence, all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Credit Party from time to time with respect to any of the foregoing.
     Notwithstanding anything to the contrary contained in clauses (i) through (viii) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Restricted Collateral; provided that, all Accounts arising from and all Proceeds, substitutions or replacements of any Restricted Collateral shall constitute Collateral hereunder.
     7.2. Lien on Deposit Accounts; Cash Collateral.
          7.2.1. Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Credit Party hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Credit Party, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Credit Party hereby authorizes and directs each bank or other depository to deliver to Agent, upon request made in accordance with this Agreement and Applicable Law and any applicable Deposit Account Control Agreement, all balances in any Deposit Account maintained by such Credit Party, without inquiry into the authority or right of Agent to make such request.
          7.2.2. Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Credit Party, and shall have no responsibility for any investment or loss. Each Credit Party hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held by Agent from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Subject to Section 2.3.3, Agent may apply Cash Collateral to the payment of any Obligations, in such order as provided in this Agreement or, during the continuance of a Default or Event of Default, as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Credit Party or other Person claiming through or on behalf of any Credit Party shall have any right to any Cash Collateral, until Full Payment of all Obligations.
          7.2.3. Securities Accounts. Each Credit Party irrevocably authorizes and directs each securities intermediary or other Person with which any Securities Account or similar investment property is maintained, if any, upon written instruction of the Agent, to dispose of such Collateral at the direction of the Agent and comply with the instructions originated by Agent without further consent of any Credit Party. The Agent agrees with the Credit Parties that such instruction shall not be given by the Agent unless an Event of Default has occurred and is continuing.
     7.3. Other Collateral; New Subsidiaries.
          7.3.1. Commercial Tort Claims. Credit Parties shall promptly notify Agent in writing if any Credit Party has filed any Commercial Tort Claim with respect to the Collateral against any third party with a value in excess of $5,000,000, shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, Lien in favor of Agent (for the benefit of Secured Parties) subject to Permitted Liens.
          7.3.2. Certain After-Acquired Collateral. Borrower Agent shall promptly notify Agent in writing if, after the Closing Date, any Credit Party obtains any interest in Collateral consisting of (a) Chattel Paper, Documents, Instruments or Letter-of-Credit Rights in an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate or (b) Deposit Accounts or Securities Accounts

(other than Excluded Deposit Accounts) and, in each case, upon Agent’s request, Borrower Agent shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected Lien upon such Collateral, including obtaining any appropriate possession or control or using commercially reasonable efforts to obtain any Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, each Credit Party shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.
          7.3.3. New Subsidiaries. Upon the formation or acquisition of any new direct or indirect Domestic Subsidiary (other then an Immaterial Subsidiary) by any Credit Party, then the Borrower Agent shall, at the Credit Parties’ expense, within 60 days after such formation or acquisition (or such later date as the Agent may specify in its sole discretion), (a)(i) cause it to become a Borrower under this agreement if it is a wholly-owned Domestic Subsidiary of the Company, or (ii) if none of the assets of such subsidiary are to be included in the Borrowing Base or the Agent otherwise consents (or requests) in writing, cause it to become a Guarantor and guaranty the Obligations in a manner reasonably satisfactory to Agent, or (iii) if it is a Permitted Joint Venture Subsidiary, cause such Subsidiary to grant Liens on Collateral owned or held by such Subsidiary pursuant to the Joint Venture Subsidiary Security Documents, and (b) cause such Subsidiary to duly execute and deliver to Agent such joinder agreements, amendments or supplements to the Loan Documents as are reasonably requested by the Agent, (if required under Section 8.5) control agreements and a legal opinion in form and substance reasonably satisfactory to Agent, to cause or authorize the filing of appropriate UCC financing statements, and to take any other action as may be necessary to vest in Agent valid and subsisting Liens on the properties purported to be subject thereto; provided, that a Permitted Joint Venture Subsidiary shall execute and deliver such additional agreements, instruments and documents (and satisfy any additional requirements) as set forth in the definition thereof.
          7.3.4. New Deposit Accounts and Securities Accounts. Concurrently with or prior to the opening of a Deposit Account, Securities Account or commodity account by any Credit Party, other than any Excluded Deposit Account, such Credit Party shall deliver to Agent a Deposit Account Control Agreement (which with respect to a Government Receivables Deposit Account will be a Government Receivables Deposit Account Agreement as defined in Section 8.5.2(b) hereof) covering such Deposit Account (as required hereunder with respect to the proceeds of Accounts to be deposited in such Deposit Account) and/or a control agreement covering such Securities Account or commodity account, in form and substance reasonably satisfactory to Agent, duly executed by such Credit Party, Agent and the applicable bank, securities intermediary or commodity intermediary, as the case may be.
     7.4. No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Credit Parties relating to any Collateral.
     7.5. Further Assurances. Promptly upon request, Credit Parties shall deliver such instruments, assignments, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Credit Party authorizes Agent to file any financing statement that indicates the Collateral in a manner consistent with this Section and ratifies any such filings made by Agent to effect or perfect its Lien on any Collateral.
SECTION 8. COLLATERAL ADMINISTRATION
     8.1. Borrowing Base Certificates. Borrower Agent shall deliver to Agent (and after receipt, Agent shall promptly distribute to each Lender) a Borrowing Base Certificate (i) by the 20th day of each month, prepared as of the close of business as of the previous month and (ii) during a Reporting Trigger Period, by 5 p.m. (New York City time) by the third Business Day of each week, as of the prior week end. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer of Borrower Agent, provided that Agent may from time to time review and adjust any such calculation to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Borrowing Base Reserve or Availability Reserve or to adjust the Reserves in its Credit Judgment.
     8.2. Administration of Accounts.
          8.2.1. Records and Schedules of Accounts. Each Credit Party shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request. Each Borrower shall also provide to Agent (which delivery may be made electronically) (i) on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying amount, invoice date and otherwise in form reasonably satisfactory to Agent, showing such information as Agent may reasonably request, and (ii) at the time of the delivery of the financial statements required by Section 10.1.2(b), in each case, as of the month end relating to such financial statements, (a) a copy of the Hindsight Analysis and a calculation of the Hindsight Collection Rate, and (b) a report as to the amount of the Joint Venture Distribution Reserve. If Accounts in an aggregate face amount of $10,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after Borrower has knowledge thereof.
          8.2.2. Taxes. If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, in its reasonable discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.
          8.2.3. Account Verification. If an Event of Default exists and is continuing, Agent shall have the right at any time (subject to Applicable Law), in the name of any Credit Party or, with respect to Accounts other than Government Accounts if an Event of Default is continuing, the name of Agent or any designee of Agent, to verify the validity, amount or any other matter relating to any Accounts of Credit Party by mail, telephone or otherwise. Prior to a Default or Event of Default, Agent shall have the right to require reasonable test verifications of the validity, amount or any other matter relating to any Accounts of a Credit Party selected by Agent with a representative or designee of Agent present and in manner that allows such representative or designee to independently verify the results thereof or to make such verifications by mail in the name of a designee. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
          8.2.4. [Reserved].
     8.3. Administration of Inventory. Each Credit Party shall keep materially accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request but not more frequently than three (3) times in a Fiscal Year or as frequently as requested when a Default or Event of Default exists and is continuing. Credit Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all leased locations where any Collateral is located.
     8.4. Maintenance of Properties. Each Credit Party will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     8.5. Cash Management System.
          8.5.1. Schedule of Deposit Accounts. Schedule 8.5.1 (as may be updated on a Fiscal Quarter basis) sets forth all Deposit Accounts maintained by the Credit Parties. Except as set forth below pursuant to the Cash Management System and with respect to the Recourse Account, each Credit Party shall be the sole account holder of each Deposit Account and shall not allow any other Person to have control over a Deposit Account or any Property deposited therein.
          8.5.2. Cash Management System. The Credit Parties will establish and maintain the cash management system described below (the “Cash Management System”):
          (a) Except in connection with Excluded Deposit Accounts or as set forth on Schedule 8.5.2, on or prior to the Closing Date (or such later date not to exceed 180 days after the Closing Date as the Agent may, in its sole reasonable discretion, consent to in writing), each Credit Party will (i) take all actions necessary to provide that all Account Debtors in respect of Government Accounts forward payment directly to an account of such Credit Party designated as a Government Receivables Deposit Account on Schedule 8.5.2 (such schedule to be delivered to the Agent on or before the Closing Date (or such later date not to exceed 180 days after the Closing Date as the Agent may, in its sole reasonable discretion, consent to in writing)) (each a “Government Receivables Deposit Account”) and (ii) take all actions necessary to provide that all Account Debtors in respect of all Private Accounts forward payment directly to an account of such Credit Party designated as a Private Deposit Account on Schedule 8.5.2. On or prior to the Closing Date (or such later date as the Agent may, in its sole reasonable discretion, consent to in writing), the Borrower Agent shall have established a concentration account in its name (the “Concentration Account”) with a bank reasonably acceptable to the Agent.
          (b) Except in connection with Excluded Deposit Accounts or as set forth on Schedule 8.5.2, on or prior to the Closing Date (or such later date not to exceed 180 days after the Closing Date as the Agent may, in its sole discretion, consent to in writing), (i) each Credit Party that owns or originates Government Accounts shall deliver to the Agent for each Government Receivables Deposit Account established or maintained by such Credit Party, a tri-party deposit account agreement between the Agent, the bank at which such Government Receivables Deposit Account (each a “Government Receivables Bank”) is maintained and such Credit Party, in form and substance reasonably satisfactory to the Agent (each a “Government Receivables Deposit Account Agreement”), (ii) each Credit Party that owns or originates Private Accounts shall deliver to the Agent for each Private Deposit Account (other than Excluded Deposit Accounts) established or maintained by such Credit Party, a tri-party blocked account control agreement or lockbox account agreement between the Agent, the bank at which each such Private Deposit Account is maintained and the relevant Credit Parties, in form and substance reasonably satisfactory to the Agent (each a “Private Deposit Account Agreement”) and (iii) the Borrower Agent shall deliver to the Agent for the Concentration Account, a tri-party blocked account control agreement or lockbox account agreement between the Agent, the bank at which the Concentration Account is maintained and the Borrower Agent, in form a substance reasonably satisfactory to the Agent (the “Concentration Account Agreement” and, together with any Government Receivables Deposit Account Agreement and any Private Deposit Account Agreement, each a “Blocked Account Agreement”). Each such Government Receivables Deposit Account Agreement and Private Deposit Account Agreement shall provide, among other things, that the bank at which any such Blocked Account is maintained, agrees to forward on a daily basis all available amounts in each such account to the Concentration Account (provided, that Government Receivables Deposit Account Agreements shall also provide that such direction to make daily transfers to the Concentration Account may be revoked by the applicable Credit Party. Any such revocation shall constitute an immediate Event of Default hereunder.). In addition, the Concentration Account Agreement shall provide, among other things, that during the continuation of a Dominion Trigger Period, the bank at which such Concentration Account is maintained shall, upon receipt of notice by the Agent (given in its discretion or at the direction of Required Lenders), make daily sweeps from the Concentration Account into the Agent’s account for application to the Obligations.

          (c) On each Business Day, each Credit Party will cause (or ensure that) the entire available balance in each Government Receivables Deposit Account to be (or is) transferred by ACH or book entry transfer to the Concentration Account. No Credit Party will transfer any funds out of any Government Receivables Deposit Account or any other Blocked Account except to the Concentration Account. The balance from time to time standing to the credit of the Blocked Accounts shall be distributed as directed in accordance with the provisions of the Blocked Account Agreements. Other than during a Dominion Trigger Period, the balance from time to time standing to the credit of the Concentration Account shall be distributed as directed by the Borrower Agent.
          (d) So long as no Default or Event of Default has occurred and is continuing, the Credit Parties may amend Schedules 8.5.1 and 8.5.2 to add or replace a depository bank or any Blocked Account; provided that (i) the Agent shall have consented in writing in advance to the opening of such new or replacement Blocked Account with the relevant bank (which consent shall not be unreasonably withheld or delayed) and (ii) prior to the time of the opening of such account, the applicable Credit Party and such bank shall have executed and delivered to the Agent a Blocked Account Agreement in form and substance reasonably satisfactory to the Agent in its sole discretion. Each Credit Party shall cease using any Blocked Account to hold proceeds of Collateral promptly and in any event within 30 days (or such later date as the Agent may, in its sole reasonable discretion, consent to in writing) following notice from the Agent to the Borrower Agent that (A) the creditworthiness of the bank holding such Blocked Account is no longer acceptable in the Agent’s Credit Judgment, or (B) the operating performance, funds transfer or availability procedures or performance with respect to accounts or lockboxes of the bank holding such Blocked Account or Agent’s liability under any Blocked Account Agreement with such bank is no longer acceptable in the Agent’s Credit Judgment.
          (e) The Blocked Accounts shall be Collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which the applicable Credit Party shall have granted a Lien to the Agent, for the benefit of the Secured Parties, pursuant to this Agreement. Each Credit Party shall use commercially reasonable efforts to ensure that all cash, checks and other similar items of payment in the Blocked Accounts are solely in respect of Collateral.
          (f) All collections of Accounts and all proceeds of the sale or other disposition of any Collateral, other than collections and proceeds that are held in Excluded Deposit Accounts in accordance with the terms hereof, shall be deposited directly into a Private Deposit Account or the Concentration Account (or if collections or proceeds of Government Accounts, into a Government Receivables Deposit Account). In the event that, notwithstanding the provisions of this Section 8.5.2(f), any Credit Party receives or otherwise has dominion and control of any proceeds or collections of Accounts or proceeds of Collateral outside of the Blocked Accounts, such proceeds and collections shall be held in trust by such Credit Party for the Agent and shall, not later than five (5) Business Days after receipt thereof, be deposited into a Private Deposit Account or the Concentration Account (or if collections or proceeds of Government Accounts, into a Government Receivables Deposit Account) or dealt with in such other fashion as such Credit Party may be instructed by the Agent.
          (g) All amounts held in Excluded Facility Deposit Accounts shall be held in trust for the Agent. Whenever balances on deposit in an Excluded Facility Deposit Account exceed $20,000, all amounts then on deposit in such Excluded Facility Deposit Account shall within 5 days thereof be deposited into a Private Deposit Account or the Concentration Account (or if collections or proceeds of Government Accounts, into a Government Receivables Deposit Account) or dealt with in such other fashion as such Credit Party may be instructed by the Agent.
          8.5.3. Account Statements. During the continuance of a Dominion Trigger Period, each Credit Party shall provide the Agent with any information and account statements with respect to the Blocked Accounts as reasonably requested by Agent.

          8.5.4. Sole Dominion of Agent. During a Dominion Trigger Period, the Concentration Account and each Private Deposit Account shall at all times be under the sole dominion and control of the Agent. Each Credit Party hereby acknowledges and agrees that during a Dominion Trigger Period, (i) such Credit Party has no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be transferred daily to the Agent’s account for application to the Obligations.
          8.5.5. Credit Card Charges.
          (a) Annexed hereto as Schedule 8.5.5 (such Schedule to be delivered to the Agent on or before the 60th calendar day after the Closing Date (or such later date as the Agent may, in its sole reasonable discretion, consent to in writing)) is a list as of the date such Schedule is delivered, of all arrangements to which any Credit Party is a party with respect to the payment to such Credit Party of the proceeds of all credit card charges for services by such Credit Party.
          (b) Each Credit Party shall ensure that its credit card clearinghouses and processors (including those listed on Schedule 8.5.5) are at all time instructed in writing to deposit all proceeds of credit card charges due to such Credit Party directly to a Private Deposit Account or the Concentration Account.
          (c) Unless consented to in writing by the Agent, after the delivery of Schedule 8.5.5, the Credit Parties shall not enter into any agreements with credit card processors or clearinghouses other than those expressly contemplated herein unless contemporaneously therewith such credit card processors or clearinghouses are instructed in writing to deposit all proceeds of credit card charges due to such Credit Party directly to a Private Deposit Account or the Concentration Account.
     8.6. General Provisions.
          8.6.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Credit Parties at the business locations set forth in Schedule 8.6.1, except that Credit Parties may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; (b) move Collateral among Credit Parties in the Ordinary Course of Business; and (c) move Collateral to another owned or leased location in the United States, upon two (2) days prior written notice to Agent.
          8.6.2. Insurance of Collateral; Condemnation Proceeds. Each Credit Party shall maintain insurance or self-insurance with respect to its Property, covering casualty, hazard, theft, malicious mischief, flood, and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent. All proceeds under each policy covering Inventory shall be payable to Agent. From time to time upon request, Credit Parties shall deliver to Agent the originals or certified copies of its insurance policies. Unless Agent shall agree otherwise, each policy covering Inventory shall include satisfactory endorsements (a) showing Agent as lenders’ loss payee; (b) requiring 30 days or such shorter period as Agent may allow prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (c) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Credit Party or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Credit Party fails to provide and pay for any insurance required hereunder, Agent may, at its option, but shall not be required to, procure the insurance and charge Credit Parties therefor. Each Credit Party agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies relating to Inventory. While no Event of Default exists, Credit Parties may settle, adjust or compromise any insurance or condemnation claim, and retain the proceeds thereof unless a Dominion Trigger Period is then in effect. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims relating to Inventory and proceeds thereof shall be applied to the Obligations if a Dominion Trigger Period is then in effect.
          8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.
          8.6.4. Defense of Title to Collateral. Each Credit Party shall at all times use commercially reasonable efforts to defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.
     8.7. Power of Attorney. Each Credit Party hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Credit Party’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Credit Party’s name, but at the cost and expense of Credit Parties:
          (a) Endorse a Credit Party’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and
          (b) During an Event of Default, (i) notify any Account Debtors (other than Account Debtors in respect of Government Accounts unless pursuant to court order) of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or Securities Accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Credit Party’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Credit Party, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Credit Party’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument relating to Collateral for which a Credit Party is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Credit Party’s obligations under the Loan Documents.
SECTION 9. REPRESENTATIONS AND WARRANTIES
     9.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Credit Party represents and warrants that:
          9.1.1. Organization and Qualification. Each Credit Party and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Credit Party and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
          9.1.2. Power and Authority. Each Credit Party is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Credit Party, other than those already obtained; (b) contravene the Organic Documents of any Credit Party; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Credit Party.
          9.1.3. Enforceability. Each Loan Document is a legal, valid and binding obligation of each Credit Party party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
          9.1.4. Capital Structure. Schedule 9.1.4 shows as of the closing date, for each Credit Party and Subsidiary, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests (excluding Organic Documents). Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Credit Party or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Credit Party has good title to its Equity Interests in its Subsidiaries, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Credit Party or Subsidiary other than as provided in each Credit Party or Subsidiary’s Organic documents or the documents listed on Schedule 9.1.4 or in connection with transactions permitted hereunder and consummated after the date hereof.
          9.1.5. Title to Properties; Priority of Liens. Except as could not reasonably be expected to have a Material Adverse Effect, each Credit Party and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Credit Party and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens.
          9.1.6. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Credit Parties with respect thereto. Credit Parties warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:
          (a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;
          (b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any order, contract or other document relating thereto;
          (c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which is available to Agent on request;

          (d) it is not subject to any offset, Lien (other than Agent’s Lien and Liens permitted by Section 10.2.2(c), (d), (e), (k) and (s), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor (or Third Party Payor, as applicable), without contingency in any respect;
          (e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account (or, as to Government Accounts, the granting of security interests in such Accounts) to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Credit Party is the sole payee or remittance party shown on the invoice;
          (f) no extension, compromise, settlement, modification, credit or deduction has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and
          (g) to the Credit Parties’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor (other than as to a self-pay Account) had the capacity to contract when the Account arose, continues to meet the applicable Credit Party’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
          9.1.7. Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of the Parent and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Credit Parties and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2009, there has been no change in the condition, financial or otherwise, of any Credit Party or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. The Credit Parties, taken as a whole, are Solvent.
          9.1.8. Surety Obligations. No Credit Party or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
          9.1.9. Taxes. Each Credit Party and Subsidiary has filed all federal, state and material local tax returns and other material reports that it is required by law to file, and has paid, or made provision for the payment of, material Taxes upon it, its income and its Properties that are due and payable, except (a) to the extent being Properly Contested and (b) not yet delinquent. The provision for Taxes on the books of each Credit Party and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
          9.1.10. Brokers. There are no brokerage commissions, finder’s fees or investment except in connection with Note offering or as otherwise notified to agent in writing banking fees payable in connection with any transactions contemplated by the Loan Documents.
          9.1.11. Intellectual Property. Each Credit Party and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Credit Party’s knowledge, threatened Intellectual Property

Claim with respect to any Credit Party, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, or as disclosed in writing to the Agent from time to time by the Borrower Agent, no Credit Party or Subsidiary pays or owes any material Royalty or other material compensation to any Person with respect to any Intellectual Property that relates to the Collateral. All material Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Credit Party as of the Closing Date is shown on Schedule 9.1.11.
          9.1.12. Governmental Approvals. Except as could not reasonably be expected to have a Material Adverse Effect, each Credit Party and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties.
          9.1.13. Compliance with Laws. Each Credit Party and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all respects, with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there have been no citations, notices or orders of noncompliance issued to any Credit Party or Subsidiary under any Applicable Law. To the knowledge of a Senior Officer, no Inventory has been produced in violation of the FLSA.
          9.1.14. Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, no Credit Party’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up except as could not reasonably be expected to have a Material Adverse Effect. No Credit Party or Subsidiary has received any Environmental Notice except as could not reasonably be expected to have a Material Adverse Effect. No Credit Party or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it except as could not reasonably be expected to have a Material Adverse Effect.
          9.1.15. Burdensome Contracts. No Credit Party or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Credit Party or Subsidiary is party or subject to any Restrictive Agreement other than its Organic Documents, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by a Credit Party.
          9.1.16. Litigation. Except as shown on Schedule 9.1.16, there are no proceedings pending before any Governmental Authority or, to any Credit Party’s knowledge, threatened proceedings or investigations against any Credit Party or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) would be reasonably likely to adversely affect in any material respect the ability of the Credit Parties to consummate the transactions or perform its obligations under any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Credit Party or Subsidiary is in default with respect to any material order, injunction or judgment of any Governmental Authority.
          9.1.17. No Defaults. No event or circumstance exists that constitutes a Default or Event of Default. No Credit Party or Subsidiary is in default, and no event or circumstance exists that with the passage of time or giving of notice would constitute a default, under any Material Contract. There is no basis upon which any party (other than a Credit Party or Subsidiary) could terminate for cause a Material Contract prior to its scheduled termination date.

          9.1.18. ERISA. Except as disclosed on Schedule 9.1.18:
          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of Credit Parties, nothing has occurred that would or could reasonably be expected to prevent or cause the loss of such tax-qualified status.
          (b) There are no pending or, to the knowledge of Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred, and no Credit Party or any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Credit Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Credit Party or any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Credit Party or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Credit Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
          (d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
          (e) No Credit Party or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 9.1.18 hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.
          9.1.19. Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Credit Party or Subsidiary and any Account Debtor or supplier, or any group of Account Debtors or suppliers, who individually or in the aggregate are material to the business of the Credit Parties taken as a whole. There exists no condition or circumstance that could reasonably be expected to impair the ability of the Credit Parties taken as a whole to conduct their business at any time hereafter in substantially the same manner as conducted on the Closing Date.
          9.1.20. Labor Relations. At the Closing Date, except as described on Schedule 9.1.20, no Credit Party or Subsidiary is party to or bound by any collective bargaining agreement or other labor agreement. To any Credit Party’s knowledge, there are no material grievances, disputes or controversies with any union or other organization of any Credit Party’s or Subsidiary’s employees, or any asserted or threatened strikes, work stoppages or demands for collective bargaining except as could not reasonably be expected to have a Material Adverse Effect.
          9.1.21. Payable Practices. No Credit Party or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date except as disclosed to Agent in writing.
          9.1.22. Not a Regulated Entity. No Credit Party is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
          9.1.23. Margin Stock. No Credit Party or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Credit Parties to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
     9.2. Complete Disclosure. No Loan Document, nor any financial statement or report delivered hereunder, as of the date delivered or deemed delivered, contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Credit Party has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.
     9.3. Healthcare Related Representations and Warranties.
          9.3.1. Compliance with Laws and Other Agreements. No Credit Party nor any Subsidiary is currently nor has been at any time prior to the Closing Date:
          (a) been convicted of an offense or committed an act or omission which could reasonably form a basis under 42 U.S.C. § 1320a-7 or 42 U.S.C. §1395nn and any statutes succeeding thereto and any regulations promulgated thereunder for the Secretary of HHS to exclude any Credit Party or any Subsidiary from participation in a Federal health care program; or
          (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Medicaid Provider Agreement, Medicare Provider Agreement or other agreement or instrument to which any Credit Party or any Subsidiary is a party, which default has resulted in, or if not remedied within any applicable grace period could could reasonably be expected to result in, the revocation, termination, cancellation or suspension of Medicaid Certification or Medicare Certification of any Credit Party or any Subsidiary.
          9.3.2. Contract Providers. To knowledge of the Credit Parties, no Contract Provider
     (a) is a party to any judgment, order, decree, agreement or instrument, or subject to restrictions, which could individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

     (b) is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Medicaid Provider Agreement, Medicare Provider Agreement or other agreement or instrument to which such Person is a party, which default has resulted in, or if not remedied within any applicable grace period could result in, the revocation, termination, cancellation or suspension of the Medicaid Certification or the Medicare Certification of such Person in each case to the extent as could reasonably be expected to have a Material Adverse Effect; or
     (c) has been convicted of an offense or has committed an act or omission which could reasonably form a basis under 42 U.S.C. § 1320a-7 or 42 U.S.C. §1395nn and any statutes succeeding thereto and regulations promulgated thereunder for the Secretary of HHS to exclude the Contract Provider from participation in a Federal health care program in each case to the extent as could be reasonably expected to have a Material Adverse Effect.
          9.3.3. Healthcare Related Litigation. There is no action, suit, investigation or proceeding at law or in equity or by or before any Governmental Authority or agency or arbitral body pending, or, to the knowledge of the Credit Parties, threatened by or against any Credit Party or any Subsidiary or, to the knowledge of any Credit Party, any Contract Provider, or affecting any Credit Party or any Subsidiary or, to the knowledge of any Credit Party, any Contract Provider or any properties or rights of any Credit Party or any Subsidiary or, to the knowledge of any Credit Party, any Contract Provider, which could reasonably be expected (i) to result in the revocation, termination, cancellation or suspension of Medicaid Certification or Medicare Certification of such Person or (ii) to result in the exclusion of such Person from participation in a Federal health care program, in each case above with respect to any Contract Provider only, to the extent as could reasonably be expected to have a Material Adverse Effect.
          9.3.4. RICO. No Credit Party nor any Subsidiary is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any racketeer influenced and corrupt organizations law, whether civil or criminal, or other similar laws.
          9.3.5. Reimbursement from Third Party Payors. The Accounts of the Credit Parties and, to the knowledge of the Credit Parties, each Contract Provider have been and will continue to be adjusted to reflect reimbursement policies of Third Party Payors such as Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other Third Party Payors, in each case with respect to any Contract Provider, as could not reasonably be expected to have a Material Adverse Effect. In particular, Accounts relating to such Third Party Payors do not and shall not exceed amounts any Credit Party is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges, except for overpayments, returns or adjustments in the Ordinary Course of Business.
          9.3.6. Fraud and Abuse. No Credit Party nor any Subsidiary nor, to the knowledge of any Credit Party’s officers, any of its stockholders, officers or directors, or any Contract Provider, have engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. §1320a-7b, or 42 U.S.C. §1395nn or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, or which are prohibited by binding rules of professional conduct, or which are prohibited under any statute which constitutes a Federal health care offense, or the regulations promulgated pursuant to such statutes, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (x) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Federal health care program or other applicable Third Party Payors, or (y) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by a Federal health care program or other applicable Third Party Payors; (v) knowingly or willfully offering or paying any remuneration (including any kickback, bribe, or rebate) directly or indirectly, overtly or covertly, in cash or in kind to any Person to induce such Person (x) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal health care program, or (y) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in party under a Federal health care program, in each case with respect to any Contract Provider, as could not reasonably be expected to have a Material Adverse Effect.
          9.3.7. Licensing and Accreditation. Each Credit Party and its Subsidiaries and, to the knowledge of each Credit Party’s officers, each Contract Provider, has, to the extent applicable: (i) obtained (or been duly assigned) and maintains all required certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated; (ii) obtained and maintains in good standing all required licenses; (iii) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies; (iv) obtained and maintains Medicaid Certification and Medicare Certification; and (v) entered into and maintains in good standing its Medicare Provider Agreement and its Medicaid Provider Agreement.
          9.3.8. Miscellaneous. No Credit Party nor any of its directors, officers or management employees is: (i) a party to a corporate integrity agreement with the Office of Inspector General of HHS; (ii) subject to reporting obligations pursuant to any settlement agreement entered into with any governmental entity; (iii) as of the Closing Date, the subject of any government payor program investigation conducted by any federal or state enforcement agency; (iv) a defendant in any qui tam/False Claims Act litigation, except as could not reasonably be expected to result in a Material Adverse Effect; (v) served with or received any search warrant in any qui tam/False Claims Act litigation except as could not reasonably be expected to result in a Material Adverse Effect; (vi) served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any federal or state enforcement agency relating to any investigation, except as could not reasonably be expected to result in a Material Adverse Effect; (vii) subject to any complaints from employees, independent contractors, vendors, physicians, or any other person that would indicate that the Credit Parties have violated any material law or regulation, except as could not reasonably be expected to result in a Material Adverse Effect; (viii) in material violation of HIPAA, or (ix) in violation of 42 U.S.C. §1320a-7(b) or 42 U.S.C. §1395nn, except as could not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of HHS.
SECTION 10. COVENANTS AND CONTINUING AGREEMENTS
     10.1. Affirmative Covenants. Until Full Payment of all Obligations, each Credit Party shall, and shall cause each Subsidiary to:

          10.1.1. Inspections.
          (a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to conduct Field Exams (with a frequency subject to the limitations set forth in clause (b) below) and to have discussions with its officers, employees, agents, advisors and independent accountants regarding a Credit Party’s business, financial condition, assets, prospects and results of operations; provided that representatives of the Borrower Agent shall be given the opportunity to participate in any discussions with the independent accountants. Lenders may participate in any such Field Exams at their own expense. Neither Agent nor any Lender shall have any duty to any Credit Party to make any Field Exam, nor to share any results of any Field Exam with any Credit Party. Credit Parties acknowledge that all Field Exams, appraisals and reports are prepared by Agent and Lenders for their purposes, and Credit Parties shall not be entitled to rely upon them.
          (b) Reimburse Agent for all reasonable and documented out-of-pocket charges, costs and expenses of Agent in connection with Field Exams, provided that the Credit Parties shall only be obligated to reimburse Agent for such charges, costs and expenses for (i) one field examination in any calendar year during which no Reporting Trigger Period has occurred and (A) no Loans have been outstanding for more than 30 days during such calendar year, (B) on any day during such calendar year, no Loans have been outstanding in an amount greater than 15% of the Borrowing Base on such day; and (C) on any day during such calendar year, no Loans and Letters of Credit have been outstanding in an aggregate amount greater than 25% of the Borrowing Base on such day; (ii) two field exams in any calendar year in which no Reporting Trigger Period has occurred during such year but (A) Loans have been outstanding on more than 30 days during such calendar year, (B) on any day during such calendar year, Loans have been outstanding in an amount greater than 15% of the Borrowing Base on such day; or (C) on any day during such calendar year, Loans and Letters of Credit have been outstanding in an aggregate amount greater than 25% of the Borrowing Base on such day; and (iii) three field exams in any calendar year if a Reporting Trigger Period has occurred during such year; provided, however, that (y) if a Field Exam is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Credit Parties without regard to such limits and such Field Exam shall not count towards such limits and (z) the Agent may undertake one additional Field Exam during each calendar year at the Lenders’ expense.
          (c) Subject to the foregoing limitations as to frequency of Field Exams, Credit Parties specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities. This Section shall not be construed to limit Agent’s right to use third parties to conduct Field Exams nor to conduct Field Exams or obtain appraisals at its own cost or expense.
          (d) During the course of the Field Exams and other visits, inspections, examinations and discussions, representatives of the Agent and the Lenders may encounter individually identifiable healthcare information as defined under the Administrative Simplification (including privacy and security) regulations promulgated pursuant to HIPAA, or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”). The Borrower Agent or the Credit Parties maintaining such Confidential Healthcare Information shall, consistent with HIPAA’s “minimum necessary” provisions, permit such disclosure for their “healthcare operations” purposes. Unless otherwise required by law, the Agents, the Lenders and their respective representatives shall not require or perform any act that would cause the Credit Parties or any of their Subsidiaries to violate any laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including, without limitation, HIPAA. The Agent and each of the Lenders agree to comply with the requirements of the Business Associate Addendum set forth in Exhibit E.

          10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:
          (a) as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Parent and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Parent and acceptable to Agent in its reasonable discretion, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;
          (b) as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month of a fiscal quarter and 60 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Parent and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year end adjustments and the absence of footnotes;
          (c) a Compliance Certificate executed by the chief financial officer of Borrower Agent which certifies compliance with Section 10.3 and provides a reasonably detailed calculation of the Fixed Charge Coverage Ratio delivered (i)(A)concurrently with delivery of financial statements under clause (a) above and (B) in each case when such month is the last month of a Fiscal Quarter, concurrently with the delivery of financial statements under clause (b) above, in each case of clauses (A) and (B), whether or not a Fixed Charge Trigger Period then exists, (ii) on the first day of any Fixed Charge Trigger Period (certifying compliance as of the last day of the Measurement Period most recently ended prior to the start of such Fixed Charge Trigger Period and for which the Financial Statements and Compliance Certificate required by Section 10.1.2(b) and (c) shall have been delivered (or were required to have been delivered) to Agent) and as of the last day of such Measurement Period thereafter ending (with delivery of the financial statements required under clause (b) above for such Measurement Period, but in any case within 45 days of such last day) during any Fixed Charge Trigger Period and (iii) as requested by Agent while a Default or Event of Default exists;
          (d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Credit Parties by their accountants in connection with such financial statements;
          (e) not later than 45 days after the beginning of each Fiscal Year, projections of Parent’s consolidated balance sheets, results of operations, cash flow and Availability for such Fiscal Year, quarter by quarter and for the next three Fiscal Years, year by year;
          (f) at Agent’s request, a trade payables aging, all in form satisfactory to Agent;
          (g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Parent has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Parent files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by Parent or any Credit Party to the public concerning material changes to or developments in the business of the Parent or any other Credit Party;

          (h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and
          (i) such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Credit Party’s financial condition or business.
Documents required to be delivered pursuant to Section 10.1.2(g) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower Agent’s website on the Internet at www.capellahealth.com; or (ii) on which such documents are posted on the Borrower Agent’s behalf at www.sec.gov or otherwise on an Internet or intranet website, if any, in each case to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that, the Borrower Agent shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions of such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Credit Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
          10.1.3. Notices. Notify Agent and Lenders in writing, promptly after a Credit Party’s obtaining knowledge thereof, of any of the following that affects a Credit Party: (a) the assertion of any material claim by a Third Party Payor or the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected have a Material Adverse Effect, including any litigation or other proceedings being threatened or instituted (i) against any Credit Party, any Subsidiary or any Contract Provider to suspend, revoke or terminate any Medicaid Provider Agreement, Medicaid Certification, Medicare Provider Agreement or Medicare Certification, which suspension, revocation or termination could reasonably be likely to have a Material Adverse Effect, or (ii) against any Credit Party, any Subsidiary or any Contract Provider, to suspend or exclude such Person from participation in a Federal health care program which suspension or exclusion could reasonably be likely to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any labor contract in each case to the extent it could reasonably be expected have a Material Adverse Effect; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $5,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution of such claim could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution in each case to the extent it could have a Material Adverse Effect; (h) any Environmental Release by a Credit Party or on any Property owned, leased or occupied by a Credit Party; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Credit Parties’ independent accountants; or (k) any opening of a new hospital, medical or healthcare related facility, office or place of business where any material amount of Collateral will be held, at least 30 days prior or such shorter period as Agent may allow to such opening.
          10.1.4. [Reserved].
          10.1.5. Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, Titles XVIII and XIX of the Social Security Act, Medicare Regulations, Medicaid Regulations, and all laws, rules and regulations of Governmental Authorities pertaining to the licensing of professional and other health care providers, including applicable requirements of the Standards for Privacy of Individually Identifiable Health Information which were promulgated pursuant to HIPAA, and all laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Credit Party or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.
          10.1.6. Taxes. Pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
          10.1.7. Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain self-insurance or insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Credit Parties and Subsidiaries of such type (including, as applicable, malpractice and other personal injury, product liability, workers’ compensation, larceny, embezzlement or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $50,000,000, with deductibles satisfactory to Agent.
          10.1.8. Licenses. Keep each material License affecting any disposition of Inventory or any other material Property of Credit Parties and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such material License, or entry into any new material License, in each case at least 30 days prior to its effective date (or such shorter period as Agent may allow); pay all material Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any material License.
          10.1.9. Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary (other than an Immaterial Subsidiary), comply with the requirements of Section 7.3.3 hereof and execute and deliver all documents and agreements reasonably requested by the Agent as are necessary to evidence and perfect the Agent’s Lien as required by this Agreement.
          10.1.10. Governmental Licenses. Obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated, including without limitation professional licenses, Medicaid Certifications and Medicare Certifications except as could not reasonably be expected to have a Material Adverse Effect.
     10.2. Negative Covenants. Until Full Payment of all Obligations, each Credit Party shall not, and shall cause each Subsidiary not to:
          10.2.1. Permitted Debt; Disqualified Equity Interests. Create, incur, guarantee or suffer to exist any Debt, or issue any Disqualified Equity Interest, except:
          (a) the Obligations;
          (b) Debt evidenced by the Senior Notes;
          (c) Permitted Purchase Money Debt;
          (d) Borrowed Money (other than the Obligations, Company Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date, not satisfied with proceeds of the initial Loans and identified on Schedule 10.2.1;

          (e) (i) Bank Product Debt and (ii) obligations under Hedging Agreements permitted under Section 10.2.15;
          (f) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Credit Party or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $5,000,000 in the aggregate at any time;
          (g) unsecured Debt in an amount not in excess of $15,000,000 at any time of any Credit Party or Subsidiary (other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act) owing to any then existing or former director, officer or employee of Credit Party or Subsidiary or their respective assigns, estates, heirs or their current or former spouses for the repurchase, redemption or other acquisition or retirement for value of any of the Equity Interests of Parent held by them;
          (h) unsecured Debt of any Credit Party or Subsidiary owing to any seller as payment of the purchase price of a Permitted Acquisition, provided that such unsecured Debt shall be on market terms and deeply subordinated to the Obligations hereunder on terms reasonably acceptable to the Agent;
          (i) contingent indemnification obligations of any Credit Party or Subsidiary to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes and other customary, contingent loss indemnification obligations of any Credit Party or Subsidiary incurred in the ordinary course of business;
          (j) contingent liabilities of any Credit Party or Subsidiary in respect of any purchase price adjustment, earn-out provision, non-competition or consulting agreement or deferred compensation agreement, or other indemnity obligations, in each case owing to the seller or any Affiliate thereof or officers or directors of any of them in connection with any Permitted Acquisition;
          (k) accretion or amortization of original issue discount and accretion of interest paid in kind, in each case in respect of Debt otherwise permitted here under;
          (l) Permitted Contingent Obligations;
          (m) Debt of (i) any Credit Party owing to any Credit Party, (ii) any Credit Party owing to any Subsidiaries that are not Credit Parties, (iii) any Subsidiary that is not a Credit Party owing to a Subsidiary that is not a Credit Party; (iv) any Subsidiary that is not a Credit Party owing to a Credit Party to the extent constituting a Permitted Non-Credit Party Transaction, and (iv) any Credit Party to the Parent incurred in substitution of (and not in addition to) any Distribution that might otherwise be made to the Parent pursuant to clause (e) of the definition of Permitted Distribution;
          (n) Refinancing Debt;
          (o) Debt of the Credit Parties in an aggregate outstanding amount of up to $25,000,000 consisting of Debt (i) incurred in the Ordinary Course of Business in connection with the financing of insurance premiums; (ii) incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Credit Party and (iii) owing to any landlord in connection with the financing with such landlord of leasehold improvements;

          (p) Debt in connection with one or more sale leaseback transactions, the fair market value of all properties covered by sale leaseback transactions not to exceed $25,000,000.
          (q) Debt in respect of performance bonds, bid bonds, customs and appeal bonds, performance and completion guarantees and similar obligations related thereto, in each case provided in the Ordinary Course of Business;
          (r) Guarantees by any Credit Party of (i) any Debt of any other Credit Party permitted hereunder and (ii) so long as no Default or Event of Default has occurred and is continuing or would arise therefrom, any Debt of Subsidiaries that are not Credit Parties to the extent constituting Permitted Non-Credit Party Transactions;
          (s) Debt of any Permitted Joint Venture Subsidiary owing to any Credit Party that is a Permitted Investment by such Credit Party;
          (t) recourse and indemnification obligations under an Approved Private Label Credit Card Program; and
          (u) Debt that is not included in any of the preceding clauses of this Section (including any Debt subordinated on terms reasonably acceptable to Agent) and does not exceed $50,000,000 in the aggregate at any time.
          10.2.2. Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
          (a) Liens in favor of Agent securing the Obligations;
          (b) Purchase Money Liens securing Permitted Purchase Money Debt;
          (c) Liens for Taxes not yet due or being Properly Contested;
          (d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Credit Party or Subsidiary;
          (e) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers compensation, unemployment or other insurance obligations, or to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts;
          (f) Liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen and other similar Liens arising in the Ordinary Course of Business for (i) amounts not yet overdue and (ii) amounts that are overdue and that are being Properly Contested;
          (g) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;
          (h) Liens arising by virtue of a judgment or judicial order against any Credit Party or Subsidiary (including with respect to any appeal bonds), or any Property of a Credit Party or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

          (i) easements, rights-of-way, restrictions (including municipal and zoning ordinances, building and other land use laws and regulations imposed by any governmental authority which are not violated in any material respect by existing improvements, structures, facilities or buildings or the present use of any real property), covenants or other agreements of record, conditions, licenses, encroachments, protrusions and other similar charges or encumbrances on Real Estate and other minor defects or irregularity in title, that do not secure any monetary obligation and do not materially interfere with the Ordinary Course of Business;
          (j) normal and customary Liens and rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;
          (k) existing Liens shown on Schedule 10.2.2;
          (l) Liens on securities which are subject to repurchase agreements as contemplated in the definition of “Cash Equivalents”;
          (m) Liens on earnest money deposits of cash or cash equivalents made by or received by the Credit Parties in connection with any Permitted Acquisition or Permitted Asset Disposition;
          (n) Liens securing Permitted Refinancings of Debt, to the extent such Liens are permitted hereunder with respect to the Debt subject to such Permitted Refinancing;
          (o) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business;
          (p) any interest or title of a lessor, sublessor, licensor or licensee (and any underlying lessor, sublessor, licensor or licensee) under any lease, license or similar agreement entered into by any Credit Party in the Ordinary Course of Business, including any sale leaseback transaction permitted hereunder;
          (q) Liens on property of a Person existing at the time such Person becomes a Subsidiary or at the time is merged into or consolidated with any Borrower or any Subsidiary Guarantor in a Permitted Acquisition; provided such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to (i) Accounts or Inventory or (ii) any other assets other than those of the Person merged into or consolidated with such Borrower or such Subsidiary Guarantor or acquired by such Borrower or such Subsidiary Guarantor and such Liens would be permitted Liens under the other provisions hereof;
          (r) Liens on property other than Accounts or Inventory of any Credit Party securing any of their Debt or their other liabilities provided that the aggregate amount of all such Debt and other liabilities not exceed $1,000,000 at any time;
          (s) Liens on assets of Permitted Joint Venture Subsidiaries in favor of Borrowers or Guarantors, which at all times are subject to the Company Subordination Agreement and liens on assets of a Borrower or Guarantor securing obligations owing by such Borrower or Guarantor to any other Borrower or Guarantor which are at all times subject to a deep subordination agreement acceptable to the Agent in its sole discretion;
          (t) rights of debit or withdrawal against the Recourse Account in favor of the card issuer under an Approved Private Label Credit Card Program; and
          (u) Liens on proceeds or refunds due under insurance policies in connection with the financing of premiums due thereunder.

          10.2.3. [Reserved].
          10.2.4. Distributions; Upstream Payments. Declare or make any Distributions, except Permitted Distributions; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents and the Organic Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15 or as permitted by Section 10.2.14.
          10.2.5. Restricted Investments. Make any Restricted Investment.
          10.2.6. Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition.
          10.2.7. Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) loans or advances to officers or employees of any Credit Party or any Subsidiary for the purchase of Equity Interests of the Parent as part of the overall employee compensation or incentive programs of such Credit Party or Subsidiary, as applicable, in an aggregate outstanding principal amount not to exceed $10,000,000 at any time; (e), intercompany loans by a Borrower to another Borrower or Credit Support Party; (f) intercompany loans by any Borrower to the Parent made in substitution of (and not in addition to) any Distribution that might otherwise be made to the Parent pursuant to clause (e) of the definition of Permitted Distribution; and (g) to the extent constituting loans (including loans to Permitted Minority Joint Ventures), the transactions permitted under the definition of Permitted Investments.
          10.2.8. Restrictions on Payment of Certain Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any terms of, Company Subordinated Debt, the Senior Notes or any Borrowed Money owing to a Person who is not a Credit Party, other than:
          (a) regularly scheduled payments (including mandatory prepayments) of principal, interest and fees (with proceeds of Equity Interests or otherwise) not in violation of any of the terms of any intercreditor or subordination agreement applicable thereto to which the Agent is a party or of which it is an intended beneficiary, including the Company Subordination Agreement;
          (b) through the incurrence of Refinancing Debt;
          (c) other prepayments if, not less than ten (10) days prior thereto, the Borrower Agent has delivered a certificate demonstrating that (i) after giving effect thereto (A) the Pro Forma Fixed Charge Coverage Ratio shall not be less than 1.10 to 1.00 as of the most recently ended Measurement Period for which the Financial Statements and Compliance Certificate required by Section 10.1.2(b) and (c) shall have been delivered to Agent (or have been required to be delivered), and (ii) Pro Forma Availability shall exceed the greater of (A) $25,000,000 and (B) 30% of the aggregate Commitments at such time and for each day during the 30 day period prior to such prepayment; provided that no Default or Event of Default exists before or immediately after giving effect to such prepayment; and
          (d) payments or prepayments of Debt owing by any Credit Party to any Subsidiary that is not a Credit Party to the extent constituting Permitted Non-Credit Party Transactions, provided that no Default or Event of Default exists before or immediately after giving effect to such payment or prepayment.

          10.2.9. Fundamental Changes. Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (a) in connection with a Permitted Acquisition, any Subsidiary may merge or amalgamate with or into, or consolidate with, any other Person or permit any other Person to merge with or into or consolidate with any Borrower or Guarantor; provided that in any merger, amalgamation or consolidation involving any Borrower or Guarantor, such Borrower or Guarantor is the surviving Person or the surviving person becomes a Borrower or Guarantor immediately upon consummation of such any merger, amalgamation or consolidation, (b) any Borrower may merge with another Borrower, (c) any Guarantor may merge with another Guarantor, (d) any Subsidiary that is not a Credit Party may merge with or into any other Subsidiary that is not a Credit Party; (e) with thirty (30) days (or such less amount as Agent may allow) notice (x) change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or (z) change its form or state of organization and (f) in connection with any Permitted Asset Disposition.
          10.2.10. Subsidiaries and Issuance of Equity Interests. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5, or issue, or permit any existing Subsidiary to issue, any additional Equity Interests except director’s qualifying shares, except as permitted under Section 10.2.6.
          10.2.11. Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in a manner that could reasonably be expected to be adverse to the Lenders.
          10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Credit Parties and Subsidiaries.
          10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2, or change its Fiscal Year.
          10.2.14. Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt and such collateral does not constitute Collateral; (c) constituting customary restrictions on assignment in leases and other contracts; (d) governing Refinancing Debt; (e) embodied in the Organic Documents relating only to a Permitted Joint Venture Subsidiary and restricting only such Permitted Joint Venture Subsidiary (provided that such Restrictive Agreement may not restrict the right of such Permitted Joint Venture Subsidiary to incur or repay Borrowed Money owing to Borrowers or Guarantors or to modify, extend or renew any agreement evidencing such Borrowed Money, to grant Liens on any Collateral or to declare or make Distributions); (f) embodied in the Senior Notes; and (g) that do not affect the Collateral (or Agent’s Liens thereon), are immaterial to the performance by the Credit Parties of their Obligations under the Loan Documents and as could not reasonably be expected to have a Material Adverse Effect, in each case as are customary in the Ordinary Course of Business (i) in Hedging Agreements, (ii) in sale, sale leaseback, purchase or merger agreements pending a sale or merger; (iii) in any contract or contractual obligation (including leases and licenses) restricting assignment thereof; and (iv) imposed by customers or under contracts restricting cash or deposits or net worth.
          10.2.15. Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
          10.2.16. Conduct of Business. Engage in any business, other than any Permitted Business.

          10.2.17. Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) expense reimbursement, payment of reasonable compensation and indemnification to officers and employees and consultants for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) expense reimbursement, payment of customary directors’ fees and indemnities; (d) transactions solely among Credit Parties not expressly prohibited under this Agreement; (e) as permitted under Sections 10.2.1, 10.2.2, 10.2.4, 10.2.5, 10.2.6, 10.2.8, 10.2.9, 12.2.10, 10.2.12 and 10.2.20, provided that, if such transactions are with Subsidiaries that are not Credit Parties or with Permitted Minority Joint Ventures, such transactions shall be permitted only to the extent they constitute Permitted Non-Credit Party Transactions; (f) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; (g) the Management Agreement and payments thereunder; and (h) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.
          10.2.18. Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.
          10.2.19. Amendments to Senior Note Indenture. Amend, supplement or otherwise modify the Senior Note Indenture, if such modification (a) increases the principal balance of the Debt thereunder, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Credit Party or Subsidiary, or that is otherwise materially adverse to any Credit Party, any Subsidiary or Lenders; or (g) results in the Obligations not constituting a “Credit Facility” under the Senior Note Indenture.
          10.2.20. Amendments to Intercompany Debt Due from Joint Venture Subsidiaries and the Company. Amend, waive, supplement or otherwise modify the agreements relating to the Company Subordinated Debt or the Liens and security interests securing such Debt, or waive, release, forgive or convert to equity such Debt, or terminate, release, let expire, waive or modify the liens or collateral securing such Debt, except as permitted under the Company Subordination Agreement.
          10.2.21. Parent. Parent shall not incur any material obligation (other than under the Loan Documents to which it is a party and any permitted refinancing and corporate overhead) or hold or acquire any material assets (other than cash and cash equivalents, the Equity Interests of Borrower Agent) and shall have no operations other than holding cash and cash equivalents to the extent necessary for payment of customary administrative expense and customary overhead costs, and Equity Interests of its Subsidiaries and activities reasonably related thereto (including payment of such administrative expenses and overhead costs).
     10.3. Financial Covenants. Until Full Payment of all Obligations, Borrowers shall not permit the Fixed Charge Coverage Ratio to be less than 1.10 to 1.00 determined (i) on the date any Fixed Charge Trigger Period commences, as of the last day of the Measurement Period most recently ended (and for which the Financial Statements and Compliance Certificate required by Section 10.1.2(b) and (c) shall have been delivered (or were required to have been delivered) to Agent) and (ii) as of the last day of each Measurement Period thereafter ending during any Fixed Charge Trigger Period.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT
     11.1. Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
          (a) A Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise) and such failure (other than in the case of principal or reimbursement obligations for draws under Letters of Credit) shall continue unremedied for more than two (2) Business Days;
          (b) Any representation, warranty or other written statement of a Credit Party made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
          (c) A Credit Party breaches or fails to perform any covenant contained in (i) Section 7.3, 7.5, 8.5.2, 8.5.4, 8.5.5, 8.6.2, 10.2 or 10.3 or (ii) Section 8.1, 10.1.1, 10.1.2 and such failure under this clause (ii) shall continue unremedied for more than three (3) Business Days;
          (d) A Credit Party breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of Borrower Agent has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is a willful breach by a Credit Party;
          (e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; a Credit Party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the enforceability, perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);
          (f) Any breach or default of a Credit Party occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to the Senior Notes or any Debt (other than the Obligations) in excess of $7,500,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;
          (g) Any judgment or order for the payment of money is entered against a Credit Party in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Credit Parties, $7,500,000 (net of any insurance coverage therefor), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;
          (h) A Credit Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; a Credit Party suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of a Credit Party’s business for a material period of time; any material Collateral or Property of a Credit Party is taken or impaired through condemnation; a Credit Party agrees to or commences any liquidation, dissolution or winding up of its affairs; or a Credit Party is not Solvent; except, in each case, to the extent such Credit Party is an Immaterial Credit Party;
          (i) An Insolvency Proceeding is commenced by a Credit Party; a Credit Party makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of a Credit Party; or an Insolvency Proceeding is commenced against a Credit Party and: the Credit Party consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Credit Party, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;
          (j) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Credit Party to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; a Credit Party or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;
          (k) A Credit Party or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Credit Party’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could reasonably be expected to lead to forfeiture of any material Property or any Collateral or the right to conduct a material part of its business;
          (l) (i) cancellation, revocation, suspension or termination of any Medicare Certification, Medicare Provider Agreement, Medicaid Certification or Medicaid Provider Agreement affecting the Credit Party, any Subsidiary or any Contract Provider, or (ii) the loss of any other permits, licenses, authorizations, certifications or approvals from any federal, state or local Governmental Authority or termination of any contract with any such authority, in either case which cancellation, revocation, suspension, termination or loss (X) in the case of any suspension or temporary loss only, continues for a period greater than 30 days and (Y) results in the suspension or termination of operations of the Credit Party or any Subsidiary or in the failure of the Credit Party or any Subsidiaries or any Contract Provider to be eligible to participate in Medicare or Medicaid programs or to accept assignments of rights to reimbursement under Medicaid Regulations or Medicare Regulations; provided that any such events described in this clause (l) shall result either singly or in the aggregate in the termination, cancellation, suspension or material impairment of operations or rights to reimbursement which produce 5% or more of the Credit Parties’ consolidated gross revenues (on an annualized basis); or
          (m) A Change of Control occurs.
     11.2. Remedies upon Default. If an Event of Default described in Section 11.1(i) occurs with respect to any Credit Party, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
          (a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Credit Parties to the fullest extent permitted by law;
          (b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;
          (c) require Credit Parties to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Credit Parties fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not the aggregate Revolver Loans exceed the Borrowing Base before or after any such advance of Cash Collateral as Revolver Loans or the conditions in Section 6 are satisfied);

          (d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Credit Parties to assemble Collateral, at Credit Parties’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Credit Party, Credit Parties agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Credit Party agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Credit Party’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations; and
          (e) obtain a court order from any court of competent jurisdiction ordering the assignment of Government Accounts directly to Agent, and in accordance with 42 C.F.R. §424.73(b)(2) and 42 C.F.R. §424.90, file a certified copy of the court order and of the executed assignment (if necessary) with the contractor responsible for processing the claim. Such assignment shall apply to all Government Accounts payable to any Credit Party at any time. In the event Agent chooses to exercise the remedy described in this Section 11.2(e), each Credit Party hereby expressly authorizes Agent to obtain a court order from any court of competent jurisdiction ordering the assignment of Government Accounts directly to Agent, and further expressly waives any right to contest or challenge the validity of such court order for any reason whatsoever. Each Credit Party agrees to execute any documents and provide any information necessary for Agent to obtain such court order and assignment of Government Accounts (if necessary).
     11.3. Setoff. (a) At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of a Credit Party against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 4.2 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed to be held in trust for the benefit of Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
          (b) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH LENDER EXPRESSLY WAIVES ITS RIGHT OF SET-OFF (AND ANY SIMILAR RIGHT INCLUDING BANKERS’ LIENS) WITH RESPECT TO ANY ACCOUNTS, INCLUDING DEPOSIT ACCOUNTS, INTO WHICH MEDICARE, MEDICAID AND OTHER GOVERNMENT RECEIVABLES ARE DEPOSITED.

     11.4. Remedies Cumulative; No Waiver.
          11.4.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Credit Parties under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
          11.4.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Credit Parties with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by a Credit Party under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Credit Parties that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
SECTION 12. AGENT
     12.1. Appointment, Authority and Duties of Agent.
          12.1.1. Appointment and Authority. Each Lender appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Credit Party or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts constitute Eligible Accounts or whether to impose or release any reserve, and to exercise its Credit Judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.
          12.1.2. Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.
          12.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

          12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.
     12.2. Agreements Regarding Collateral and Field Examination Reports.
          12.2.1. Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrower Agent certifies in writing to Agent is a Permitted Asset Disposition or a Lien which Borrower Agent certifies is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute Collateral with a value in excess of $10,000,000 in any Fiscal Year; or (d) with the written consent of all Lenders. Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Credit Party, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
          12.2.2. Possession of Collateral. Agent and Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.
          12.2.3. Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Credit Party or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Credit Parties’ books and records as well as upon representations of Credit Parties’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.

     12.3. Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.
     12.4. Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower Agent specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Credit Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.
     12.5. Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Blocked Account without the prior consent of Agent. The Pro Rata sharing provisions of this Section shall not be construed to apply to (a) any payment made by or on behalf of Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (b) the application of Cash Collateral provided for in Section 2.3.3, (c) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolver Loans or subparticipations in LC Obligations or Swingline Loans to any assignee or participant or (d) any payment made in respect of, and to any Lender participating in, any additional loan facility arising under any amendment of this Agreement.
     12.6. Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY CREDIT PARTIES (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF CREDIT PARTIES UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.
     12.7. Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Credit Party or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Credit Party. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Credit Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Credit Party of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
     12.8. Successor Agent and Co-Agents.
          12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower Agent. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
          12.8.2. Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
     12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Credit Party and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Credit Party as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Credit Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations.

Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Credit Party or any credit or other information concerning the affairs, financial condition, business or Properties of any Credit Party (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.
     12.10. Replacement of Certain Lenders. If a Lender (other than the Agent) (a) is a Defaulting Lender, (b) requests reimbursement pursuant to Section 3.5, 3.7 or 5.9, or (c) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Borrower or Agent may, and upon request of the Required Lenders, Agent shall by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) or one or more other assignees reasonably acceptable to Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Borrower or Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).
     12.11. Remittance of Payments and Collections.
          12.11.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.
          12.11.2. Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.
          12.11.3. Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from a Credit Party and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to a Credit Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.
     12.12. Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Credit Parties and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Credit Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.
     12.13. Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.
     12.14. No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Credit Parties or any other Person. As between Credit Parties and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.
SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS
     13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Credit Parties, Agent, Lenders, and their respective successors and assigns, except that (a) no Credit Party shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
     13.2. Participations.
          13.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (other than a Defaulting Lender) (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.
          13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases all or substantially all of the value of the Guarantees or the Collateral.

          13.2.3. Benefit of Set-Off. Credit Parties agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
     13.3. Assignments.
          13.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Credit Parties to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Credit Parties’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.
          13.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit D and a processing fee (payable by the assignor or assignee) of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and Agent, the applicable Pro Rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (a) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent or any Lender hereunder (and interest accrued thereon) and (b) acquire (and fund as appropriate) its full Pro Rata share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 14. MISCELLANEOUS
     14.1. Consents, Amendments and Waivers.
          14.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Required Lenders (or Agent with the consent of Required Lenders) and each Credit Party party to such Loan Document; provided, however, that
          (a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;
          (b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;
          (c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase or extend the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (provided, however, that any reduction or waiver of principal, interest or fees that by its terms affects a Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender); and
          (d) without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) alter Section 5.6, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definitions of Pro Rata or Required Lenders; (iii) modify (A) the definition of Borrowing Base (and the defined terms used in such definition) or any component (other than Reserves) of the Borrowing Base, including eligibility criteria and advance rates, in any manner that would increase availability thereunder or (B) the discretion of the Agent to change, establish or eliminate any Reserves; (iv) release all or substantially all Collateral; or (v) release any material Credit Party from liability for any material Obligations or release any material portion of the value of the Guaranties of the Obligations except as contemplated by the Loan Documents.
          14.1.2. Limitations. The agreement of Credit Parties shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.
          14.1.3. Payment for Consents. No Credit Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
     14.2. Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS (AS DEFINED HEREIN) THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS (AS DEFINED HEREIN) ARISING FROM THE NEGLIGENCE (AS OPPOSED TO THE GROSS NEGLIGENCE) OF AN INDEMNITEE, WHETHER ANY SUCH CLAIM IS ASSERTED BY A CREDIT PARTY, A HOLDER OF EQUITY INTERESTS, OR CREDITOR(S), OF A CREDIT PARTY, AN INDEMNITEE OR ANY THIRD PARTY. In no event shall any party to a Loan

Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.
     14.3. Notices and Communications.
          14.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and, if to a Credit Party, shall be given at Borrower Agent’s address shown on the signature pages hereof, and, if to any other Person, at such Person’s address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Credit Parties.
          14.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.
          14.3.3. Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Credit Party even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Credit Party shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Credit Party.
     14.4. Performance of Credit Parties’ Obligations. Agent may, in its discretion at any time and from time to time, at Credit Parties’ expense, pay any amount or do any act required of a Credit Party under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Credit Parties, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
     14.5. Credit Inquiries. Each Credit Party hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Credit Party or Subsidiary.

     14.6. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect. Without limiting the foregoing provisions of this Section 14.6, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency reorganization or similar debtor relief laws, as determined in good faith by Agent or Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
     14.7. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
     14.8. Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.
     14.9. Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
     14.10. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Credit Party.
     14.11. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Credit Parties acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Credit Parties and such Person; (ii) Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Credit Parties are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Credit Parties, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Credit Parties and their Affiliates, and have no obligation to disclose any of such interests to Credit Parties or their Affiliates. To the fullest extent permitted by Applicable Law, each Credit Party hereby waives and releases any claims that it may have against Agent, Lenders, their

Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.
     14.12. Confidentiality. Each of Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Credit Parties. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Credit Parties and a general description of Credit Parties’ businesses, and may use Credit Parties’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from a Credit Party or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning a Credit Party or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.
     14.13. Certifications Regarding Indentures. Credit Parties certify to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Credit Parties violates the Senior Note Indenture, including Section 4.09 thereof. Credit Parties further certify that the Commitments and Obligations constitute “Permitted Debt” under the Senior Note Indenture. Agent may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence that the Commitments and Obligations continue to constitute “Permitted Debt” at such time.
     14.14. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).
     14.15. Consent to Forum.
          14.15.1. Forum. EACH CREDIT PARTY HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH CREDIT PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN

SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Credit Party in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
     14.16. Waivers by Credit Parties. To the fullest extent permitted by Applicable Law, each Credit Party waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Credit Party may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Credit Party acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Credit Parties. Each Credit Party has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     14.17. Patriot Act Notice. Agent and Lenders hereby notify Credit Parties that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Credit Party, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Credit Parties’ management and owners, such as legal name, address, social security number and date of birth.
SECTION 15. GUARANTY OF OBLIGATIONS
     15.1. Guaranty; Limitation of Liability. In order to induce Agent and Lenders to enter into this Agreement and to induce the Lenders to extend credit hereunder and to induce the Lenders or their affiliates provide Bank Products, and in recognition of the direct benefit received by the Guarantors from the extension of such credit and provision of such Bank Products, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the undertaking by each Guarantor under this Section 15 being, as amended from time to time, the “Facility Guaranty”) the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Credit Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by Agent or any other Secured Party in enforcing any rights under this Facility Guaranty or any other Loan Document, subject to limitations expressly set forth elsewhere herein. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Credit Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of any Insolvency Proceeding involving such other Credit Party.

          15.1.1. No Fraudulent Transfer. Each Guarantor, Agent and each other Secured Party, hereby confirms that it is the intention of such Persons that this Facility Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Facility Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, each Guarantor, Agent and each of the other Secured Parties hereby irrevocably agree that such Guaranteed Obligations and other liabilities shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of each Guarantor that are relevant under the laws referred to in the first sentence hereof, and after giving effect to any collections from, any rights to receive contributions from, or payments made by or on behalf of, any of the other Credit Parties in respect of the Obligations under any Loan Document, result in the Guaranteed Obligations and all other liabilities of each Guarantor under this Facility Guaranty not constituting a fraudulent transfer or conveyance.
          15.1.2. Contribution. Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Facility Guaranty, any other Loan Document or any other guaranty, each Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.
     15.2. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Applicable Law, now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The obligations of each Guarantor under or in respect of this Facility Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Credit Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Facility Guaranty, irrespective of whether any action is brought against any Borrower or any other Credit Party or whether any Borrower or any other Credit Party is joined in any such action or actions. The liability of each Guarantor under this Facility Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
          (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
          (b) any change in the time, manner or place of payment of, or in any other term of, including any increase in the amount of, all or any of the Guaranteed Obligations or any other Obligations of any other Credit Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Credit Party or otherwise;
          (c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
          (d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Credit Party under the Loan Documents or any other assets of any Credit Party; the failure of Agent, any other Secured Party or any other person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such Collateral, property or security;

          (e) the fact that any Collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that such Guarantor is not entering into this Facility Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any such Collateral;
          (f) any change, restructuring or termination of the corporate structure or existence of any Credit Party or any of its Subsidiaries;
          (g) any failure of any Secured Party to disclose to any Credit Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Credit Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);
          (h) the failure of any other Person to execute or deliver any Loan Document or any supplement thereto or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
          (i) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any other guarantor or surety, other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations).
          15.2.2. Reinstatement. This Facility Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Agent or any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Credit Party or otherwise, all as though such payment had not been made.
          15.2.3. Guaranteed Obligations Due. Each Guarantor hereby further agrees that, as between each Guarantor on the one hand, and Agent and the other Secured Parties, on the other hand, (i) the Guaranteed Obligations of each Guarantor may be declared to be forthwith due and payable as provided in Section 11.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.2) for purposes of Section 15.1, notwithstanding any stay, injunction or other prohibition preventing such declaration in respect of the Obligations of any of the Credit Parties guaranteed hereunder (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations (or such Guaranteed Obligations being deemed to have become automatically due and payable) as provided in Section 11.2, such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Guarantor for all purposes of this Facility Guaranty.
     15.3. Waivers and Acknowledgments. Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Facility Guaranty and any requirement that Agent or any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Credit Party or any other Person or any Collateral.
          15.3.1. Waiver of Right of Revocation. Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Facility Guaranty and acknowledges that this Facility

Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          15.3.2. Waiver of Defenses. Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by Agent or any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of each Guarantor or other rights of each Guarantor to proceed against any of the other Credit Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of each Guarantor hereunder.
          15.3.3. Waiver of Duty to Disclose. Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of Agent or any Secured Party to disclose to each Guarantor any matter, fact or thing relating to the business, financial condition, operations, or performance of any other Credit Party or any of its Subsidiaries now or hereafter known by Agent or such Secured Party.
          15.3.4. Knowing Waivers. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 15.2 and this Section 15.3 are knowingly made in contemplation of such benefits.
     15.4. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Credit Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of each Guarantor’s Obligations under or in respect of this Facility Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent or any Secured Party against any Borrower, any other Credit Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower, any other Credit Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until Full Payment of all of the Guaranteed Obligations (other than contingent indemnification obligations) and all other amounts payable under this Facility Guaranty shall have occurred, all Letters of Credit and all Bank Product Debt shall have expired or been terminated or Cash Collateralized and the Commitments shall have expired or been terminated. If any amount shall be paid to each Guarantor in violation of the immediately preceding sentence at any time prior to the Full Payment of the Guaranteed Obligations and all other amounts payable under this Facility Guaranty, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of each Guarantor and shall forthwith be paid or delivered to Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Facility Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Facility Guaranty thereafter arising. If any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, and Full Payment of the Guaranteed Obligations shall occur, then the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Facility Guaranty.
          15.4.1. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations in the nature of borrowed money owed to each Guarantor by each other

Credit Party (as used in this Section 15, the “Intercompany Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 15.4:
          15.4.2. Prohibited Payments, Etc. Except (a) during the continuance of any Event of Default under Sections 11.1(a) or (i) or (b) after notice from Agent or any Lender of any other Event of Default under this Agreement, each Guarantor may receive regularly scheduled payments from any other Credit Party on account of the Intercompany Obligations. During the continuance of any Event of Default under Sections 11.1(a) or (i) or after notice from Agent or any Lender of any other Event of Default under this Agreement, however, each Guarantor shall not demand, accept or take any action to collect any payment on account of the Intercompany Obligations unless the Required Lenders otherwise agree.
          15.4.3. Prior Payment of Guaranteed Obligations. In any Insolvency Proceeding relating to any other Credit Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations, but including all interest, expenses and fees (including legal fees) accruing after the commencement of any Insolvency Proceeding, whether or not constituting an allowed claim in such proceeding (as used in this Section 15, “Post Petition Interest”)) before each Guarantor receives payment of any Intercompany Obligations.
          15.4.4. Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any Insolvency Proceeding relating to any other Credit Party), each Guarantor shall, if Agent so requests, collect, enforce and receive payments on account of the Intercompany Obligations as trustee for the Secured Parties and deliver such payments to Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of each Guarantor under the other provisions of this Facility Guaranty.
          15.4.5. Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any Insolvency Proceeding relating to any other Credit Party), Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Intercompany Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Intercompany Obligations and (B) to pay any amounts received on such obligations to Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
          15.4.6. Continuing Guaranty; Assignments. This Facility Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Full Payment of the Guaranty Obligations, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 13.3. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.
[Remainder of page intentionally left blank; signatures begin on following page]

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS: CAPELLA HEALTHCARE, INC., a Delaware corporation
By:	/s/ Denise W. Warner
Name: Denise W. Warner
Title: Senior Vice President, CFO and Treasurer
	Address:	501 Corporate Centre Drive, Suite 200 Franklin, Tennessee 37067-2662 Attention: Denise W. Warner Telecopy: 615-764-3030
CAPELLA HOLDINGS OF OKLAHOMA, LLC
CAPITAL MEDICAL CENTER HOLDINGS, LLC
CAPITAL MEDICAL CENTER PARTNER, LLC
CMCH HOLDINGS, LLC
COLUMBIA MEDICAL GROUP - SOUTH
     PITTSBURG, INC.
COLUMBIA OLYMPIA MANAGEMENT, INC.
CULLMAN COUNTY MEDICAL CLINIC, INC.
CULLMAN HOSPITAL CORPORATION
CULLMAN SURGERY VENTURE CORP.
FARMINGTON CLINIC COMPANY, LLC
FARMINGTON HEART & VASCULAR CENTER,
      LLC
FARMINGTON HOSPITAL CORPORATION
FARMINGTON MISSOURI HOSPITAL
     COMPANY, LLC
GRANDVIEW PHYSICIAN GROUP, LLC
HARTSELLE PHYSICIANS, INC.
JACKSONVILLE MEDICAL PROFESSIONAL
     SERVICES, LLC
JACKSONVILLE SURGICAL AND MEDICAL
     AFFILIATES, LLC
LAWTON HOLDINGS, LLC

By:	/s/ Denise W. Warner
Name: Denise W. Warner
Title: Vice President and Treasurer
	Address:	501 Corporate Centre Drive, Suite 200 Franklin, Tennessee 3067-2662 Attention: Denise W. Warner Telecopy: 615-764-3030

LOAN AND SECURITY AGREEMENT
Signature Page

MINERAL AREA PHARMACY AND DURABLE
      MEDICAL EQUIPMENT, LLC
MUSKOGEE HOLDINGS, LLC
MUSKOGEE MEDICAL AND SURGICAL
     ASSOCIATES, LLC
MUSKOGEE PHYSICIAN GROUP, LLC
MUSKOGEE REGIONAL MEDICAL CENTER,
      LLC
NATIONAL HEALTHCARE OF DECATUR, INC.
NATIONAL HEALTHCARE OF HARTSELLE,
      INC.
NATIONAL PARK CARDIOLOGY SERVICES,
      LLC
NATIONAL PARK PHYSICIAN SERVICES, LLC
NPMC HOLDINGS, LLC
NPMC, HOME HEALTH, LLC
NPMC, LLC
OREGON HEALTHCORP, LLC
PARKWAY MEDICAL CLINIC, INC.
QHG OF JACKSONVILLE, INC.
RIVER PARK HOSPITAL, INC.
RIVER PARK HOSPITALISTS, LLC
RIVER PARK PHYSICIAN GROUP, LLC
RUSSELLVILLE HOLDINGS, LLC
SEQUATCHIE VALLEY UROLOGY, LLC
SOUTHWESTERN EMERGENCY DEPARTMENT
      PHYSICIAN SERVICES, LLC
SOUTHWESTERN MEDICAL CENTER, LLC
SOUTHWESTERN NEUROSURGERY
      PHYSICIANS, LLC
SOUTHWESTERN PHYSICIAN SERVICES, LLC
SOUTHWESTERN SURGICAL AFFILIATES LLC
SP ACQUISITION CORP.
SPARTA HOSPITAL CORPORATION
ST. MARY’S HOLDINGS, LLC
ST. MARY’S PHYSICIAN SERVICES, LLC
ST. MARY’S REAL PROPERTY, LLC
WESTERN WASHINGTON HEALTHCARE, LLC
WILLAMETTE VALLEY CLINICS, LLC
WILLAMETTE VALLEY MEDICAL CENTER,
      LLC
WPC HOLDCO, LLC

By:	/s/ Denise W. Warner
	Name:	Denise W. Warner
	Title: Address:	Vice President and Treasurer 501 Corporate Centre Drive, Suite 200 Franklin, Tennessee 3067-2662 Attention: Denise W. Warner Telecopy: 615-764-3030

LOAN AND SECURITY AGREEMENT
Signature Page

AGENT AND LENDERS: BANK OF AMERICA, N.A., as Agent and Lender
By:	/s/ Daniel K. Clancy
	Name:	Daniel K. Clancy
	Title: Address:	Senior Vice President 300 Galleria Parkway, Suite 800 Atlanta, Georgia 30339 Attention: Portfolio Manager Telecopy: 404-607-3277

LOAN AND SECURITY AGREEMENT
Signature Page

CITIBANK, N.A., as Lender
By:	/s/ Brendan Mackay
	Name:	Brendan Mackay
	Title: Address:	Vice President 388 Greenwich St, 19th floor New York, New York 10013 Attention: Brendan Mackay Telecopy: 646-328-3110

LOAN AND SECURITY AGREEMENT
Signature Page

BARCLAYS BANK PLC, as Lender
By:	/s/ David Barton
	Name:	David Barton
	Title: Address:	Director Barclays Capital 745 7th Avenue, 26thFloor New York, New York 10019 Attention: David Barton Telecopy: 212-412-7600

LOAN AND SECURITY AGREEMENT
Signature Page

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender
By:	/s/ Dennis Cloud
	Name:	Dennis Cloud
	Title: Address:	Duly Authorized Signatory 500 West Monroe, Suite 1400 Chicago, Illinois 60614 Attention; Dennis Cloud Telecopy: 866-.388-3572

LOAN AND SECURITY AGREEMENT
Signature Page

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,as Lender
By:	/s/ Tom Randolph
	Name:	Tom Randolph
	Title: Address:	Managing Director 1301 Avenue of the Americas New York, New York 10019 Attention: Tom Randolph Telecopy: 212-261-3440

By:	/s/ David Christiansen
	Name:	David Christiansen
	Title: Address:	Vice President 1301 Avenue of the Americas New York, New York 10019 Attention: David Christiansen Telecopy: 917-849-6502

LOAN AND SECURITY AGREEMENT
Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender
By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Director

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title: Address:	Vice President 60 Wall Street MS NYC60-4305 New York, New York 10005 Attention: Carin Keegan Telecopy: 212-797-5690

LOAN AND SECURITY AGREEMENT
Signature Page

HEALTHCARE FINANCE GROUP, as Lender
By:	/s/ Alan G. Regdos II
	Name:	Alan G. Regdos II
	Title: Address:	SVP-National Underwriting Manager 199 Water Street New York, New York 10038 Attention: John Calabro, EVP Telecopy: 212-785-8579

LOAN AND SECURITY AGREEMENT
Signature Page

MORGAN STANLEY BANK, N.A., as Lender
By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
Title: Address:	Authorized Signatory

 Carrie D. Johnson
 Morgan Stanley | Operations
 201 South Main Street, 5th Floor
 Salt Lake City, Utah 84111-1115
 Phone: +1-801-236-3655
 Fax: +1 718-233-0967
 docs4loans@MorganStanley.com

LOAN AND SECURITY AGREEMENT
Signature Page

EXHIBIT A
to
Loan and Security Agreement
FORM OF REVOLVER NOTE

________________ ___, 2010	$___________________	New York, New York
     Each of the undersigned (individually, a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to the order of ____________________________ (“Lender”), the principal sum of ____________________ DOLLARS ($___________), or such lesser amount as may be advanced by Lender as Revolver Loans and owing as LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Loan and Security Agreement dated as of _______________, 2010, among Capella Healthcare, Inc., a Delaware corporation, the other Borrowers party thereto, the Guarantors party thereto, Bank of America, N.A., as Agent, Lender, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”).
     Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences Revolver Loans and LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.
     The holder of this Note is hereby authorized by Borrowers to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Revolver Loans and LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Borrowers hereunder or under any other Loan Documents.
     Time is of the essence of this Note. Each Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Borrowers jointly and severally agree to pay, and to save the holder of this Note harmless against, any liability for the payment of all reasonable documented out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law in accordance with Section 3.4 of the Loan Agreement.
     In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this Note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that Borrowers not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

     This Note shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).
     IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

BORROWER AGENT: CAPELLA HEALTHCARE, INC., a Delaware corporation
By:
Name:
Title:

BORROWERS:

CAPELLA HOLDINGS OF OKLAHOMA, LLC
CAPITAL MEDICAL CENTER HOLDINGS, LLC
CAPITAL MEDICAL CENTER PARTNER, LLC
CMCH HOLDINGS, LLC
COLUMBIA MEDICAL GROUP — SOUTH     PITTSBURG, INC.
COLUMBIA OLYMPIA MANAGEMENT, INC.
CULLMAN COUNTY MEDICAL CLINIC, INC.
CULLMAN HOSPITAL CORPORATION
CULLMAN SURGERY VENTURE CORP.
FARMINGTON CLINIC COMPANY, LLC
FARMINGTON HEART & VASCULAR CENTER,     LLC
FARMINGTON HOSPITAL CORPORATION
FARMINGTON MISSOURI HOSPITAL COMPANY,     LLC
GRANDVIEW PHYSICIAN GROUP, LLC
HARTSELLE PHYSICIANS, INC.
JACKSONVILLE MEDICAL PROFESSIONAL     SERVICES, LLC
JACKSONVILLE SURGICAL AND MEDICAL     AFFILIATES, LLC
LAWTON HOLDINGS, LLC

By:
Name:
Title:

MINERAL AREA PHARMACY AND DURABLE MEDICAL EQUIPMENT, LLC
MUSKOGEE HOLDINGS, LLC
MUSKOGEE MEDICAL AND SURGICAL      ASSOCIATES, LLC
MUSKOGEE PHYSICIAN GROUP, LLC
MUSKOGEE REGIONAL MEDICAL CENTER, LLC
NATIONAL HEALTHCARE OF DECATUR, INC.
NATIONAL HEALTHCARE OF HARTSELLE, INC.
NATIONAL PARK CARDIOLOGY SERVICES, LLC
NATIONAL PARK PHYSICIAN SERVICES, LLC
NPMC HOLDINGS, LLC
NPMC, HOME HEALTH, LLC
NPMC, LLC
OREGON HEALTHCORP, LLC
PARKWAY MEDICAL CLINIC, INC.
QHG OF JACKSONVILLE, INC.
RIVER PARK HOSPITAL, INC.
RIVER PARK HOSPITALISTS, LLC
RIVER PARK PHYSICIAN GROUP, LLC
RUSSELLVILLE HOLDINGS, LLC
SEQUATCHIE VALLEY UROLOGY, LLC
SOUTHWESTERN EMERGENCY DEPARTMENT PHYSICIAN SERVICES, LLC
SOUTHWESTERN MEDICAL CENTER, LLC
SOUTHWESTERN NEUROSURGERY PHYSICIANS,      LLC
SOUTHWESTERN PHYSICIAN SERVICES, LLC
SOUTHWESTERN SURGICAL AFFILIATES LLC
SP ACQUISITION CORP.
SPARTA HOSPITAL CORPORATION
ST. MARY’S HOLDINGS, LLC
ST. MARY’S PHYSICIAN SERVICES, LLC
ST. MARY’S REAL PROPERTY, LLC
WESTERN WASHINGTON HEALTHCARE, LLC
WILLAMETTE VALLEY CLINICS, LLC
WILLAMETTE VALLEY MEDICAL CENTER, LLC
WPC HOLDCO, LLC

By:
Name:
Title:

EXHIBIT B
to
Loan and Security Agreement
FORM OF NOTICE OF BORROWING
NOTICE OF BORROWING
Date:                     , 20___
To: Bank of America, N.A., as Agent
Ladies and Gentlemen:
     Reference is made to that certain Loan and Security Agreement, dated as of June 28, 2010 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”) by, among others, (i) Capella Healthcare, Inc., a Delaware corporation, as the borrower agent (in such capacity, the “Borrower Agent”), (ii) the other Borrowers from time to time party thereto, (iii) the Guarantors from time to time party thereto, (iv) Bank of America, N.A., as Agent, and (v) the Lenders from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings set forth in the Loan Agreement.
     The Borrower Agent hereby requests a Borrowing:
1.	On_____________________________________(a Business Day)[1]

2.	In the principal amount of $_____________________________________[2]

3.	Comprised of_____________________________________(Type of Loan)[3]

4.	For LIBOR Loans: With an Interest Period of_____________[4]
     The Borrower Agent hereby represents and warrants that the conditions specified in Section 6.2 of the Loan Agreement have been satisfied on and as of the date of such Borrowing.

CAPELLA HEALTHCARE, INC., a Delaware corporation, as Borrower Agent

By:
Name:
	Title:	[Senior Officer]

[1]	Each notice of a Borrowing must be received by the Agent not later than 1:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of LIBOR Loans and (ii) on the requested date of any Borrowing of Base Rate Loans.

[2]	Each Borrowing of LIBOR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

[3]	If the Borrower Agent fails to specify a Type of Loan then the applicable Loans will be made as Base Rate Loans.

[4]	Pursuant to the definition of “Interest Period” in the Loan Agreement, the Borrower Agent may request a Borrowing of LIBOR Loans with an Interest Period of one, two, three, or six months. If the Borrower Agent requests a Borrowing of LIBOR Loans, but fails to specify an Interest Period, then it will be deemed to have specified an Interest Period of one month.

B-1

EXHIBIT C
to
Loan and Security Agreement
FORM OF
ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Loan and Security Agreement dated as of June 28, 2010, (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), among CAPELLA HEALTHCARE, INC., a Delaware corporation, as the borrower agent (in such capacity, the “Borrower Agent”), the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.
     ____________________________ (“Assignor”) and _________________________ _____________ (“Assignee”) agree as follows:
     1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $________ of Assignor’s outstanding Revolver Loans and $___________ of Assignor’s participations in LC Obligations and (b) the amount of $__________ of Assignor’s Commitment (which represents ____% of the total Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.
     2. Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Commitment is $__________, the outstanding balance of its Revolver Loans and participations in LC Obligations is $__________; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]
     3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.
     4. This Agreement shall be governed by the laws of the State of New York. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.
     5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:
(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):
_______________________________________
_______________________________________
_______________________________________

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):
_______________________________________
_______________________________________
_______________________________________
_______________________________________
     Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:
     If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):
_______________________________________
_______________________________________
ABA No.________________________________
_______________________________________
Account No._____________________________
Reference: _______________________________
     If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):
_______________________________________
_______________________________________
ABA No.________________________________
_______________________________________
Account No._____________________________
Reference: _______________________________

     IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of ____________.

(“Assignee”)
By
Title:

(“Assignor”)
By
Title:

EXHIBIT D
to
Loan and Security Agreement
FORM OF
ASSIGNMENT NOTICE
     Reference is made to (1) the Loan and Security Agreement dated as of June 28, 2010, (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), among CAPELLA HEALTHCARE, INC., a Delaware corporation, as the borrower agent (in such capacity, the “Borrower Agent”), the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of ____________, 20__ (“Assignment Agreement”), between __________________ (“Assignor”) and ____________________ (“Assignee”). Terms are used herein as defined in the Loan Agreement.
     Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $________ of Assignor’s outstanding Revolver Loans and $___________ of Assignor’s participations in LC Obligations, and (b) the amount of $__________ of Assignor’s Commitment (which represents ____% of the total Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.
     For purposes of the Loan Agreement, Agent shall deem Assignor’s Commitment to be reduced by $_________, and Assignee’s Commitment to be increased by $________.
     The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:
________________________
________________________
________________________
________________________
     The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment Agreement.
     This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

D-1

     IN WITNESS WHEREOF, this Assignment Notice is executed as of ____________.

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

ACKNOWLEDGED AND AGREED,
AS OF THE DATE SET FORTH ABOVE:
BORROWER AGENT:*
CAPELLA HEALTHCARE, INC.,
a Delaware corporation

By
Title:

*	No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

BANK OF AMERICA, N.A., as Agent
By
Title:

D-2

EXHIBIT E
to
Loan and Security Agreement
BUSINESS ASSOCIATE ADDENDUM
1. Definitions. As used in this Exhibit E, the following capitalized terms shall have the following meanings. Capitalized terms contained herein and not otherwise defined herein shall have the meanings attributed to them under HIPAA (as defined below).
“Business Associate” means each of the Lenders and/or Agent that, on behalf of the Covered Entity, performs or assists in the performance of a function or activity involving the use or disclosure of Protected Health Information.
“Covered Entity” means any Credit Party as defined in the Loan Agreement.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 (the “Act”), the privacy standards adopted by the U.S. Department of Health and Human Services (“HHS”) as they may be amended from time to time, 45 C.F.R. parts 160 and 164, subparts A and E (the “Privacy Rule”), the security standards adopted by HHS as they may be amended from time to time, 45 C.F.R., parts 160, 162 and 164, subparts C (the “Security Rule”), and the Privacy provisions (Subtitle D) of the Health Information Technology for Economic Clinical Health Act, Division A, Title XIII of Pub. L. 111-5, and its implementing regulations (the “HITECH Act”). The Act, the Privacy Rule, the Security Rule, and the HITECH Act are collectively referred to as “HIPAA” for the purposes of this Exhibit E.
“Loan Agreement” means the Loan and Security Agreement to which this Exhibit E is attached.
“Protected Health Information” (“PHI”) means individually identifiable health information and has the same meaning as the term “protected health information” as defined in 45 C.F.R. § 160.103.
“Required by Law” shall have the same meaning as the term “required by law” as defined in 45 C.F.R. § 164.103.
“Security Incident” means the attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations in an information system and has the same meaning as the term “security incident” as defined in 45 C.F.R. § 164.304.
2. Use and Disclosure of Protected Health Information. The Business Associate agrees that it and its employees, officers, and directors (collectively, its “Employees”) will not use or disclose the Protected Health Information provided to it by the Covered Entity under the Loan Agreement except as permitted or required by the Loan Agreement or as otherwise Required by Law, and will require that each of its agents, including subcontractors (collectively, its “Agents”), to whom it provides Protected Health Information received from, or created or received by the Business Associate on behalf of, the Covered Entity agrees in writing to the same restrictions and conditions that apply to the Business Associate throughout this Exhibit E with respect to such information. Further, the Business Associate may:
     a. Use the Protected Health Information received by the Business Associate in its capacity as the Business Associate if necessary for the proper management and administration of the Business Associate’s business or to carry out its legal responsibilities; or,
     b. Disclose the Protected Health Information received by the Business Associate in its capacity as the Business Associate if:
     (i) the disclosure is Required by Law; or,

     (ii) the Business Associate obtains reasonable assurances from the person to whom the Protected Health Information is disclosed that it will be held confidentially and used or further disclosed only as Required by Law or for the purpose for which it was disclosed to the person, and the person agrees in writing to notify the Business Associate of any instances of which it is aware in which the confidentiality of the Protected Health Information has been breached; or,
     c. De-identify Protected Health Information and may aggregate, manipulate, use, disclose, sell, publish and distribute such de-identified information and data provided that such de-identification is in accordance with HIPAA; or
     d. Except as otherwise limited in this Exhibit E, use or disclose the Protected Health Information for the purpose of exercising any of its rights or obligations under the Loan Documents, provided that such use or disclosure would not violate the Privacy Rule or the Security Rule if done by the Covered Entity.
3. Business Associate Records. The Business Associate agrees that it shall keep records of all disclosures of Protected Health Information as would be required by the Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information under HIPAA in accordance with 45 C.F.R. § 164.528.
4. Appropriate Safeguards for Privacy of Information. The Business Associate agrees that it will use appropriate safeguards to prevent use or disclosure of Protected Health Information other than as are permitted by the Loan Agreement and this Exhibit E. Without limiting the generality of the foregoing sentence, the Business Associate will:
     a. Implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of Protected Health Information as required by HIPAA;
     b. Ensure that any Agents to whom the Business Associate provides Protected Health Information agree to implement reasonable and appropriate safeguards to protect Protected Health Information; and
     c. Promptly report to the Covered Entity any Security Incident of which the Business Associate becomes aware.
5. Reporting Inappropriate Use or Disclosure of Information. Business Associate shall notify Covered Entity of any use or disclosure of PHI not provided or allowed by the Loan Agreement promptly after Business Associate becomes aware of the impropriety of such use or disclosure. Business Associate represents that the significant number of meaningless attempts to, without authorization, access, use, disclose, modify or destroy electronic versions of any of Covered Entity’s PHI or interfere with systems operations in an Information System containing Covered Entity’s PHI (“Unsuccessful Security Incidents”) will make a real-time reporting requirement formidable for Business Associate. Therefore, Business Associate and Covered Entity agree that this Section 5 constitutes notice of such Unsuccessful Security Incidents. By way of example, the following are considered to be illustrative of Unsuccessful Security Incidents when they do not result in actual unauthorized access, use, disclosure, modification or destruction of electronic PHI or interference with an Information System containing PHI: (a) pings on Business Associate’s firewall, (b) port scans, (c) attempts to log on to a system or enter a database with an invalid password or username, (d) denial-of-service attacks that do not result in a server being taken off-line and (e) Malware (worms, viruses, etc.). If the definition of “Security Incident” is amended under

HIPAA to remove the requirement for reporting “unsuccessful” attempts to use, disclose, modify or destroy PHI, this Section 5 shall no longer apply as of the effective date of such information.
6. Access to Information. To the extent the Business Associate possesses or maintains Protected Health Information in a Designated Record Set, the Business Associate shall, within a reasonable time period following the written request of the Covered Entity, provide the Covered Entity with access to Protected Health Information about an Individual contained in a Designated Record Set in order for the Covered Entity to meet the requirements under 45 C.F.R. § 164.524.
7. Amendment of Protected Health Information. To the extent the Business Associate possesses or maintains Protected Health Information in a Designated Record Set, the Business Associate agrees that it will, within a reasonable time period of such written request by the Covered Entity, make available Protected Health Information for amendment and incorporate any amendments to Protected Health Information in a Designated Record Set that the Covered Entity directs or agrees to under 45 C.F.R.§ 164.526. For purposes of this Exhibit E, the term “Designated Record Set” shall not include any information in Business Associate’s possession that is the same as information in Covered Entity’s possession (information shall be considered the same information even if the information is held in a different format, medium or presentation or it has been standardized).
8. Accounting of Disclosures. The Business Associate agrees to provide to the Covered Entity, within a reasonable time period after being notified, information collected in accordance with Section 3 of this Exhibit E in order to permit the Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 C.F.R. § 164.528.
9. Information to be Available to the Secretary. The Business Associate agrees that it will make its internal practices, books, and records relating to the use and disclosure of Protected Health Information received from, or created or received by the Business Associate on behalf of, the Covered Entity available to the Secretary of the Department of Health and Human Services solely for purposes of determining the Covered Entity’s compliance with HIPAA.
10. Obligations of Covered Entity. Covered Entity shall provide written notice to Business Associate of any restriction on the use or disclosure of PHI to which Covered Entity has agreed in accordance with the relevant provisions of HIPAA, to the extent that such restriction may affect Business Associate’s use or disclosure of PHI. Covered Entity agrees (a) to use appropriate safeguards to maintain and ensure the confidentiality, privacy and security of PHI transmitted to Business Associate pursuant to this Exhibit E, in accordance with the standards and requirements of HIPAA; (b) to inform Business Associate of any consent or authorization, including any changes in or withdrawal of any such consent or authorization, provided to the Covered Entity by an individual pursuant to 45 C.F.R. § 164.506 or § 164.508; (c) that Business Associate may make any use or disclosure of Covered Entity’s PHI permitted under 45 C.F.R. § 164.512; and (d) not to request Business Associate to use or disclose PHI in any manner that would not be permissible under HIPAA if done by Covered Entity. If Covered Entity and any other Person have elected “affiliated covered entity” status under 45 CFR 164.105(b), Covered Entity agrees that this Exhibit E shall be binding upon and shall govern the use and disclosure of PHI received by Business Associate from any such Person.
11. Term and Termination.
     a. Term. This Exhibit E shall be effective as of the effective date of the Loan Agreement.

     b. Termination for Cause. Upon reasonable determination by the Covered Entity of a material breach by the Business Associate hereunder, the Covered Entity shall provide an opportunity for the Business Associate to cure the breach or end the violation. If the Business Associate does not cure the breach or end the violation within a reasonable time period after receiving written notice of the exact nature of the breach and the proposed cure, the Covered Entity shall, if feasible, terminate: (a) this Exhibit E and (b) all of the provisions of the Documents that involve the use or disclosure of Protected Health Information; provided, however, that such termination shall be deemed to be infeasible unless and until the Loan Agreement is likewise terminated in accordance with its terms or the Business Associate otherwise agrees in writing to such termination. If neither termination nor cure is feasible in accordance with this paragraph, the Covered Entity shall report the violation to the Secretary of the Department of Health and Human Services and shall provide the Business Associate with a copy of such report.
     c. Effect of Termination.
i. Except as set forth in clause c(ii) below, upon termination of the Loan Agreement, for any reason, the Business Associate, at Covered Entity’s expense, shall return or destroy all Protected Health Information received from the Covered Entity, or created or received by the Business Associate on behalf of the Covered Entity. This provision shall apply to Protected Health Information that is in the possession of Agents of the Business Associate. The Business Associate shall retain no copies of the Protected Health Information.
ii. In the event that the Business Associate determines that returning or destroying the Protected Health Information is infeasible, conflicts with any Applicable Law or will, in Business Associate’s reasonable opinion, hamper Business Associate in the investigation or defense or any claim or dispute, the Business Associate shall provide to the Covered Entity notification of the conditions that make return or destruction infeasible. Upon such determination by the Business Associate that return or destruction of Protected Health Information is infeasible, the Business Associate shall extend the protections of this Exhibit E to such Protected Health Information and limit further uses and disclosures of such Protected Health Information to those purposes that make the return or destruction infeasible, for so long as the Business Associate maintains such Protected Health Information.
12. Subpoenas. Business Associate and Covered Entity will provide written notice to the other party of any subpoena or other legal process seeking PHI received from or created on behalf of Covered Entity. Such written notice shall be provided within 48 hours of receipt of a subpoena or other legal process.
13. Changes to Regulations. If HIPAA is amended, including regulations that are to be promulgated and provided under the HITECH Act, in a manner that would materially alter the obligations of Business Associate as set forth in this Exhibit E, then the parties agree in good faith to negotiate mutually acceptable changes to the terms set forth in this Exhibit E.
14. Construction. This Exhibit E shall be construed as broadly as necessary to implement and comply with HIPAA. Any ambiguity in the Loan Agreement shall be resolved in favor of a meaning that complies with HIPAA. The obligations contained in this Exhibit E shall only be binding upon Business Associate to the extent Business Associate has actually received any Protected Health Information and is deemed to be a “Business Associate” for the purposes of HIPAA.

15. Breach of Unsecured PHI. In the event that Business Associate discovers, as determined in accordance with 45 C.F.R. § 164.410, that a Breach of Unsecured Protected Health Information of Covered Entity has occurred, Business Associate shall promptly notify the Covered Entity of the identification of each individual who has been or is reasonably believed to have been affected by the Breach, along with any other information that the Covered Entity will be required to include in its notification of the individual under the HITECH Act, including, without limitation, a description of the breach, the date of the breach and its discovery, types of Unsecured PHI involved and description of the Business Associate’s investigation, and mitigation and prevention efforts, to the extent such information is known by the Business Associate at the time of notification or promptly thereafter as information becomes available. Notwithstanding any indemnity provision that may be contained in the Loan Agreement or any other Loan Document (as defined therein), no Covered Entity shall have any obligation to indemnify any Business Associate for Claims (as defined in the Loan Agreement) arising out of a Breach by such Business Associate. In any litigation between the Covered Entities and any Business Associate relating to a Breach, the prevailing party in such litigation shall be entitled to be reimbursed by the non-prevailing party for its reasonable costs, fees and expenses (including reasonable attorney’s fees) incurred in connection with such litigation.
16. State Privacy Laws. Business Associate shall comply with applicable state privacy or state information security laws to the extent that such state privacy or information security laws are not preempted by HIPAA.
17. HITECH Act. To the extent required by the HITECH Act and in the manner required by the HITECH Act, Business Associate shall implement safeguards and policy, procedure, and documentation requirements consistent with the requirements of 45 C.F.R. §§ 164.308, 164.310, 164.312, and 164.316. Business Associate shall not directly or indirectly receive remuneration in exchange for any Individual’s Protected Health Information. In performing services for the Covered Entity, Business Associate will use or disclose only the minimum necessary Protected Health Information, in accordance with the HITECH Act, and any regulations issued thereunder. Business Associate agrees to comply with the requirements of the HITECH Act regarding requests for restriction on the disclosure of Protected Health Information to health plans for payment and health care operations purposes. Business Associate agrees not use or disclose Protected Health Information for marketing purposes without first receiving prior written approval from the Covered Entity and obtaining the necessary Authorization from the Individual.

EXHIBIT F
to
Loan and Security Agreement
FORM OF BORROWING BASE CERTIFICATE
Delivered directly to the Administrative Agent.

F-1

EXHIBIT G
to
Loan and Security Agreement
FORM OF COMPLIANCE CERTIFICATE
COMPLIANCE CERTIFICATE
Financial Statement Date: ________________,
To: Bank of America, N.A., as Agent
Ladies and Gentlemen:
     Reference is made to that certain Loan and Security Agreement, dated as of June 28, 2010 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”) by, among others, (i) Capella Healthcare, Inc., a Delaware corporation, as the borrower agent (in such capacity, the “Borrower Agent”), (ii) the other Borrowers from time to time party thereto, (iii) the Guarantors from time to time party thereto, (iv) Bank of America, N.A., as Agent, and (v) the Lenders from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings set forth in the Loan Agreement.
     The undersigned Senior Officer hereby certifies as of the date hereof that he/she is the ___________________________ of the Borrower Agent, and that, as such, he/she is authorized to execute and deliver this Certificate to the Agent on the behalf of the Borrowers, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
          1. Attached hereto as Schedule 1 are the year-end audited financial statements of Parent and its Subsidiaries required by Section 10.1.2(a) of the Loan Agreement for the Fiscal Year of the Borrower Agent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
          1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 10.1.2(b) of the Loan Agreement for the Fiscal Quarter of the Borrower Agent ended as of the above date. Such financial statements fairly present the financial condition and results of operations of Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject to normal year-end audit adjustments and the absence of footnotes.
          2. The undersigned (i) has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and financial condition of the Credit Parties during the accounting period covered by the attached financial statements and (ii) hereby certifies as follows:
[select one:]
          [to the knowledge of the undersigned during such accounting period no Default has occurred and is continuing.]

—or—
          [the following is a list of each Default that has occurred during the accounting period and its nature and status:]
          4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.
          5. Supplemental Schedule 8.5.1 attached hereto sets forth all of the Deposit Accounts that have been opened by the Credit Parties during the Fiscal Quarter of the Borrower Agent ended as of the above date.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ________________, ______.

CAPELLA HEALTHCARE, INC., a Delaware corporation, as Borrower Agent

By:
Name:
Title:

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
FINANCIAL COVENANT COMPLIANCE
For the Quarter/Year ended __________________, 20__ (“Statement Date”)
and calculated as of the period of four Fiscal Quarters most recently ended (“Subject Period”)
I. Section 10.3 — Fixed Charge Coverage Ratio.
A.	EBITDA for Subject Period:

1.	Consolidated Net Income for Subject Period:	$

2.	Consolidated Interest Charges for Subject Period:	$

3.	Provision for income taxes for Subject Period:	$

4.	Depreciation expenses for Subject Period:	$

5.	Amortization expenses for Subject Period:	$

6.	Non-cash extraordinary, unusual or non-recurring non-cash expenses or losses for Subject Period:	$

7.	One-time costs, fees, expenses and charges incurred in connection with Permitted Acquisitions in an aggregate amount of up to $10,000,000 during such period:	$

8.	Losses from discontinued operations to the extent such losses were deducted in computing Consolidated Net Income in an aggregate amount of up to $5,000,000 during such period:	$

9.	Non-controlling interest expense consisting of income of Subsidiaries attributable to minority Equity Interests of third parties in such Subsidiaries, net of Distributions declared or paid on Equity Interests held by third parties	$

10.	One-time costs, fees, expenses and charges in an aggregate amount of up to $30,000,000 incurred in connection with the financing transactions (including the issuance of the Senior Notes) contemplated by the Loan Agreement	$

11.	Non-cash losses with respect to Hedging Agreements for Subject Period:	$

12.	Non-cash expenses from the grant of stock and stock options and other compensation for Subject Period:	$

13.	Non-cash losses recognized and non-cash expenses incurred in connection with the effect of currency and exchange rate fluctuations:	$

14.	Charges attributable to any post-employment benefits offered to former employees for Subject Period:	$

15.	Non-cash subtractions from Consolidated Net Income for Subject Period:	$

16.	Non-cash additions to Consolidated Net Income for Subject Period:	$

17.	Gains related to pensions and other post-employment benefits

18.	Income tax credits for Subject Period:	$

19.	Sum of Lines I.A.1 through 15:	$

20.	Sum of Lines I.A.16, 17 and 18:	$

21.	EBITDA (Line I.A.19 minus Line I.A.20):	$	*

*	Subject to adjustment for Material Events.

B.	Fixed Charges for Subject Period:

1.	Consolidated Interest Charges paid or required to be paid in cash (other than payment-in-kind):	$

2.	Mandatory and voluntary principal payments made on Borrowed Money (other than the Closing Date Debt Repayment):	$

3.	Distributions made in cash (other than cash Distributions by Subsidiaries that are not wholly-owned to holders of Equity Interests therein who are not Credit Parties):	$

4.	Fixed Charges (Lines I.B.1 + 2 + 3)	$

C.	Capital Expenditures for Subject Period (other than Excluded Capital Expenditures):

1.	All liabilities incurred, expenditures made or payments due (whether or not made) for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto that would be classified as capital expenditures in accordance with GAAP, including the principal portion of Capital Leases:	$

2.	Such expenditures financed directly with proceeds of a substantially contemporaneous issuance of Equity Interests by the Parent (other than to a Credit Party or Subsidiary):	$

3.	Such expenditures financed with Borrowed Money permitted under the Loan Agreement other than Revolver Loans	$

4.	Such additions and expenditures to the extent made with Net Proceeds from any Permitted Asset Distribution or proceeds of insurance from any casualty or other insured damage or condemnation or similar awards with respect to any property or asset:	$

5.	Sum of Line I.C.2 + 3 + 4:	$

6.	Capital Expenditures (Line I.C.1 — Line I.C.5):	$

D.	Cash taxes paid during Subject Period:	$

E.	Fixed Coverage Ratio ((Line I.A.21. — Line I.C.6. — Line I.D.) ÷ (Line I.B.4.)):		to 1.00

Minimum required (during a Fixed Charge Coverage Trigger Period):		1.10 to 1.00

SUPPLEMENTAL SCHEDULE 8.5.1
to the Compliance Certificate

SCHEDULE 1.1
to
Loan and Security Agreement
COMMITMENT OF LENDERS

Lender	Commitment

Bank of America, N.A.	$35,000,000.00
Citibank, N.A.	$20,000,000.00
Barclays Bank PLC	$15,000,000.00
General Electric Capital Corporation	$15,000,000.00
Credit Agricole Corporate and Investment Bank	$5,000,000.00
Deutsche Bank AG New York Branch	$5,000,000.00
Healthcare Finance Group	$2,500,000.00
Morgan Stanley Bank, N.A.	$2,500,000.00

Total	$100,000,000.00

-1

SCHEDULE 1.2
to
Loan and Security Agreement
IMMATERIAL SUBSIDIARIES
1.	National Healthcare of Cullman, Inc.

2.	Garland Managed Care Organization, Inc.

3.	River Park Hospital, LLC

4.	Providence Radiologic Services, LLC

5.	Providence MRI Associates, LLC

-1

*     Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.
SCHEDULE 8.5.1
to
Loan and Security Agreement
DEPOSIT ACCOUNTS

Subject Grantor Name /	Bank/Securities Intermediary
Account Name	Name and Address	Account Type	Account Number
Capella HC/Farmington PCA Physicians	American Express	Merchant Card Processing	*

Capella HC/Min Area	American Express	Merchant Card Processing	*

Capella Healthcare, Inc.	Bank of America (“BofA”)	Non-Medicare/Medicaid	* **

Capella Healthcare, Inc.	BofA	Non-Medicare/Medicaid	* **

Capella Healthcare, Inc.	BofA	Non-Medicare/Medicaid	* **

Capella Healthcare, Inc.	BofA	Credit Card	* **

Capella Healthcare, Inc.	BofA	Non-Medicare/Medicaid	* **

Capella Healthcare, Inc.	BofA	Lockbox Non-Medicare/Medicaid	* **

Capella Healthcare, Inc.	BofA	Non-Medicare/Medicaid	* **

Capella Healthcare, Inc.	BofA	Medicare/Medicaid	*

Capella Healthcare, Inc.	BofA	Medicare/Medicaid	*

Capella Healthcare, Inc.	BofA	Managed Care	*

Capella Healthcare, Inc.	BofA	Disbursement Accounts	*

Capella Healthcare, Inc.	BofA	Disbursement Accounts	*

Capella Healthcare, Inc.	BofA	Payroll Tax/Employee Benefits	*

Capella Healthcare, Inc.	BofA	Payroll Tax/Employee Benefits	*

Capella Healthcare, Inc.	BofA	Payroll Tax/Employee Benefits	*

Capella Healthcare, Inc.	BofA	Payroll Tax/Employee Benefits	*

Capella Healthcare, Inc.	BofA	Payroll Tax/Employee Benefits	*

Capella Healthcare, Inc.	BofA	Payroll Tax/Employee Benefits	*

Capital Medical Center	West Coast Bank	CMC B&O Tax Account	*

Capital Medical Center	BofA	Depository Account (Both Medicare/Medicaid and Non-Medicare/Medicaid)	* **

1-1

*     Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.

Subject Grantor Name /	Bank/Securities Intermediary
Account Name	Name and Address	Account Type	Account Number
Capital Medical Center	BofA	Accounts Payable	*

Capital Medical Center	BofA	AP Special Handle Account	*

Capital Medical Center	BofA	Payroll	*

Capital Medical Center	BofA	OFM	*

Capital Medical Center	Sterling Savings	Elma Clinic	*

Capital Medical Center	West Coast Bank	MOB Security Deposit Acct.	*

Capital Medical Center	West Coast Bank	MOB	*

Capital Medical Center	Sterling Savings	Hospitalists	*

Capital Medical Center	West Coast Bank	Occupational Medicine	*

Central Billing Office (Capella)	SunTrust	Merchant Card Processing	*

Columbia Capital Medical Center	BofA	Lockbox (Medicare/Medicaid and Non-Medicare/Medicaid	* **

Farmington Clinic Company, LLC	BofA	Direct Deposit Account with Lockbox (Non-Medicare/Medicaid)	* **

Farmington Clinic Company, LLC	First State Community Bank	Direct Deposit Account with Lockbox (Medicare/Medicaid)	*

Farmington Missouri Hospital Company, LLC	Key Merchant	Merchant Card Processing	*

Farmington Missouri Hospital Company, LLC	BofA	Direct Deposit Account with Lockbox (Non-Medicare/Medicaid)	* **

Farmington Missouri Hospital Company, LLC	BofA	Direct Deposit Account with Lockbox (Non-Medicare/Medicaid)	* **

Farmington Missouri Hospital Company, LLC	KeyBank	Direct Deposit Account with Lockbox (Medicare/Medicaid and Non-Medicare/Medicaid)	*

Farmington Missouri Hospital Company, LLC	First State Community Bank	Direct Deposit Account Non-Medicare/Medicaid	*

Farmington PCA Physicians	SunTrust	Merchant Card Processing	*

Grandview Physician Group, LLC (f/k/a Grandview Cardiology, LLC)	BofA	Non-Medicare/Medicaid	* **

1-2

*     Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.

Subject Grantor Name /	Bank/Securities Intermediary
Account Name	Name and Address	Account Type	Account Number
Grandview Physicians Group LLC	US Bank	Non-Medicare/Medicaid and Medicare/Medicaid	*

Hartselle Behavioral Health	US Bank	Non-Medicare/Medicaid	*

Hartselle Behavioral Health	Bank Independent	Non-Medicare/Medicaid	*

Hartselle Medical Center	BofA	Disbursement Account	*

Hartselle Medical Center	BofA	Disbursement Account	*

Hot Springs National Hospital	BofA	AP Checking	*

Hot Springs National Hospital	BofA	Payroll Checking	*

Hot Springs National Park Hospital	BofA	SBA Checking	*

Jacksonville Medical Professional Services, LLC	Regions Bank	Depository (Non-Medicare/Medicaid and Medicare/Medicaid)	*

Jacksonville Surgical and Medical Affiliates, LLC	Regions Bank	Depository (Non-Medicare/Medicaid and Medicare and Medicaid)	*

Jacksonville Surgical and Medical Affiliates, LLC	Regions Bank	Depository (Non-Medicare/Medicaid and Medicare and Medicaid)	*

Jacksonville Surgical and Medical Affiliates, LLC	US Bank	Depository (Non- Medicare/Medicaid and Medicare and Medicaid)	*

Millard-Henry Clinic (St. Mary’s Physician Services, LLC)	BofA	Direct Deposit Account Non-Medicare/Medicaid	* **

Millard-Henry Clinic (St. Mary’s Physician Services, LLC)	BofA	Direct Deposit Account with Lockbox (Non-Medicare/Medicaid)	* **

Mineral Area Medicine	SunTrust	Merchant Card Processing	*

Mineral Area Orthopedics	SunTrust	Merchant Card Processing	*

Mineral Area Regional	SunTrust	Merchant Card Processing	*

Mineral Area Regional MC	SunTrust	Merchant Card Processing	*

Mineral Area Regional MC	First State Financial Mgmt	Stock/Money Market	*

Mineral Area Regional MC	BofA	Disbursement — AP	*

1-3

*     Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.

Subject Grantor Name /	Bank/Securities Intermediary
Account Name	Name and Address	Account Type	Account Number
Mineral Area RMC	BofA	Disbursement — Payroll	*

Mineral Area Surgical	SunTrust	Merchant Card Processing	*

Mineral Area Urology	SunTrust	Merchant Card Processing	*

Muskogee Immediate Care, Inc.	Bank of Oklahoma	Non-Medicare/Medicaid	*

Muskogee Immediate Care, Inc.	Banc First	Non-Medicare/Medicaid	*

Muskogee Medical and Surgical Associates LLC	US Bank	Lockbox (Medicare/Medicaid and Non-Medicare/Medicaid)	*

Muskogee Physician Group LLC, The Women’s Center	BofA	Non-Medicare/Medicaid	* **

Muskogee Physician Group, LLC	BofA	Lockbox for all Payments including Medicare/Medicaid	* **

Muskogee Regional Medical Center, LLC	BofA	Non-Medicare/Medicaid	* **

Muskogee Regional Medical Center, LLC	BofA	Non-Medicare/Medicaid	* **

Muskogee Regional Medical Center, LLC	BofA	Disbursement Accounts	*

Muskogee Regional Medical Center, LLC	BofA	Disbursement Accounts	*

Muskogee Regional Medical Center, LLC	BofA	Disbursement Accounts	*

Muskogee Regional Medical Center, LLC	BofA	Disbursement Accounts	*

Muskogee Regional Medical Center, LLC	BofA	Payroll Tax/Employee Benefits	*

National Healthcare of Decatur, Inc.	Progress Bank	Non-Medicare/Medicaid	*

National Healthcare of Decatur, Inc.	BofA	Direct Deposit Account with Lockbox Non-Medicare/Medicaid	* **

National Healthcare of Decatur, Inc.	BofA	Disbursement Account	*

National Healthcare of Decatur, Inc.	BofA	Disbursement Account	* **

1-4

*     Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.

Subject Grantor Name /	Bank/Securities Intermediary
Account Name	Name and Address	Account Type	Account Number
National Healthcare of Hartselle, Inc.	BofA	Direct Deposit Account with Lockbox Non-Medicare/Medicaid	*

National Healthcare of Hartselle, Inc.	Bank Independent	Direct Deposit Account Non-Medicare/Medicaid	* **

National Park Medical Center	BofA	Non-Medicare/Medicaid Depository	* **

National Park Medical Center	BofA	Lockbox Non-Medicare/Medicaid	* **

National Park Physician Services LLC	BofA	Lockbox Non-Medicare/Medicaid	*

Parkway Medical Clinic, Inc. d/b/a Milestone Pediatrics at Parkway	Progress Bank	Non-Medicare/Medicaid	*

Parkway Medical Clinic, Inc. d/b/a Milestone Pediatrics at Parkway	US Bank	EFTs	*

Parkway Medical Clinic, Inc. d/b/a North Alabama Workers Care	US Bank	EFTs	*

Parkway Medical Clinic, Inc. d/b/a Urogynecology of North Alabama	Progress Bank	Non-Medicare/Medicaid	*

Parkway Medical Clinic, Inc. d/b/a Urogynecology of North Alabama	US Bank	Medicare/Medicaid	*

Pilot Knob Primary Care (Mineral Area Regional Medical Center)	SunTrust	Merchant Card Processing	*

Providence MRI Associates LLC	Bank of Oklahoma	Sweep Account for #881010492 (Non-Medicare/Medicaid)	*

Providence MRI Associates, L.L.C.	Bank of Oklahoma	Non-Medicare/Medicaid	*

Providence Physicians Group, Inc.	First National Bank	Non-Medicare/Medicaid	*

Providence Radiologic Services, L.L.C.	Bank of Oklahoma	Non-Medicare/Medicaid	*

1-5

*     Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.

Subject Grantor Name /	Bank/Securities Intermediary
Account Name	Name and Address	Account Type	Account Number
Providence Radiologic Services, L.L.C.	First National Bank	Non-Medicare/Medicaid	*

QHG of Jacksonville	BofA	Disbursement Account	*

QHG of Jacksonville - Jacksonville Medical Center	Regions	Non-Medicare/Medicaid	*

River Park Hospital, Inc.	BofA	Non-Medicare/Medicaid	* **

River Park Hospital, Inc.	Regions Bank (McMinnville, TN)	Non-Medicare/Medicaid	*

River Park Hospital, Inc.	BofA	Disbursement Accounts	*

River Park Hospital, Inc.	BofA	Disbursement Accounts	*

River Park Physicians Group, LLC	US Bank	Depository Account Non-Medicare/Medicaid	*

Russellville Holdings, LLC — St. Mary’s Regional Medical Center	BofA	Direct Deposit Account with Lockbox (Non-Medicare/Medicaid)	* **

Russellville Holdings, LLC — St. Mary’s Regional Medical Center	BofA	Direct Deposit Account Non-Medicare/Medicaid	* **

Russellville Holdings, LLC — St. Mary’s Regional Medical Center-Home Care	BofA	Direct Deposit Account Non-Medicare/Medicaid	* **

Russellville Holdings, LLC — St. Mary’s Wellness/Fitness Center	Simmons First Bank	Direct Deposit Account Non-Medicare/Medicaid	*

Russellville Holdings, LLC — Valley Health Services of Hector	Simmons First Bank	Direct Deposit Account Non-Medicare/Medicaid	*

Russellville Holdings, LLC — Valley Health Services of Hector	Bank of the Ozarks	Direct Deposit Account with Lockbox (Non-Medicare/Medicaid)	*

Saint Mary’s Physician Services LLC	US Bank	Non-Medicare/Medicaid	*

Saint Mary’s Regional Medical Center	BofA	Disbursement Account	*

Saint Mary’s Regional Medical Center	BofA	Disbursement Account	*

Saint Mary’s Regional Medical Center	BofA	Disbursement Account	*

1-6

*     Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.

Subject Grantor Name /	Bank/Securities Intermediary
Account Name	Name and Address	Account Type	Account Number
Sequatchie Valley Urology (Levine)	US Bank	Non-Medicare/Medicaid and Medicare/Medicaid	* **

Sequatchie Valley Urology, LLC	BofA	Non-Medicare/Medicaid	*

Sippo Physician Practice (Mineral Area Regional Medical Center)	SunTrust	Merchant Card Processing	*

Southwestern Emergency Department Physicians, LLC	Arvest Bank (Lawton, OK)	Non-Medicare/Medicaid	*

Southwestern Medical Center	BofA	All COID—Athena Deposits	* **

Southwestern Medical Center	BofA	Workers Compensation	*

Southwestern Medical Center, LLC	BofA	Non-Medicare/Medicaid	* **

Southwestern Medical Center, LLC	BofA	Lockbox	* **

Southwestern Medical Center, LLC	Liberty National Bank	Non-Medicare/Medicaid	*

Southwestern Medical Center, LLC	BofA	Disbursement Accounts	*

Southwestern Medical Center, LLC	BofA	Disbursement Accounts	*

Southwestern Medical Center, LLC	BofA	Payroll Tax/Employee Benefits	*

Southwestern Neurosurgery Physicians, LLC	BofA	Non-Medicare/Medicaid	* **

Southwestern Physician Services LLC	BofA	Non-Medicare/Medicaid	* **

Southwestern Surgical Affiliates LLC	US Bank	Non-Medicare/Medicaid	*

SP Acquisition Corp.	BofA	Non-Medicare/Medicaid	* **

SP Acquisition Corp.	First Volunteer Bank (Jasper, TN)	Non-Medicare/Medicaid	*

SP Acquisition Corp.	BofA	Disbursement Accounts	*

SP Acquisition Corp.	BofA	Disbursement Accounts	*

1-7

*     Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.

Subject Grantor Name /	Bank/Securities Intermediary
Account Name	Name and Address	Account Type	Account Number
Sparta Hospital Corporation — White County Hospital	BofA	Direct Deposit Account with Lockbox Non-Medicare/Medicaid and Medicare/Medicaid	* **

Sparta Hospital Corporation — White County Hospital	BofA	Direct Deposit Account with Lockbox Non-Medicare/Medicaid and Medicare/Medicaid	* **

Sparta Hospital Corporation — White County Hospital	US Bank	Direct Deposit Account Non-Medicare/Medicaid	*

Sumski Physician Practice (Mineral Area Regional Medical Center)	SunTrust	Merchant Card Processing	*

White County Community Hospital	BofA	A/P Cash Disbursements	*

White County Community Hospital	BofA	P/R Cash Disbursements	*

White County Physician Services, LLC	Key Bank	Direct Deposit Account Non-Medicare/Medicaid	*

White County Physician Services, LLC	US Bank	Direct Deposit Account Non-Medicare/Medicaid	*

White County Physician Services, LLC	US Bank	Athena (Both Medicare/Medicaid and Non-Medicare/Medicaid)	*

Willamette Valley Clinics	Wells Fargo	Direct Deposit Account Non-Medicare/Medicaid	*

Willamette Valley Clinics LLC	US Bank	Lockbox (Both Medicare/Medicaid and Non-Medicare/Medicaid)	*

Willamette Valley Medical Center	BofA	Disbursement	*

Willamette Valley Medical Center	BofA	Disbursement	*

Willamette Valley Medical Center LLC	BofA	Disbursement—Payroll	*

Willamette Valley Medical Center, LLC	BofA	Direct Deposit Account with Lockbox Non-Medicare/Medicaid	* **

Willamette Valley Medical Center, LLC	BofA	Direct Deposit Account Non-Medicare/Medicaid	* **

1-8

*     Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.

Subject Grantor Name /	Bank/Securities Intermediary
Account Name	Name and Address	Account Type	Account Number
Willamette Valley Medical Center, LLC	Wells Fargo	Non-Medicare/Medicaid	*

Williams Physician Practice (Mineral Area Regional Medical Center)	SunTrust	Merchant Card Processing	*

Zereik Physician Practice (Mineral Area Regional Medical Center)	SunTrust	Merchant Card Processing	*

**	Accounts that will be subject to Control Agreement with Bank of America at Closing.

1-9

SCHEDULE 8.5.2
to
Loan and Security Agreement
CASH MANAGEMENT SYSTEM
See schedule 8.5.1.

2-1

*     Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.
SCHEDULE 8.5.5
to
Loan and Security Agreement
CREDIT CARD ARRANGEMENTS
1. Capella Healthcare, Inc.: Bank of America Deposit Account Number * used for Credit Card Deposits.
2. US Buyer Initiated Payments Services Agreement between American Express Travel Related Services Company Incorporated and Capella Healthcare, Inc. dated December 30, 2009.

5-1

SCHEDULE 8.6.1
to
Loan and Security Agreement
BUSINESS LOCATIONS

Credit Party	Location of Chief Executive Office	Location of Books and Records
Capella Healthcare, Inc.	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	N/A

Capella Holdings of Oklahoma, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	300 Rockefeller Drive Muskogee, OK 74401

Capital Medical Center Holdings, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	3900 Capital Mall Drive SW Olympia, WA 98502

Capital Medical Center Partner, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	3900 Capital Mall Drive SW Olympia, WA 98502

Capital Medical Center Physicians, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	3900 Capital Mall Drive SW Olympia, WA 98502

CMCH Holdings, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	3900 Capital Mall Drive SW Olympia, WA 98502

Columbia Capital Medical Center Limited Partnership	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	3900 Capital Mall Drive SW Olympia, WA 98502

Columbia Medical Group — South Pittsburg, Inc.	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1000 Highway 28 Jasper, TN 37347

1-1

Credit Party	Location of Chief Executive Office	Location of Books and Records
Columbia Olympia Management, Inc.	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	3900 Capital Mall Drive SW Olympia, WA 98502

Cullman County Medical Clinic, Inc.	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1719 Main Street Cullman, AL 35055

Cullman Hospital Corporation	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1719 Main Street Cullman, AL 35055

Cullman Surgery Venture Corp.	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1719 Main Street Cullman, AL 35055

Farmington Clinic Company, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1212 Weber Road Farmington, MO 63640

Farmington Heart & Vascular Center, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1212 Weber Road Farmington, MO 63640

Farmington Hospital Corporation	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1212 Weber Road Farmington, MO 63640

Farmington Missouri Hospital Company, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1212 Weber Road Farmington, MO 63640

Grandview Physician Group, LLC (f/k/a Grandview Cardiology, LLC)	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1000 Highway 28 Jasper, TN 37347

Hartselle Physicians, Inc.	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	201 Pine St. NW, Hartselle, Alabama 35640

Hot Springs National Park Hospital Holdings, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1910 Malvern Avenue Hot Springs, AR 71901

1-2

Credit Party	Location of Chief Executive Office	Location of Books and Records
Jacksonville Medical Professional Services, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1701 Pelham Road, South Jacksonville, Alabama 35265

Jacksonville Surgical and Medical Affiliates, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1701 Pelham Road, South Jacksonville, Alabama 35265

Lawton Holdings, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	5602 S.W. Lee Boulevard Lawton, OK 73505

Mineral Area Pharmacy and Durable Medical Equipment, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1212 Weber Road Farmington, MO 63640

Muskogee Holdings, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	300 Rockefeller Drive Muskogee, OK 74401

Muskogee Medical and Surgical Associates, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	300 Rockefeller Drive Muskogee, OK 74401

Muskogee Physician Group, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	300 Rockefeller Drive Muskogee, OK 74401

Muskogee Regional Medical Center, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	300 Rockefeller Drive Muskogee, OK 74401

National Healthcare of Decatur, Inc.	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1874 Beltline Road Decatur, Alabama 35601

National Healthcare of Hartselle, Inc.	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	201 Pine St. NW, Hartselle, Alabama 35640

National Park Cardiology Services, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1910 Malvern Avenue Hot Springs, AR 71901

1-3

Credit Party	Location of Chief Executive Office	Location of Books and Records
National Park Physician Services, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1910 Malvern Avenue Hot Springs, AR 71901

National Park Real Property, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1910 Malvern Avenue Hot Springs, AR 71901

NPMC, Home Health, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1910 Malvern Avenue Hot Springs, AR 71901

NPMC, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1910 Malvern Avenue Hot Springs, AR 71901

NPMC Holdings, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1910 Malvern Avenue Hot Springs, AR 71901

Oregon Healthcorp, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	2700 SE Stratus Ave McMinnville, OR 97128

Parkway Medical Clinic, Inc.	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1874 Beltline Road Decatur, Alabama 35601

QHG of Jacksonville, Inc.	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1701 Pelham Road, South Jacksonville, Alabama 35265

River Park Hospital, Inc.	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1559 Sparta Street McMinnville, TN 37110

River Park Hospitalists, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1559 Sparta Street McMinnville, TN 37110

River Park Physician Group, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1559 Sparta Street McMinnville, TN 37110

1-4

Credit Party	Location of Chief Executive Office	Location of Books and Records
Russellville Holdings, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1808 West Main Street Russellville, AR 72801

Sequatchie Valley Urology, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1000 Highway 28 Jasper, TN 37347

Southwestern Emergency Department Physician Services, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	5602 S.W. Lee Boulevard Lawton, OK 73505

Southwestern Medical Center, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	5602 S.W. Lee Boulevard Lawton, OK 73505

Southwestern Neurosurgery Physicians, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	5602 S.W. Lee Boulevard Lawton, OK 73505

Southwestern Physician Services, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	5602 S.W. Lee Boulevard Lawton, OK 73505

Southwestern Surgical Affiliates, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	5602 S.W. Lee Boulevard Lawton, OK 73505

SP Acquisition Corp.	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1000 Highway 28 Jasper, TN 37347

Sparta Hospital Corporation	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	401 Sewell Road Sparta, TN 38583

St. Mary’s Holdings, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1808 West Main Street Russellville, AR 72801

St. Mary’s Physician Services, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1808 West Main Street Russellville, AR 72801

1-5

Credit Party	Location of Chief Executive Office	Location of Books and Records
St. Mary’s Real Property, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	1808 West Main Street Russellville, AR 72801

Western Washington Healthcare, LLC	Two Corporate Centre 501 Corporate Centre Drive, Suite 200 Franklin, TN 37067-2662	3900 Capital Mall Drive SW Olympia, WA 98502

White County Community Hospital, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	401 Sewell Road Sparta, TN 38583

White County Physician Services, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	401 Sewell Road Sparta, TN 38583

Willamette Valley Clinics, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	2700 SE Stratus Ave McMinnville, OR 97128

Willamette Valley Medical Center, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	2700 SE Stratus Ave McMinnville, OR 97128

WPC Holdco, LLC	Two Corporate Centre 501 Corporate Centre Drive Suite 200 Franklin, TN 37067- 2662	3900 Capital Mall Drive SW Olympia, WA 98502

1-6

SCHEDULE 9.1.4
to
Loan and Security Agreement
NAMES AND CAPITAL STRUCTURE
1. The corporate names and jurisdictions of incorporation of each Borrower and Subsidiary are as follows:
BORROWERS

	Jurisdiction of		Organizational	Federal Tax
	Organization & Type	Foreign	Identification	Identification
Entity	of Organization	Qualifications	Number	Number
Capella Healthcare, Inc.	Delaware, Corporation	Tennessee, Missouri	3956565	20-2767829

Capella Holdings of Oklahoma, LLC	Delaware, Limited Liability Company	Oklahoma	4288637	20-8308250

Capital Medical Center Holdings, LLC	Delaware, Limited Liability Company	N/A	4020383	14-1936331

Capital Medical Center Partner, LLC	Delaware, Limited Liability Company	Tennessee, Washington	3145410	62-1805349

CMCH Holdings, LLC	Delaware, Limited Liability Company	N/A	4640071	26-4088312

Columbia Medical Group — South Pittsburg, Inc.	Tennessee, Corporation	N/A	0311135	62-1639105

Columbia Olympia Management, Inc.	Delaware, Corporation	Washington	2746287	62-1690140

4-1

	Jurisdiction of		Organizational	Federal Tax
	Organization & Type	Foreign	Identification	Identification
Entity	of Organization	Qualifications	Number	Number
Cullman County Medical Clinic, Inc.	Alabama, Corporation	N/A	170-000	63-1138503

Cullman Hospital Corporation	Alabama, Corporation	N/A	175-703	63-1157234

Cullman Surgery Venture Corp.	Delaware, Corporation	N/A	3521594	74-3042199

Farmington Clinic Company, LLC	Missouri, Limited Liability Company	N/A	LC0735241	20-4795191

Farmington Heart & Vascular Center, LLC	Delaware, Limited Liability Company	Missouri	4725968	27-0888641

Farmington Hospital Corporation	Missouri, Corporation	N/A	00735137	20-4795037

Farmington Missouri Hospital Company, LLC	Missouri, Limited Liability Company	N/A	LC0735224	20-4795132

Grandview Physician Group, LLC	Tennessee, Limited Liability Company	N/A	0488559	32-0142836

Hartselle Physicians, Inc.	Alabama, Corporation	N/A	180-461	63-1173620

Jacksonville Medical Professional Services, LLC	Delaware, Limited Liability Company	Alabama	4257865	20-5957808

Jacksonville Surgical and Medical Affiliates, LLC	Delaware, Limited Liability Company	Alabama	4593826	26-3311350

Lawton Holdings, LLC	Delaware, Limited Liability Company	N/A	4640127	26-4088357

4-2

	Jurisdiction of		Organizational	Federal Tax
	Organization & Type	Foreign	Identification	Identification
Entity	of Organization	Qualifications	Number	Number
Mineral Area Pharmacy and Durable Medical Equipment, LLC	Missouri, Limited Liability Company	N/A	LC0739029	20-4890756

Muskogee Holdings, LLC	Delaware, Limited Liability Company	N/A	4639520	26-4088158

Muskogee Medical and Surgical Associates, LLC	Delaware, Limited Liability Company	Oklahoma	4664095	26-4445694

Muskogee Physician Group, LLC	Delaware, Limited Liability Company	Oklahoma	4295698	20-8493666

Muskogee Regional Medical Center, LLC	Delaware, Limited Liability Company	Oklahoma	4288639	20-8308340

National Healthcare of Decatur, Inc.	Delaware, Corporation	Alabama	2091878	63-0928790

National Healthcare of Hartselle, Inc.	Delaware, Corporation	Alabama	2091884	63-0928787

National Park Cardiology Services, LLC	Delaware, Limited Liability Company	Arkansas	4661114	26-4446655

National Park Physician Services, LLC	Delaware, Limited Liability Company	Arkansas	2964329	62-1762445

NPMC, LLC	Delaware, Limited Liability Company	Arkansas	4134021	20-4599508

NPMC Holdings, LLC	Delaware, Limited Liability Company	N/A	4639513	26-4088237

4-3

	Jurisdiction of		Organizational	Federal Tax
	Organization & Type	Foreign	Identification	Identification
Entity	of Organization	Qualifications	Number	Number
NPMC, Home Health, LLC	Delaware, Limited Liability Company	Arkansas	4300295	20-8449844

Oregon Healthcorp, LLC	Delaware, Limited Liability Company	Oregon	3000990	62-1769632

Parkway Medical Clinic, Inc.	Alabama, Corporation	N/A	170-167	63-1138502

QHG of Jacksonville, Inc.	Alabama, Corporation	N/A	179-471	62-1637909

River Park Hospital, Inc.	Tennessee, Corporation	N/A	0026722	62-0811451

River Park Hospitalists, LLC	Tennessee, Limited Liability Company	N/A	0489648	03-0557520

River Park Physician Group, LLC	Delaware, Limited Liability Company	Tennessee	4536868	26-3798779

Russellville Holdings, LLC	Delaware, Limited Liability Company	Arkansas	3000959	62-1771866

Sequatchie Valley Urology, LLC	Tennessee, Limited Liability Company	N/A	0489224	32-0142834

Southwestern Emergency Department Physician Services, LLC	Oklahoma, Limited Liability Company	N/A	3500702384	13-4229397

Southwestern Medical Center, LLC	Delaware, Limited Liability Company	Oklahoma	2955708	62-1757662

4-4

	Jurisdiction of		Organizational	Federal Tax
	Organization & Type	Foreign	Identification	Identification
Entity	of Organization	Qualifications	Number	Number
Southwestern Neurosurgery Physicians, LLC	Oklahoma, Limited Liability Company	N/A	3512037174	20-1084297

Southwestern Physician Services, LLC	Oklahoma, Limited Liability Company	N/A	3500702383	57-1141094

Southwestern Surgical Affiliates, LLC	Delaware, Limited Liability Company	Oklahoma	4593828	26-3311227

SP Acquisition Corp.	Tennessee, Corporation	N/A	0188298	62-1321262

Sparta Hospital Corporation	Tennessee, Corporation	N/A	0287819	62-1587742

St. Mary’s Holdings, LLC	Delaware, Limited Liability Company	N/A	4639514	26-4088270

St. Mary’s Physician Services, LLC	Delaware, Limited Liability Company	Arkansas	3000975	62-1769626

St. Mary’s Real Property, LLC	Delaware, Limited Liability Company	Arkansas	2964555	62-1762460

Western Washington Healthcare, LLC	Washington, Limited Liability Company	N/A	602 405 282	20-1275656

Willamette Valley Clinics, LLC	Delaware, Limited Liability Company	Oregon	2989347	62-1766695

Willamette Valley Medical Center, LLC	Delaware, Limited Liability Company	Oregon	2964656	62-1762552

WPC Holdco, LLC	Delaware, Limited Liability Company	Washington	3330911	62-1839545

4-5

CREDIT SUPPORT PARTIES

	Jurisdiction of		Organizational	Federal Tax
	Organization & Type	Foreign	Identification	Identification
Credit Support Party	of Organization	Qualifications	Number	Number
Capital Medical Center Physicians, LLC	Delaware, Limited Liability Company	Washington	4621885	26-3756673

Columbia Capital Medical Center Limited Partnership	Washington, Limited Partnership	N/A	601-787-087	62-1689675

Hot Springs National Park Hospital Holdings, LLC	Delaware, Limited Liability Company	Arkansas	3000927	62-1769635

National Park Real Property, LLC	Delaware, Limited Liability Company	Arkansas	2964565	62-1762465

White County Community Hospital, LLC	Delaware, Limited Liability Company	Tennessee	4717332	62-0723955

White County Physician Services, LLC	Tennessee, Limited Liability Company	N/A	0308425	62-0836897

4-6

IMMATERIAL SUBSIDIARIES

	Jurisdiction of		Organizational	Federal Tax
	Organization & Type	Foreign	Identification	Identification
Immaterial Subsidiary	of Organization	Qualifications	Number	Number
Garland Managed Care Organization, Inc.	Arizona; Corporation	N/A	165113	75-2794499

National Healthcare of Cullman, Inc.	Delaware; Corporation	Alabama	726143050	63-0928788

River Park Hospital, LLC	Delaware; Limited Liability Company	N/A	4427900	N/A

Providence MRI Associates, LLC	Oklahoma; Limited Liability Company	N/A	3512093327	N/A

Providence Radiologic Services, LLC	Oklahoma; Limited Liability Company	N/A	3500588331	N/A

4-7

2. The authorized and issued Equity Interests, and the record holders of Equity Interests of each Borrower and Subsidiary are as follows:

	Type of Equity	Issued and
	Interests;	Outstanding
	Authorized	Interests;
Entity	Interests	Options; Warrants	Owner	Percentage
Capella Healthcare, Inc.	Common	100 Common	Capella Holdings, Inc.	100%

Capella Holdings of Oklahoma, LLC	LLC	N/A	Muskogee Holdings, LLC	100%

Capital Medical Center Holdings, LLC	LLC	N/A	CMCH Holdings, LLC	100%

Capital Medical Center Partner, LLC	LLC	N/A	Capital Medical Center Holdings, LLC	100%

Capital Medical Center Physicians, LLC	LLC	N/A	Columbia Capital Medical Center Limited Partnership	100%

CMCH Holdings, LLC	LLC	N/A	Capella Healthcare, Inc.	100%

Columbia Capital Medical Center Limited Partnership	LP	N/A	Capital Medical Center Holdings, LLC	39.7%

			Capital Medical Center Partner, LLC	48.55%

	LP		Columbia Olympia Management, Inc.	1.0%

	GP GP		WPC Holdco, LLC	1.0%

Columbia Medical Group-South Pittsburg, Inc.	Common	1000 Common	SP Acquisition Corp.	100%

Columbia Olympia Management, Inc.	Common	1000 Common	Capital Medical Center Holdings, LLC	100%

Cullman County Medical Clinic, Inc.	Common	1000 Common	Capella Healthcare, Inc.	100%

Cullman Hospital Corporation	Common	1 Common	Capella Healthcare, Inc.	100%

Cullman Surgery Venture Corp.	Common	1000 Common	Cullman Hospital Corporation	100%

Farmington Clinic Company, LLC	LLC	N/A	Farmington Hospital Corporation	100%

4-8

	Type of Equity	Issued and
	Interests;	Outstanding
	Authorized	Interests;
Entity	Interests	Options; Warrants	Owner	Percentage
Farmington Heart & Vascular Center, LLC	LLC	N/A	Farmington Missouri Hospital Company, LLC	100%

Farmington Hospital Corporation	Common	1000 Common	Capella Healthcare, Inc.	100%

Farmington Missouri Hospital Company, LLC	LLC	N/A	Farmington Hospital Corporation	100%

Garland Managed Care Organization, Inc.	Common	500 Common	NPMC Holdings, LLC	100%

Grandview Physician Group, LLC (f/k/a Grandview Cardiology, LLC)	LLC	N/A	SP Acquisition Corp.	100%

Hartselle Physicians, Inc.	Common	1000 Common	Capella Healthcare, Inc.	100%

Hot Springs National Park Hospital Holdings, LLC	LLC	N/A	NPMC Holdings, LLC	94.87%

Jacksonville Medical Professional Services, LLC	LLC	N/A	QHG of Jacksonville, Inc.	100%

Jacksonville Surgical and Medical Affiliates, LLC	LLC	N/A	QHG of Jacksonville, Inc.	100%

Lawton Holdings, LLC	LLC	N/A	Capella Healthcare, Inc.	100%

Mineral Area Pharmacy and Durable Medical Equipment, LLC	LLC	N/A	Farmington Hospital Corporation	100%

Muskogee Holdings, LLC	LLC	N/A	Capella Healthcare, Inc.	100%

Muskogee Medical and Surgical Associates, LLC	LLC	N/A	Muskogee Regional Medical Center, LLC	100%

Muskogee Physician Group, LLC	LLC	N/A	Muskogee Regional Medical Center, LLC	100%

Muskogee Regional Medical Center, LLC	LLC	N/A	Capella Holdings of Oklahoma, LLC	100%

National Healthcare of Cullman, Inc.	Common	1000 Common	Cullman Hospital Corporation	100%

National Healthcare of Decatur, Inc.	Common	1000 Common	Capella Healthcare, Inc.	100%

National Healthcare of Hartselle, Inc.	Common	1000 Common	Capella Healthcare, Inc.	100%

National Park Cardiology Services, LLC	LLC	N/A	NPMC Holdings, LLC	100%

National Park Physician Services, LLC	LLC	N/A	NPMC Holdings, LLC	100%

NPMC Holdings, LLC	LLC	N/A	Capella Healthcare, Inc.	100%

4-9

	Type of Equity	Issued and
	Interests;	Outstanding
	Authorized	Interests;
Entity	Interests	Options; Warrants	Owner	Percentage
NPMC Home Health, LLC	LLC	N/A	NPMC Holdings, LLC	100%

NPMC, LLC	LLC	N/A	NPMC Holdings, LLC	100%

Oregon Healthcorp, LLC	LLC	N/A	Capella Healthcare, Inc.	100%

Parkway Medical Clinic, Inc.	Common	1000 Common	Capella Healthcare, Inc.	100%

Providence MRI Associates, L.L.C.	LLC	N/A	Providence Radiologic Services, L.C.	100%

Providence Radiologic Services, L.C.	LLC	N/A	Muskogee Regional Medical Center, LLC	100%

QHG of Jacksonville, Inc.	Common	1000 Common	Capella Healthcare, Inc.	100%

River Park Hospital, Inc.	Common	8,900 Common	Capella Healthcare, Inc.	100%

River Park Hospital, LLC	LLC	N/A	River Park Hospital, Inc.	100%

River Park Hospitalists, LLC	LLC	N/A	River Park Hospital, Inc.	100%

River Park Physician Group, LLC	LLC	N/A	River Park Hospital, Inc.	100%

Russellville Holdings, LLC	LLC	N/A	St. Mary’s Holdings, LLC	100%

Sequatchie Valley Urology LLC	LLC	N/A	SP Acquisition Corp.	100%

Southwestern Emergency Department Physician Services, LLC	LLC	N/A	Southwestern Medical Center, LLC	100%

Southwestern Medical Center, LLC	LLC	N/A	Lawton Holdings, LLC	100%

Southwestern Neurosurgery Physicians, LLC	LLC	N/A	Southwestern Medical Center, LLC	100%

Southwestern Physician Services, LLC	LLC	N/A	Southwestern Medical Center, LLC	100%

Southwestern Surgical Affiliates LLC	LLC	N/A	Southwestern Medical Center, LLC	100%

SP Acquisition Corp.	Common	1000 Common	Capella Healthcare, Inc.	100%

Sparta Hospital Corporation	Common	1000 Common	Capella Healthcare, Inc.	100%

St. Mary’s Holdings, LLC	LLC	N/A	Capella Healthcare, Inc.	100%

St. Mary’s Physician Services, LLC	LLC	N/A	Russellville Holdings, LLC	100%

St. Mary’s Real Property, LLC	LLC	N/A	Russellville Holdings, LLC	100%

4-10

	Type of Equity	Issued and
	Interests;	Outstanding
	Authorized	Interests;
Entity	Interests	Options; Warrants	Owner	Percentage
Western Washington Healthcare, LLC	LLC	N/A	Columbia Olympia Management, Inc.	100%

White County Community Hospital, LLC	LLC	N/A	Sparta Hospital Corporation	83.8%

White County Physician Services, LLC	Common	1000 Common	White County Community Hospital, LLC	99%

			Sparta Hospital Corporation	1%

Willamette Valley Clinics, LLC	LLC	N/A	Oregon Healthcorp, LLC	100%

Willamette Valley Medical Center, LLC	LLC	N/A	Oregon Healthcorp, LLC	100%

WPC Holdco, LLC	LLC	N/A	Capital Medical Center Holdings, LLC	100%
3.	All agreements binding on holders of Equity Interests of Borrowers and Subsidiaries with respect to such interests are as follows:

None.

4.	In the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination, except:
•	Capella Healthcare, Inc.’s Acquisition by Lease of Muskogee Regional Medical Center from Muskogee Medical Center Authority and the acquisition of certain related subsidiaries, dated April 3, 2007;

•	Capella Healthcare, Inc.’s Acquisition of Ownership Interests of Cullman County Medical Clinic, Inc., Cullman Hospital Corporation, National Healthcare of Decatur, Inc., Parkway Medical Clinic, Inc., National Healthcare of Hartselle, Inc., Hartselle Physicians, Inc., Hot Spring National Park Hospital Holdings, LLC, National Park Physician Services, LLC, Garland Managed Care Organization, Inc., NPMC, LLC, NPMC, Home Health, LLC, Russellville Holdings, LLC, St. Mary’s Real Property, LLC, Farmington Hospital Corporation, Oregon Healthcorp, LLC, Sparta Hospital Corporation, White County Physician Services, Inc., QHG of Jacksonville, Inc., Jacksonville Medical Professional Services, LLC and subsidiaries including National Healthcare of Cullman, Inc., Cullman Surgery Venture Corp., HealthSouth/Woodlands Surgery Center of Cullman, LLC, National Park Real Property, LLC, St. Mary’s Physician

4-11

Services, LLC, Farmington Missouri Hospital Company, LLC, Farmington Clinic Company, LLC and Mineral Area Pharmacy and Durable Medical Equipment, LLC from CHS/Community Health Systems, Inc., dated February 29, 2008;

•	Muskogee Regional Medical Center, LLC’s Acquisition of Membership Interest of Muskogee Imaging, LLC in Providence Radiologic Services, LC to become the 100% owner, dated November 1, 2007;

•	Providence Radiologic Services, LC’s Acquisition of Membership Interest of Muskogee Imaging, LLC in Providence MRI Associates, LLC to become the 100% owner, dated November 1, 2007;

•	River Park Hospital, Inc. Purchase of the Assets of Middle Tennessee Surgical Care from Middle Tennessee Surgical Care, LLC and Progroup G.P., dated December 1, 2006;

•	Capital Medical Center Physician, LLC Acquisition of Olympia Family Medicine from Olympia Family Medicine, Inc. P.S., Michael R. Boyd, M.D., Stephen C. Albrech, M.D., and Laurence C Schadt, M.D. dated December 31, 2008; and

•	Capella Healthcare, Inc.’s Acquisition from HCA, Inc. of SP Acquisition Corp., Columbia Medical Group—South Pittsburg, Inc., Sequatchie Valley Urology, LLC, Grandview Cardiology, LLC, River Park Hospital, Inc., Southwestern Medical Center, LLC, Columbia Capital Medical Center Limited Partnership, Western Washington Healthcare, LLC, North Monroe Professionals Management, LLC and subsidiaries including River Park Hospitalists, LLC, Southwestern Emergency Department Physician Services, LLC, Southwestern Neurosurgery Physicians, LLC and Southwestern Physician Services, LLC dated November 30, 2005.

4-12

SCHEDULE 9.1.11
to
Loan and Security Agreement
PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES
1. PATENTS
None.
2. COPYRIGHTS
None.
3. TRADEMARKS
ARKANSAS STATE REGISTRATIONS
OWNED BY HOT SPRINGS NATIONAL PARK HOSPITAL HOLDINGS, LLC

		Registration
Trademark Name	Application Number	Number	Status	Goods Services
NPMC (and cross design)	800007088	800007088	Registered March 28, 2003	Medical services (Arkansas Class 10)

THE REGIONAL HEART CENTER (and design)	500000777	500000777	Registered January 29, 1998	Medical services (Arkansas Class 44).

11-1

FEDERAL REGISTRATIONS OWNED
BY CAPELLA HEALTHCARE, INC.

Trademark Name	Application Number	Registration Number	Status	Goods Services
CAPELLA HEALTHCARE	78/656,426	3,179,810	Registered December 5, 2006	Healthcare services (Class 44).
FEDERAL REGISTRATIONS OWNED
BY HOT SPRINGS NATIONAL PARK HOSPITAL HOLDINGS, LLC

Trademark Name	Application Number	Registration Number	Status	Goods Services
	74/725,484	2,297,200	Registered December 7, 1999	Healthcare services (Class 42).

NPMC	74/725,483	1,987,274	Registered July 16, 1996	Healthcare services (Class 42).

11-2

FEDERAL REGISTRATIONS OWNED
BY WILLAMETTE VALLEY MEDICAL CENTER, LLC

Trademark Name	Application Number	Registration Number	Status	Goods Services
COMMUNITY RADIOLOGY CENTER	77/152,805	3,314,963	Registered October 16, 2007	Hospitals (Class 44).

McMINNVILLE FIRST MED CLINIC	77/154,170	3,400,934	Registered March 25, 2008	Hospitals (Class 44).

NORTHWEST PHYSICAL MEDICINE	77/299,186	3,444,763	Registered June 10, 2008	Hospitals (Class 44).

WILLAMETTE VALLEY CANCER CENTER	77/152,671	3,361,683	Registered January 1, 2008	Hospitals (Class 44).

WILLAMETTE VALLEY CANCER FOUNDATION	77/152,723	3,314,962	Registered October 16, 2007	Charitable fund raising (Class 36).

WILLAMETTE VALLEY MEDICAL CENTER	77/152,663	3,361,682	Registered January 1, 2008	Hospitals (Class 44).

11-3

4. LICENSES
Borrowers’ and Subsidiaries’ licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):
1. Data Processing Management Services Agreement between HCA Information Technology & Services, Inc. and Capella Healthcare, Inc. dated November 30, 2005.
2. Information Technology Transition Services Agreement between Community Health Systems Professional Services Corporation and Capella Healthcare, Inc.
3. Microsoft Select Agreement for Capella Healthcare.

11-4

SCHEDULE 9.1.14
to
Loan and Security Agreement
ENVIRONMENTAL MATTERS
None.

14-1

SCHEDULE 9.1.15
to
Loan and Security Agreement
RESTRICTIVE AGREEMENTS
Columbia Capital
1. Cash Management and Revolving Credit Loan Agreement dated as of October 1, 2008, by and between Columbia Capital Medical Center Limited Partnership and Capella Healthcare, Inc.
2. Amended and Restated Demand Promissory Note dated October 1, 2008 from Columbia Capital Medical Center Limited Partnership in favor of the Company in the stated principal amount of $10,000,000
3. Security Agreement dated as of October 1, 2008, by and between Columbia Capital Medical Center Limited Partnership and Capella Healthcare, Inc.
4. Amended and Restated Promissory Note dated October 1, 2008 from Columbia Capital Medical Center Limited Partnership in favor of the Company in the stated principal amount of $42,131,605
White County
1. Cash Management and Revolving Credit Loan Agreement dated as of August 31, 2009, by and between White County Community Hospital, LLC and Capella Healthcare, Inc.
2. Demand Promissory Note dated August 31, 2009 from White County Community Hospital, LLC in favor of the Company in the stated principal amount of $10,000,000,
3. Security Agreement dated as of August 31, 2009, by and between White County Community Hospital, LLC and Capella Healthcare, Inc.
4. Promissory Note dated August 31, 2008 from White County Community Hospital, LLC in favor of the Company in the stated principal amount of $4,480,000.

15-1

SCHEDULE 9.1.16
to
Loan and Security Agreement
LITIGATION
1. LITIGATION: None.
2. COMMERCIAL TORT CLAIMS: None.

16-1

SCHEDULE 9.1.18
to
Loan and Security Agreement
PENSION PLAN DISCLOSURES
None.

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SCHEDULE 9.1.20
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Loan and Security Agreement
LABOR CONTRACTS
Borrowers and Subsidiaries are party to the following collective bargaining agreements:

Parties	Type of Agreement	Term of Agreement
Capital Medical Center and United Staff Nurses Union Local 141 UFCW	Collective Bargaining Agreement	November 2007- October 2010

Capital Medical Center and United Service Workers Union Local 21 Collective Bargaining Agreement October 2009	September 2012	Capital Medical Center and United Service Workers Union Local 21 Collective Bargaining Agreement October 2009

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SCHEDULE 10.2.1
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Loan and Security Agreement
EXISTING DEBT
1.	Guaranty by Muskogee Regional Medical Center of approximately $140,000 in loans provided to Muskogee Surgical Investors, LLC by HealthSouth Corporation.
2.	Indebtedness with respect to equipment financings described on Schedule 10.2.2 below.

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SCHEDULE 10.2.2
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Loan and Security Agreement
EXISTING LIENS
Liens evidenced by the filings listed below:

Debtor	Secured Party	Brief Description of Collateral
Capella Healthcare, Inc.	General Electric Company	Specified Philips Medical Equipment located in Cullman, AL

Capella Healthcare, Inc.	General Electric Company	Specified Axis equipment

Capella Healthcare, Inc.	General Electric Company	Specified Lorad equipment

Capella Healthcare, Inc.	General Electric Capital Corporation	Specified Konica Minolta equipment

Capella Healthcare, Inc.	Siemens Financial Services, Inc.	Specified Siemens equipment

Columbia Capital Medical Center Limited Partnership	Capella Healthcare, Inc.	All assets

Columbia Capital Medical Center Limited Partnership	Siemens Financial Services, Inc.	Specified equipment

Columbia Capital Medical Center Limited Partnership	Siemens Financial Services, Inc.	Specified equipment

Farmington Missouri Hospital Company, LLC	General Electric Capital Corporation	Specified GE equipment

Parkway Medical Clinic, Inc.	GE Healthcare	Specified GEHC equipment

River Park Hospital, Inc.	General Electric Capital Corporation	Specified GE equipment

River Park Hospital, Inc.	AGFA Finance Corporation	Specified equipment

River Park Hospital, Inc.	Siemens Healthcare Diagnostics Inc.	Specified equipment located in McMinnville, TN

River Park Hospital, Inc.	Siemens Diagnostics Finance Co LLC	Specified equipment

Russellville Holdings, LLC	Olympus America Inc.	Specified equipment

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Debtor	Secured Party	Brief Description of Collateral
Russellville Holdings, LLC	CIT Technology Financing Services I LLC	Specified equipment

Southwestern Medical Center, LLC	Dade Behring, Inc.	Specified instrument located in Lawton, OK

SP Acquisition Corp.	General Electric Capital Corporation	Specified GE equipment

SP Acquisition Corporation	Dade Behring, Inc.	Specified equipment located in Jasper, TN

Sparta Hospital Corporation	Siemens Diagnostics Finance Co. LLC	Specified equipment located in Sparta, TN

White County Community Hospital, LLC	Capella Healthcare, Inc.	All assets.

White County Community Hospital, LLC	Americorp Financial, LLC	Specified equipment

Willamette Valley Medical Center, LLC	General Electric Capital Corporation	Specified Carinal Alaris equipment

Willamette Valley Medical Center, LLC	Siemens Financial Services, Inc.	Equipment covered under Secured Party Agreement

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SCHEDULE 10.2.5
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Loan and Security Agreement
EXISTING INVESTMENTS
None.

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SCHEDULE 10.2.17
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Loan and Security Agreement
EXISTING AFFILIATE TRANSACTIONS
1.	Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc. and Daniel S. Slipkovich

2.	Amendment No. 1 to Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc., Daniel S. Slipkovich and GTCR Fund VIII, L.P., dated as of May 12, 2006

3.	Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc. and James Thomas Anderson

4.	Amendment No. 1 to Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc., James Thomas Anderson and GTCR Fund VIII, L.P., dated as of May 12, 2006

5.	Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc. and David Andrew Slusser

6.	Amendment No. 1 to Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc. and David Andrew Slusser, dated as of May 12, 2006

7.	Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc. and Michael Wiechart, dated as of May 26, 2009

8.	Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc. and Howard T. Wall, III, dated as of November 7, 2005

9.	Amendment No. 1 to Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc., Howard T. Wall, III and GTCR Fund VIII, L.P., dated as of May 12, 2006

10.	Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc. and Denise Wilder Warren, dated as of October 17, 2005

11.	Amendment No. 1 to Senior Management Agreement by and among Capella Holdings, Inc., Capella Healthcare, Inc., Denise Wilder Warren and GTCR Fund VIII, L.P., dated as of May 12, 2006

12.	Professional Services Agreement, between GTCR Golder Rauner II, LLC and Capella Healthcare, Inc., dated as of May 4, 2005

13.	Amendment No. 1 to Professional Services Agreement between GTCR Golder Rauner II, LLC and Capella Healthcare, Inc., dated as of November 30, 2005

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14.	Senior Management Agreement among Capella Holdings, Inc., Capella Healthcare, Inc. and Steve Brumfield, dated as of February 17, 2006

15.	Senior Management Agreement among Capella Holdings, Inc., Capella Healthcare, Inc. and Robert Wampler, dated as of January 2, 2007.

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